Exhibit 99.F

Quarterly Bulletin December 2019 South African Reserve Bank

Quarterly Bulletin December 2019 No. 294

© South African Reserve Bank All rights reserved. No part of this publication may be reproduced, stored in a retrieval system, or transmitted in any form or by any means, electronic, mechanical, photocopying, recording or otherwise, without fully acknowledging the Quarterly Bulletin of the South African Reserve Bank as the source. The contents of this publication are intended for general information only and are not intended to serve as financial or other advice. While every precaution is taken to ensure the accuracy of information, the South African Reserve Bank shall not be liable to any person for inaccurate information or opinions contained in this publication. Enquiries relating to this Bulletin should be addressed to: Head: Economic Statistics Department South African Reserve Bank P O Box 427 Pretoria 0001 Tel. +27 12 313 3668/3676 http://www.resbank.co.za ISSN 0038-2620 Android IOS Windows Printed by Publishing Section of South African Reserve Bank Quarterly Bulletin December 2019

Contents

Quarterly Economic Review

Introduction 1
International economic developments 4
Domestic economic developments 7
- Domestic output 7
- Real gross domestic expenditure 13
- Gross nominal saving 21
- Employment 24
- Labour cost and productivity 29
- Prices 31

External economic accounts 37
- Current account 37
- Financial account 45
- Foreign-owned assets in South Africa 46
- South African-owned assets abroad 46
- Foreign debt 47
- International investment position 48
- International reserves and liquidity 49
- Exchange rates 50
- Turnover in the South African foreign exchange market 52

Monetary developments, interest rates and financial markets 54
- Money supply 54
- Credit extension 56
- Interest rates and yields 60
- Money market 64
- Bond market 65
- Share market 67
- Market for exchange-traded derivatives 68
- Real estate market 70
- Non-bank financial intermediaries 71
- Flow of funds 72

Public finance 74
- Non-financial public sector borrowing requirement 74
- Budget comparable analysis of national government finance 79

Boxes

Box 1 Methodology underlying the compilation of household saving and net lending/borrowing 21

Box 2 Methodology underlying South Africa's merchandise trade statistics 40

Box 3 Why the acceleration in general loans to households from 2018? 59

Box 4 The *2019 Medium Term Budget Policy Statement* 75

Note on the development of South Africa's integrated economic accounts 85

Note on the recent sharp increase in the unemployment rate 98

Notes to tables 111

Abbreviations 112

Statistical tables

Contents S–0
Statistical tables S–2
Key information S–148

Quarterly Bulletin December 2019 South African Reserve Bank

.·.-: - :-.! - - -' ' I .. r 0, I I . '' . ., ' ; .. , - . . ' ' ·f. ' I I . ., . -' ' / - ' 'lo.,-. ,-' ·o ' .' ' ' . ' _) ' ' .. : -'. ' ' . .. - 0 .. : ----' ' .. .-. •' ' . .) •• -:.'.'.. ',_ ' ·/ - ' '' ' ' -:-.--\ .-I ' ' ' ·-'' . .-I• I• '· ' .''I ·' r : • ·'..,·"" ! :• : ! ,• •: . .' .··-1': ' - ' .. ,. ·-!.. • • ,. ---.,.. _,; .., - I• .'' ( .. /''· 7 .. ,>; . ) . ' -:. ·; .. - ·. ,--. . -·· ·.--· (• -'-.' '< •, .... -. ,._ .,... ' ' '• ' ' ,. -:) I ;; ,. -·-_ , ._ - . .,. --.._ ,. , <,. . ., .. ._. - ·-• , , 'i' -/. 1: ' --\ ... : -'-·- . ·---., '-.,, ·-. ;

Quarterly Economic Review Introduction Global economic growth remained subdued and slowed slightly further to 2.8% in the third quarter of 2019 as economic activity weakened in both the advanced and emerging market economies. Among the advanced economies, output growth decelerated notably in Japan while accelerating slightly in the Euro area, both expanding by less than one per cent. The moderation in the emerging markets was driven mainly by slower growth in Turkey and a likely further contraction in Argentina, while the gradual slowdown in China continued. World trade volumes contracted further, reflecting the slowdown in global economic growth and the impact of the ongoing trade tensions. Global inflation has remained subdued thus far in 2019. In the advanced economies, headline consumer price inflation continued to undershoot most central banks’ inflation targets. Inflationary pressures in the emerging market economies have also remained generally well contained, with only a few exceptions, such as Argentina and Turkey. The price of Brent crude oil receded notably in the three months up to early September 2019 amid concerns about slowing global economic growth. Attacks on Saudi Arabia’s oil facilities in mid-September caused oil prices to temporarily surge by around US$10 per barrel before declining again after production was restored in early October. Real economic growth in South Africa contracted once more by an annualised 0.6% in the third quarter of 2019 after rebounding by a slightly revised 3.2% in the second quarter. The weakness was broad-based as the real gross value added (GVA) by both the primary and the secondary sectors contracted, while output growth slowed markedly in the tertiary sector. Year-on-year growth in real gross domestic product (GDP) slowed markedly to only 0.1% in the third quarter. South Africa’s real GDP growth projections for 2019 have been lowered further in recent months, with estimates by the International Monetary Fund (IMF), National Treasury and the South African Reserve Bank (SARB) currently ranging between 0.5% and 0.7%, all below the 0.8% achieved in 2018. The contraction in the real output of the primary and secondary sectors in the third quarter of 2019 occurred in all of the subsectors. The real GVA by the agricultural sector contracted for a third successive quarter, albeit at a slightly slower pace, and that by the construction sector for a fifth consecutive quarter. The real output of the sector supplying electricity, gas and water was hampered by sluggish economic activity in the electricity-intensive mining and manufacturing sectors as well as the renewed implementation of electricity load shedding in October. Growth in the real GVA by the tertiary sector slowed sharply in the third quarter of 2019 as output increased at a slower pace in the commerce; finance, insurance, real estate and business services; and general government services sectors. In addition, real economic activity in the transport, storage and communication sector contracted for a third successive quarter. Real gross domestic expenditure (GDE) contracted by 3.6% in the third quarter of 2019 after having increased by 9.0% in the previous quarter. The contraction resulted primarily from inventory de-accumulation, while growth in all the components of real gross domestic final demand moderated. Real net exports made the largest positive contribution to growth in real GDP in the third quarter of 2019. Growth in the real final consumption expenditure by households moderated to only 0.2% in the third quarter of 2019. The pace of increase in real spending on services and, in particular, durable goods slowed, while purchases of semi-durable and non-durable goods decreased. This was consistent with the notably slower growth in households’ real disposable income and weaker consumer confidence. Household debt as a percentage of nominal disposable income decreased slightly in the third quarter of 2019. Households’ net wealth also decreased in the third quarter as the market value of assets was impacted by lower domestic share prices, with the FTSE/JSE All-Share 1 Quarterly Bulletin December 2019

Price Index (Alsi) recording its worst third-quarter performance since 2011. Furthermore, the lacklustre growth in nominal residential property prices persisted in the third quarter of 2019, with house prices continuing to decline in real terms. Real gross fixed capital formation expanded for a second consecutive quarter in the third quarter of 2019, driven largely by another sizable increase in capital expenditure by private business enterprises, particularly on machinery and other equipment as well as transport equipment. The increased capital outlays on machinery and equipment resulted from a marked increase in wind-powered generating sets for the ongoing construction of wind farms as well as automatic data-processing machines and units for a new data hub being established in Cape Town. By contrast, real fixed investment by general government decreased further and at a faster pace, while that by public corporations increased marginally following a substantial decrease in the second quarter. South Africa’s official unemployment rate increased marginally further to 29.1% in the third quarter of 2019 – the highest level since the inception of the Quarterly Labour Force Survey (QLFS) in 2008. The number of unemployed South Africans increased to an all-time high of 6.73 million in the third quarter, elevated by further significant increases in the number of job losers as well as long-term unemployed people entering the labour market and actively searching for jobs. The pace of increase in the nominal remuneration per worker in the formal non-agricultural sector accelerated somewhat to 5.6% in the second quarter of 2019, as both private and public sector (excluding temporary election-related jobs) wage growth accelerated. Private sector remuneration growth per worker rebounded from an all-time low in the first quarter, while public sector wage growth was elevated by the low base created a year earlier following the delayed implementation of the annual public sector wage increase. The acceleration in wage growth resulted in a quickening in formal non-agricultural nominal unit labour cost growth in the second quarter of 2019, although it remained within the inflation target range. The average nominal wage settlement rate in collective bargaining agreements decreased further to 6.8% in the first nine months of 2019 – its lowest level since the second quarter of 2007. Domestic inflationary pressures have remained fairly subdued, with headline consumer price inflation remaining at, or below, the 4.5% midpoint of the inflation target range thus far in 2019. Consumer goods price inflation has consistently been below the midpoint and followed the deceleration in producer price inflation over this period, while consumer services price inflation moderated further. Consumer food price inflation has accelerated steadily since April 2019, mainly on account of higher bread and cereals prices. However, domestic grain prices have moved broadly sideways thus far in 2019, resulting in the gradual dissipation of the low base of 2018. Core inflation slowed to 4.0% in September and October 2019, suggesting that underlying inflationary pressures remain well contained within an environment of subdued demand-side pressures. South Africa’s trade balance switched from a deficit in the second quarter of 2019 to a surplus in the third quarter. The turnaround resulted from an increase in the value of net gold and merchandise exports, alongside a contraction in merchandise imports. The value of merchandise exports was boosted by higher manufactured and agricultural exports which outweighed the contraction in non-gold mining exports. The lower value of merchandise imports reflected a sharp decline in the importation of mineral products, weighed down by fewer crude oil imports, while manufactured and agricultural imports increased. The shortfall on the services, income and current transfer account increased in the third quarter of 2019 due to a larger deficit on the income account as gross dividend payments increased markedly. However, the deficit on the current account of the balance of payments as a ratio of GDP narrowed from 4.1% in the second quarter of 2019 to 3.7% in the third quarter, as the switch to a trade surplus outweighed the wider deficit on the services, income and current transfer account. 2 Quarterly Bulletin December 2019

The net inflow of capital on the financial account of the balance of payments increased significantly in the third quarter of 2019. On a net basis, portfolio and, in particular, other investment registered inflows while direct investment, financial derivatives and reserve assets recorded outflows. South Africa’s positive net international investment position decreased notably from the end of March 2019 to the end of June. This reflected an increase in foreign liabilities and a decrease in foreign assets. The increase in the value of both direct and portfolio investment liabilities reflected higher domestic share prices. The market value of South Africa’s foreign assets decreased as direct and portfolio investment as well as reserve assets all decreased while only other investment and financial derivatives increased. The nominal effective exchange rate (NEER) of the rand declined, on balance, by 4.2% in the third quarter of 2019, largely reflecting a notable decline in August amid renewed global trade tensions. Despite adverse domestic idiosyncratic developments, the rand as well as other emerging market currencies was to a large extent influenced by global developments and risk aversion in the third quarter. In late October, the exchange value of the rand depreciated sharply after the release of the 2019 Medium Term Budget Policy Statement (2019 MTBPS), which presented a marked deterioration in South Africa’s fiscal position. This triggered renewed concerns of further credit-rating downgrades as two international rating agencies subsequently revised South Africa’s sovereign rating outlook from stable to negative. However, the exchange value of the rand stabilised towards the end of November. South African government bond yields increased from mid-July 2019 up to the end of November, reflecting continued global trade tensions, notable non-resident net sales of domestic bonds, government’s recapitalisation of Eskom, the depreciation in the exchange value of the rand, the larger government budget deficit, and increased debt levels depicted in the 2019 MTBPS. Growth in the broadly defined money supply (M3) slowed markedly in the third quarter of 2019 following an acceleration in the second quarter in the run-up to the national elections in May. The deceleration in the third quarter was driven by slower growth in the deposit holdings of the corporate sector as both financial and non-financial company deposit growth moderated, while that of households remained range-bound in recent months. Growth in total loans and advances extended by monetary institutions to the domestic private sector accelerated moderately in early 2019 but slowed in subsequent months. The recent moderation reflected slower growth in loans extended to companies while that to households continued its gradual upward trend. The acceleration in credit extension to the household sector reflected a further gradual acceleration in mortgage advances as well as a marked quickening in the extension of general loans. National government’s cash book deficit of R190 billion in the first half of fiscal 2019/20 was R62.1 billion more than in the same period of the previous fiscal year. The larger cash book deficit was brought about by a combination of significantly faster growth in expenditure and notably slower growth in revenue. The revenue shortfall reflected a marked increase in value-added tax (VAT) refunds and generally weak domestic economic activity along with weaker provisional tax payments. Higher government spending resulted mainly from increased transfers and subsidies, higher debt-service costs as well as additional allocations to some state-owned companies (SOCs). The larger cash deficit led to a larger non-financial public sector borrowing requirement in the first half of fiscal 2019/20 as the borrowing requirement of national government in particular increased notably. National government’s total gross loan debt increased significantly from 56.0% of GDP as at 30 September 2018 to 61.5% of GDP a year later, already surpassing the upwardly revised estimate of 60.8% for the end of fiscal 2019/20 in the 2019 MTBPS. 3 Quarterly Bulletin December 2019

International economic developments Global economic growth remained subdued and slowed slightly further from an annualised rate of 2.9% in the second quarter of 2019 to 2.8% in the third quarter. The slowdown reflected weaker economic activity in both advanced and emerging market economies. Among the advanced economies, Hong Kong and Japan underperformed, with the output of the former contracting by as much as 12.1%. The moderation in emerging markets was driven mainly by slower growth in Turkey and a likely further contraction in Argentina. Real global output growth and contributions from advanced and emerging market economies Percentage points Percentage change from quarter to quarter 5 5 owth (right-hand scale) 4 4 3 3 2 2 1 1 0 0 2014 2015 2016 2017 2018 2019 Seasonally adjusted annualised rates Sources: Barclays, Bloomberg, Haver Analytics, IMF, JPMorgan and SARB Real output growth in the United States (US) accelerated moderately from 2.0% in the second quarter of 2019 to 2.1% in the third quarter, reflecting an increase in private inventory investment, exports and residential fixed investment. Real output growth in selected advanced economies Quarter-to-quarter percentage change at seasonally adjusted annualised rates 2017 2018 2019 Country/region Q4 Year* Q1 Q2 Q3 Q4 Year* Q1 Q2 Q3 United States................. Japan ............................ Hong Kong.................... Euro area....................... United Kingdom ............ Canada ......................... Australia ........................ New Zealand ................. Advanced economies... 3.5 1.2 4.4 3.2 1.6 1.8 1.9 3.5 2.7 2.4 1.9 3.8 2.5 1.9 3.2 2.5 3.1 2.5 2.6 -0.6 7.8 1.1 0.2 2.2 3.8 2.1 1.9 3.5 2.2 -1.2 1.5 2.1 1.6 2.9 3.7 2.4 2.9 -2.0 0.4 0.8 2.5 2.5 1.2 1.4 1.5 1.1 1.5 -1.9 1.4 1.3 1.0 0.6 2.6 1.4 2.9 0.8 3.0 1.9 1.4 2.0 2.7 2.8 2.3 3.1 2.0 5.3 1.7 2.3 0.8 2.1 2.4 2.2 2.0 1.8 -1.9 0.8 -0.9 3.5 2.5 2.1 1.6 2.1 0.2 -12.1 0.9 1.2 1.3 1.8 2.8 1.3 * Percentage change over one year Underlined numbers indicate projections. Sources: Bloomberg, Haver Analytics, IMF, JPMorgan and SARB 4 Quarterly Bulletin December 2019 Advanced ec Emerging ma Global gr onomies rket economies

In the euro area, economic growth accelerated marginally to 0.9% in the third quarter of 2019 from 0.8% in the preceding quarter. The German economy avoided a technical recession with growth picking up to 0.3% from a contraction of 1.0% in the previous quarter. The German economy has been negatively impacted by slowing global demand, in part related to international trade tensions.

Real output growth in the United Kingdom (UK) accelerated to 1.2% in the third quarter of 2019 following an unexpected contraction in the second quarter. The turnaround was mainly due to higher exports, which surged by 5.7%. However, the UK economy continued to experience widespread weakness as inventories, imports and gross fixed capital formation all contributed negatively to output growth.

Japanese real output growth decelerated significantly from 1.8% in the second quarter of 2019 to only 0.2% in the third quarter, largely due to negative contributions from inventories and net exports. However, domestic demand remained relatively firm in the third quarter due to the frontloading of purchases ahead of the introduction of the consumption tax increase in the fourth quarter.

Real economic growth in the emerging markets decelerated marginally to 4.1% in the third quarter of 2019 from 4.2% in the second quarter, largely due to slower growth in emerging Europe and Latin America. Growth in emerging Europe moderated slightly to 4.0% in the third quarter following a rebound in the previous quarter. The slowdown was mainly driven by weaker activity in Turkey, where real output growth decelerated sharply from 4.0% in the second quarter to 1.7% in the third quarter. By contrast, growth in Russia's real gross domestic product (GDP) accelerated somewhat from 4.4% in the second quarter to 4.9% in the third quarter.

Real output growth in selected emerging market economies

Quarter-to-quarter percentage change at seasonally adjusted annualised rates

	2017		2018					2019		
Country/region	Q4	Year*	Q1	Q2	Q3	Q4	Year*	Q1	Q2	Q3
China	6.5	6.8	6.9	6.5	6.1	6.1	6.6	6.9	5.5	5.4
India	8.6	7.2	7.6	6.0	6.1	6.9	6.8	4.1	2.9	4.5
Indonesia	5.3	5.1	4.7	5.8	4.9	5.3	5.2	4.4	5.7	4.8
Emerging Asia	**6.7**	**6.6**	**6.8**	**6.1**	**5.8**	**6.2**	**6.4**	**5.8**	**4.7**	**4.9**
Russia	-2.5	1.6	6.7	3.3	1.3	0.4	2.3	-2.8	4.4	4.9
Turkey	10.1	7.5	4.8	-0.3	-5.4	-10.0	2.8	7.0	4.0	1.7
Poland	6.1	4.9	5.3	5.3	5.3	1.6	5.1	6.1	3.2	5.3
Emerging Europe	**2.7**	**4.0**	**5.6**	**2.8**	**0.6**	**-1.9**	**3.3**	**1.7**	**4.1**	**4.0**
Brazil	1.3	1.3	2.6	-0.1	2.1	0.4	1.3	0.0	1.9	2.5
Mexico	4.4	2.1	5.5	-0.9	1.5	-0.3	2.1	-0.4	-0.2	0.1
Argentina	3.7	2.7	0.0	-18.7	-0.6	-4.9	-2.5	-0.1	-1.3	-5.9
Latin America	**2.6**	**2.0**	**3.5**	**-1.2**	**1.2**	**0.4**	**1.8**	**0.0**	**1.4**	**0.9**
Emerging economies	**5.4**	**4.9**	**6.0**	**4.5**	**4.3**	**4.1**	**4.7**	**4.3**	**4.2**	**4.1**

* Percentage change over one year
Underlined numbers indicate projections.

Sources: Barclays, Bloomberg, Haver Analytics, IMF, JPMorgan and SARB

Quarterly Bulletin December 2019 South African Reserve Bank 5

In Latin America, real economic growth decelerated to 0.9% in the third quarter of 2019 from 1.4% in the second quarter. The slowdown was largely due to an expected sharp contraction of 5.9% in Argentina. By contrast, growth in Brazil accelerated from 1.9% in the second quarter to 2.5% in the third quarter. Real output growth across emerging Asia accelerated from 4.7% in the second quarter of 2019 to 4.9% in the third quarter. The improvement was largely due to a rebound in the Indian economy, as output expanded by 4.5% in the third quarter. In comparison, Chinese economic growth decelerated modestly further to 5.4% in the third quarter, reflecting continued pressure from weak domestic expenditure as well as trade tensions. Global inflation has remained subdued. In advanced economies, headline consumer price inflation has continued to undershoot most central banks’ inflation targets. Inflationary pressures in emerging market economies have generally remained well contained, with only a few exceptions, including Argentina and Turkey, where inflation is running in double digits. World trade volumes (using world exports as a proxy) contracted at a year-on-year rate (three-month moving average) of 1.0% in September 2019, reflecting the ongoing trade tensions. Export volumes in emerging markets fell even more (1.8%) over this period, mainly due to lower exports from Africa and the Middle East, China as well as the rest of emerging Asia. Meanwhile, exports from advanced economies contracted by a lesser 0.4% in September, largely due to lower exports from the euro area. After contracting for five consecutive months, US exports remained unchanged in September. The international prices of metals and minerals as well as agricultural products decreased modestly in the third quarter of 2019 while the decline in energy prices was more pronounced. The price of Brent crude oil fell from a high of US$74 per barrel in May 2019 to a trough of US$59 per barrel in early September amid concerns about slowing global economic growth. In mid-September, attacks on Saudi Arabia’s oil facilities caused oil prices to surge by around US$10 per barrel, but production was restored in early October, allowing prices to decline to levels prevailing before the attack. Oil prices have since trended somewhat higher, reaching US$61 per barrel in early December. International commodity prices in US dollars Index: 2010 = 100 150 130 110 90 70 50 30 2013 2014 2015 2016 2017 2018 2019 Sources: World Bank and SARB The international prices of agricultural products, in US dollar terms, decreased marginally by 1.9% in the third quarter of 2019 amid lower maize and wheat prices. Metals and minerals prices decreased by 1.8% over the same period due to pronounced declines in zinc and tin prices. 6 Quarterly Bulletin December 2019 Agriculture Metals and minerals Energy

Domestic economic developments

Domestic output[1]

Real *gross domestic product* (GDP) in South Africa contracted by an annualised 0.6% in the third quarter of 2019, after rebounding by a slightly revised 3.2% in the second quarter. The real gross value added (GVA) by both the primary and the secondary sectors contracted anew in the third quarter of 2019, while output growth slowed in the tertiary sector. Year-on-year growth in real GDP slowed notably from 0.9% in the second quarter of 2019 to 0.1% in the third quarter, with the average level of real output only 0.3% higher in the first three quarters of 2019 than in the corresponding period in 2018.

1 The quarter-to-quarter growth rates referred to in this section are based on seasonally adjusted data and are annualised.

Real gross domestic product

Quarter-to-quarter percentage change at seasonally adjusted annualised rates

Sector	2018					2019		
	Q1	Q2	Q3	Q4	Year*	Q1	Q2	Q3
Primary sector	-16.4	-7.3	-4.0	-1.1	-2.5	-12.3	11.9	-5.5
Agriculture	-33.7	-42.3	13.7	7.9	-4.8	-16.8	-4.2	-3.6
Mining	-9.1	8.1	-8.9	-3.8	-1.7	-10.8	17.4	-6.1
Secondary sector	-6.2	1.3	4.9	3.0	0.5	-7.4	1.5	-3.8
Manufacturing	-8.4	1.4	7.5	4.5	1.0	-8.8	2.1	-3.9
Tertiary sector	0.4	-0.1	2.9	1.7	1.3	-0.4	2.9	0.9
*Non-primary sector***	*-1.1*	*0.2*	*3.3*	*2.0*	*1.1*	*-2.0*	*2.6*	*-0.1*
*Non-agricultural sector****	*-1.8*	*0.8*	*2.2*	*1.5*	*0.9*	*-2.7*	*3.7*	*-0.6*
Total	**-2.7**	**-0.5**	**2.6**	**1.4**	**0.8**	**-3.1**	**3.2**	**-0.6**

* Percentage change over one year
** The non-primary sector is total GVA excluding agriculture and mining.
*** The non-agricultural sector is total GVA excluding agriculture.

Source: Stats SA

South Africa's economic growth projection for 2019 was lowered to 0.7% in the International Monetary Fund's (IMF) *World Economic Outlook (WEO)* in October. This growth rate was slightly higher than the estimate of 0.5% by National Treasury in the *2019 Medium Term Budget Policy Statement (2019 MTBPS).* In November 2019, the South African Reserve Bank (SARB) also revised its growth projection for real GDP for 2019 lower to 0.5%. All of these projections are lower than the actual outcome of real GDP growth of 0.8% in 2018.

When excluding the contribution of the generally more volatile primary sector, real output decreased by 0.1% in the third quarter of 2019, compared with a revised increase of 2.6% in the previous quarter.

Quarterly Bulletin December 2019 South African Reserve Bank 7

Real gross domestic product Percentage change from quarter to quarter 5 4 3 2 1 0 -1 -2 -3 -4 2014 2015 2016 2017 2018 2019 Source: Stats SA The real GVA by the primary sector contracted by 5.5% in the third quarter of 2019 after expanding by 11.9% in the second quarter as real output in both the agricultural and mining sectors decreased. Contributions to growth in real gross domestic product Primary sector Agriculture, forestry and fishing Mining and quarrying Secondary sector Manufacturing Electricity, gas and water Construction Tertiary sector Wholesale and retail trade, catering and accommodation Transport, storage and communication Finance, insurance, real estate and business services General government services Net taxes and subsidies on products -1.0 -0.5 0.0 0.5 1.0 1.5 2.0 2.5 Percentage points Source: Stats SA 8 Quarterly Bulletin December 2019 1.1 -0.5 -0.1 -0.1 1.2 -0.5 0.3 -0.7 0.3 -0.5 0.1 -0.1 0.0 -0.1 1.8 0.6 0.5 0.4 0.0 Second quarter 2019 Third quarter 2019 -0.5 0.9 0.3 0.5 0.4 0.0 0.1 Total Non-primary Seasonally adjusted and annualised

The real output of the *agricultural sector* shrank further in the third quarter of 2019 but at a slightly slower pace of 3.6%. This reflected lower field crop production, while the production of both horticultural and animal products increased slightly. The average level of real agricultural output was 9.1% lower in the first three quarters of 2019 than in the corresponding period of 2018.

Commercial maize crop estimates

	Area planted (million hectares)
2018/19: final estimate	2.3
2019/20: intention to plant	2.5

Source: Crop Estimates Committee of the Department of Agriculture, Forestry and Fisheries

The expected commercial maize crop of 11.2 million tons for the 2018/19 production season exceeds the estimated annual domestic consumption of about 10.8 million tons by a fair margin. Encouragingly, the area intended to be planted in the 2019/20 season is about 9% more than the previous season's final area planted.

Commercial maize crop


Area planted
Million hectares
5.0
4.5
4.0
3.5
3.0
2.5
2.0
1.5
1.0
0.5
0
1970
78
86
94
2002
10
2019
Production
Million tons
18
16
14
12
10
8
6
4
2
0
1970
78
86
94
2002
10
2019
Average 1970–1990
Average 2015–2018

Calendar-year data, e.g. production season 2018/19 = 2019

Sources: Crop Estimates Committee of the Department of Agriculture, Forestry and Fisheries, and SAGIS

South Africa's maize industry has become much more productive over the past number of decades due to technological improvements in both the mechanical and biological area as well as improved farming skills. The average maize area planted almost halved from 4.2 million hectares between 1970 and 1990 to 2.4 million hectares between 2015 and 2018. However, the maize harvest increased to an average of about 12 million tons per annum from 8.4 million tons over the same period.

Quarterly Bulletin December 2019 South African Reserve Bank 9

Real gross domestic product Average level of the first three quarters of 2019 compared with the same period of 2018 Primary sector Agriculture, forestry and fishing Mining and quarrying Secondary sector Manufacturing Electricity, gas and water Construction Tertiary sector Wholesale and retail trade, catering and accommodation Transport, storage and communication Finance, insurance, real estate and business services General government services Total -10 -8 -6 -4 -2 0 2 4 Percentage change Seasonally adjusted and annualised Source: Stats SA The real GVA by the mining sector contracted by 6.1% in the third quarter of 2019 after having expanded by a revised 17.4% in the second quarter. Mining output subtracted 0.5 percentage points from real GDP growth in the third quarter, with platinum group metals (PGMs), iron ore, coal and other metallic minerals contributing the most to the decline. These declines were partially offset by increased production of gold, other non-metallic minerals and diamonds. The further pickup in gold production reflected the normalisation of operations following the end of the prolonged industrial action at a large gold mine. Activity in the mining sector was impeded by rising operating costs, in particular labour and electricity. Slowing global economic growth and declines in some commodity prices further constrained activity levels. The average level of real mining output in the first nine months of 2019 was 2.2% lower than in the corresponding period of 2018. Prospects for growth in mining output remain bleak given inconsistent electricity supply and expectations of a further moderation in global economic growth. Encouragingly, the protracted wage negotiations in the platinum sector have recently been concluded, with a three-year agreement having been reached without any industrial action. 10 Quarterly Bulletin December 2019 -4.0 -9.1 -2.2 -0.8 -0.1 -1.4 -2.6 1.4 0.1 0.8 2.6 1.5 0.3

Real gross value added by the mining sector Percentage change from quarter to quarter 20 10 0 -10 -20 -30 Physical volume of mining production: selected subsectors Index: first quarter of 2014 = 100 160 140 metals 120 100 80 Iron ore 60 40 2014 Source: Stats SA 2015 2016 2017 2018 2019 Real GVA by the secondary sector contracted by 3.8% in the third quarter of 2019 following an increase of 1.5% in the second quarter. The real output of all the secondary sectors – manufacturing, construction as well as electricity, gas and water – decreased in the third quarter. Contributions to growth in the real gross value added by the secondary sector Percentage points Percentage change from quarter to quarter 8 8 6 6 4 4 2 2 0 0 -2 -2 -4 -4 -6 -6 -8 -8 2014 Source: Stats SA 2015 2016 2017 2018 2019 11 Quarterly Bulletin December 2019 ConstructionElectricity, gas and water ManufacturingSecondary sector (right-hand scale) Seasonally adjusted and annualised Platinum group Coal Seasonally adjustedCopper Seasonally adjusted and annualised

The real output of the manufacturing sector decreased by 3.9% in the third quarter of 2019 and subtracted 0.5 percentage points from overall GDP growth as weak domestic demand, low business confidence and the slowdown in global manufacturing output suppressed activity. Durable goods production receded as activity shrank in all subsectors except for motor vehicles, parts and accessories and other transport equipment as well as furniture. Lower production of petroleum, chemical, rubber and plastic products as well as wood and wood products, paper, publishing and printing weighed on the manufacturing of non-durable goods. The average level of real manufacturing output essentially remained unchanged in the first three quarters of 2019 compared with that in the corresponding period of 2018. The seasonally adjusted utilisation of production capacity decreased notably from 81.7% in February 2019 to 80.4% in August, with insufficient demand the primary reason for under-utilisation. Real gross value added by the manufacturing sector Percentage change from quarter to quarter 10 5 0 -5 -10 2014 2015 2016 2017 2018 2019 Source: Stats SA Following an increase of 3.2% in the second quarter of 2019, real economic activity in the sector supplying electricity, gas and water contracted by 4.9% in the third quarter, subtracting 0.1 percentage points from overall GDP growth. Sluggish economic activity, particularly in the electricity-intensive mining and manufacturing sectors, contributed to the reduction in real output. The renewed implementation of electricity load shedding in October further aggravated the situation. Eskom experienced delays in the return to service of units that were on planned maintenance, while additional generation capacity at the Medupi Power Station was lost due to the failure of a coal-supplying conveyor belt. Limited diesel supplies also reduced the generation capacity of the utility. As a consequence, the average level of real output in the electricity, gas and water sector in the first three quarters of 2019 was 1.4% lower than in the corresponding period of 2018. The real GVA by the construction sector receded by 2.7% in the third quarter of 2019 – the fifth consecutive quarterly contraction. Activity levels declined in both the residential and non-residential building sector, while civil construction works also tapered off further. Growth in the real GVA by the tertiary sector slowed to 0.9% in the third quarter of 2019 from a revised 2.9% in the second quarter. Activity in the commerce; finance, insurance, real estate and business services; and general government services sectors moderated, while that in the transport, storage and communication sector contracted over the period. 12 Quarterly Bulletin December 2019 Seasonally adjusted and annualised

Real value added by the tertiary sector Index: first quarter of 2014 = 100 114 112 Transport, storage and communication General government services Wholesale and retail trade, catering and accommodation 110 108 106 104 102 100 98 2014 2015 2016 2017 2018 2019 Source: Stats SA In line with the marked deterioration in consumer confidence, growth in the real GVA by the commerce sector moderated to 2.6% in the third quarter of 2019 from a slightly revised 3.4% in the second quarter, contributing 0.4 percentage points to growth in overall real GDP. Strong growth in real wholesale trade was underpinned by improved sales of machinery and equipment; food, beverages and tobacco as well as solid, liquid and gaseous fuels. Growth in retail trade activity remained muted, reflecting weak consumer demand. In addition, the real GVA by the motor trade subsector increased at a slower pace, supported by a slight increase in new vehicle sales. Activity in the catering and accommodation services subsector was boosted by an increase in tourism. The real GVA by the transport, storage and communication sector decreased notably further by 5.4% in the third quarter of 2019, marking the third consecutive quarterly contraction. This reflected weaker activity in both land transportation and transport support services. Real output growth in the telecommunications subsector maintained its upward momentum in the third quarter. The real output of the finance, insurance, real estate and business services sector increased by 1.6% in the third quarter of 2019, following a more meaningful increase of 4.1% in the preceding quarter. Within the finance and insurance subsector, activity in the equity market gathered further pace while financial intermediation by the banking sector decreased. Economic activity also increased in the real estate and business services subsectors. The level of real output in this sector was 2.6% higher in the first nine months of 2019 compared with the same period of 2018. Growth in the real GVA by the general government services sector slowed from 3.2% in the second quarter of 2019 to 2.4% in the third quarter. The expansion in the third quarter reflects an increase in the number of employees in provincial government and at higher education institutions. Real gross domestic expenditure2 Real gross domestic expenditure (GDE) contracted by 3.6% in the third quarter of 2019, after having increased by as much as 9.0% in the second quarter. Growth in all components of real gross domestic final demand moderated alongside a decrease in inventory holdings. The average level of real GDE was 0.7% higher in the first three quarters of 2019 compared with the corresponding period of 2018. 2The quarter-to-quarter growth rates referred to in this section are based on seasonally adjusted data and are annualised. 13 Quarterly Bulletin December 2019 Finance, insurance, real estate and business services Total Seasonally adjusted

Real gross domestic expenditure Percentage change from quarter to quarter 10 5 0 -5 -10 Components of real gross domestic final demand Index: first quarter of 2014 = 100 110 105 100 95 2014 2015 2016 2017 2018 2019 Sources: Stats SA and SARB Real gross domestic expenditure Quarter-to-quarter percentage change at seasonally adjusted annualised rates 2018 2019 Component Q1 Q2 Q3 Q4 Year1 Q1 Q2 Q3 Final consumption expenditure Households..................................... General government........................ Gross fixed capital formation .............. Domestic final demand2 .................... Change in inventories (R billions)3 ....... Residual4 ............................................ Gross domestic expenditure5 ............ 1.1 4.6 -9.3 -0.3 13.1 0.0 1.2 0.1 2.1 -3.8 -0.2 4.6 0.0 -1.4 0.6 0.4 -0.7 0.3 14.5 0.1 2.1 3.2 0.6 -2.5 1.6 -53.9 0.0 -7.0 1.8 1.9 -1.4 1.2 -5.4 0.0 1.0 -0.6 2.0 -4.1 -0.7 -13.7 0.1 4.8 2.6 2.8 5.8 3.2 27.4 0.2 9.0 0.2 1.3 4.5 1.2 -9.5 0.1 -3.6 1 2 3 4 5 Percentage change over one year Comprises final consumption expenditure by households and general government as well as gross fixed capital formation At constant 2010 prices The residual as a percentage of GDP Including the residual Sources: Stats SA and SARB Net exports made the largest contribution to growth in real GDP in the third quarter of 2019 at 3.2 percentage points. Real gross fixed capital formation and final consumption expenditure by general government contributed a further 0.9 and 0.3 percentage points respectively. By contrast, the change in real inventory holdings subtracted 4.7 percentage points from overall economic growth over the period. 14 Quarterly Bulletin December 2019 Households General government Fixed capital formation Seasonally adjusted Seasonally adjusted and annualised

Contributions of expenditure components to growth in real gross domestic product

Percentage points

Component	2018					2019		
	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3
Final consumption expenditure								
Households	0.7	0.1	0.3	2.0	1.1	-0.4	1.6	0.1
General government	0.9	0.4	0.1	0.1	0.4	0.4	0.6	0.3
Gross fixed capital formation	-1.9	-0.8	-0.1	-0.5	-0.3	-0.8	1.1	0.9
Change in inventories	1.5	-1.1	1.3	-8.7	-0.3	5.0	5.3	-4.7
Residual	0.0	0.0	0.5	-0.2	0.1	0.3	0.3	-0.3
Gross domestic expenditure	**1.2**	**-1.4**	**2.1**	**-7.3**	**1.0**	**4.6**	**8.9**	**-3.7**
Net exports	-3.9	0.9	0.5	8.7	-0.2	-7.7	-5.7	3.2
Gross domestic product	**-2.7**	**-0.5**	**2.6**	**1.4**	**0.8**	**-3.1**	**3.2**	**-0.6**

Components may not add up to totals due to rounding off.

Sources: Stats SA and SARB

Real *exports* of goods and services increased by 0.9% (not annualised) in the third quarter of 2019, following a contraction of 0.4% in the second quarter. An increase in foreign demand for vehicles and transport equipment as well as machinery and electrical equipment boosted manufacturing exports, while vegetable products contributed to a substantial rise in agricultural exports. The decrease in overall mining exports reflected lower export volumes of mineral products and base metal articles.

Real exports and imports of goods and services

Quarter-to-quarter percentage change*

Component	2019					
	Exports			Imports		
	Percentage of total**	Q2***	Q3***	Percentage of total**	Q2***	Q3***
Total	**100.0**	**-0.4**	**0.9**	**100.0**	**4.3**	**-1.8**
Mining	**46.8**	**-3.0**	**-2.6**	**20.5**	**4.9**	**-14.1**
Of which:						
Mineral products	18.9	-0.2	-4.3	15.0	7.7	-18.1
Precious metals, including gold, platinum group metals and stones	16.4	-12.2	7.2	1.3	-22.3	0.5
Base metals and articles	11.6	2.4	-9.2	4.2	3.3	-3.3
Manufacturing	**32.7**	**2.4**	**3.3**	**62.4**	**4.1**	**2.3**
Of which:						
Vehicles and transport equipment	10.5	9.4	6.5	12.4	-4.0	7.7
Machinery and electrical equipment	6.7	-0.7	4.2	24.8	7.8	3.6
Chemical products	5.3	-3.8	3.2	9.2	7.0	-1.9
Prepared foodstuffs, beverages and tobacco	3.6	2.4	-0.4	2.5	13.1	-3.1
Agriculture	**5.7**	**-4.7**	**17.3**	**3.6**	**14.2**	**1.1**
Of which:						
Vegetable products	4.4	-9.2	27.9	1.4	31.8	8.0
Services	**13.8**	**1.4**	**-0.3**	**12.6**	**1.5**	**-2.9**

* Based on seasonally adjusted and annualised data
** Expressed as a percentage of the total in 2018
*** Not annualised
Components may not add up to totals due to rounding off and the exclusion of unclassified items.

Sources: SARS, Stats SA and SARB

Quarterly Bulletin December 2019 South African Reserve Bank 15

The real *imports* of goods and services receded by 1.8% in the third quarter, following an increase in the second quarter of 2019. The contraction was driven by lower volumes of mining imports, mainly mineral products as well as base metals and articles thereof. Strong growth in the imports of vehicles and transport equipment as well as machinery and electrical equipment outweighed lower import volumes of chemical products as well as prepared foodstuffs, beverages and tobacco. The real value of agricultural imports rose marginally due to an increase in domestic demand for imported vegetable products.

Contributions of real exports and imports, and net exports of goods and services to growth in real gross domestic product

Percentage points

Component	2019					
	Exports		Imports*		Net exports	
	Q2	Q3	Q2	Q3	Q2	Q3
Total	**-0.5**	**1.0**	**5.3**	**-2.2**	**-5.7**	**3.2**
Mining	**-1.6**	**-1.3**	**1.2**	**-3.6**	**-2.8**	**2.3**
Of which:						
Mineral products	-0.1	-1.0	1.4	-3.4	-1.4	2.4
Precious metals, including gold, platinum group metals and stones	-1.9	0.9	-0.3	0.0	-1.8	0.9
Base metals and articles	0.3	-1.2	0.2	-0.2	0.1	-1.1
Manufacturing	**1.0**	**1.3**	**3.2**	**1.8**	**-2.3**	**-0.5**
Of which:						
Vehicles and transport equipment	1.3	0.9	-0.7	1.2	1.9	-0.3
Machinery and electrical equipment	-0.1	0.3	2.4	1.2	-2.4	-0.8
Chemical products	-0.2	0.2	0.8	-0.2	-1.0	0.4
Prepared foodstuffs, beverages and tobacco	0.1	0.0	0.4	-0.1	-0.3	1.0
Agriculture	**-0.3**	**1.0**	**0.6**	**0.0**	**-0.9**	**1.0**
Of which:						
Vegetable products	-0.4	1.2	0.5	0.2	-0.9	1.1
Services	**0.2**	**-0.1**	**0.2**	**-0.4**	**0.0**	**0.3**

* A positive contribution by imports subtracts from growth and a negative contribution adds to growth.
Components may not add up to totals due to rounding off and the exclusion of unclassified items.

Sources: SARS, Stats SA and SARB

Real *net exports* contributed 3.2 percentage points to real GDP growth in the third quarter of 2019 as the net exports of mining and agricultural products added 2.3 and 1.0 percentage points respectively. Within mining, the real net exports of mineral products contributed the most, at 2.4 percentage points. By contrast, real net manufacturing exports subtracted 0.5 percentage points from growth in real GDP, mainly due to reduced net exports of vehicles and transport equipment as well as machinery and electrical equipment.

Growth in the real *final consumption expenditure by households* moderated from 2.6% in the second quarter of 2019 to only 0.2% in the third quarter. Consistent with notably slower growth in households' real disposable income and weaker consumer confidence, the pace of increase in real spending on services and in particular durable goods slowed while less semi-durable and non-durable goods were purchased. The average level of real final consumption expenditure by households in the first three quarters of 2019 was only 1.1% higher than in the corresponding period of 2018 in an environment of slow economic growth, higher fuel prices and rising unemployment.

16

South African Reserve Bank Quarterly Bulletin December 2019

Real final consumption expenditure by households Quarter-to-quarter percentage change at seasonally adjusted annualised rates 2018 2019 Category Q1 Q2 Q3 Q4 Year* Q1 Q2 Q3 Durable goods.................. Semi-durable goods ......... Non-durable goods .......... Services ........................... Total ................................. 2.8 -13.1 0.6 4.8 1.1 -3.7 1.2 -1.8 2.4 0.1 -3.7 9.0 2.7 -2.0 0.6 7.7 8.7 3.0 1.1 3.2 4.5 3.0 0.8 1.9 1.8 -6.7 -10.5 0.3 2.5 -0.6 9.0 4.2 2.2 1.2 2.6 2.1 -1.3 -0.3 0.5 0.2 * Percentage change over one year Source: Stats SA Growth in real consumer outlays on durable goods moderated to 2.1% in the third quarter of 2019, following strong growth of 9.0% in the previous quarter. Real expenditure on computers and related equipment decreased notably, while that on personal transport equipment, furniture and household appliances, and recreational and entertainment goods increased at a slower pace. The rate of increase in real spending on motor vehicles, the main contributor to the transport equipment category, slowed from 9.1% in the second quarter of 2019 to 4.2% in the third quarter. Real final consumption expenditure by households on durable goods Index: first quarter of 2014 = 100 175 160 Furniture, households appliances etc. Other durable goods Total 145 Personal transport equipment 130 115 100 85 70 2014 2015 2016 2017 2018 2019 Source: Stats SA Real household spending on semi-durable goods lost momentum and contracted by 1.3% in the third quarter of 2019, following an increase of 4.2% in the second quarter. A contraction in spending on clothing and footwear; motorcar tyres, parts and accessories; and household textiles, furnishings and glassware marginally outweighed the increased expenditure on recreational and entertainment goods as well as miscellaneous goods. Consumption expenditure on non-durable goods decreased marginally by 0.3% in the third quarter of 2019 after increasing by 2.2% in the previous quarter. Real outlays on food, beverages and tobacco, which represent the bulk of this category, rose at a slower pace. Conversely, spending on household fuel, power and water; petroleum products; household consumer goods; and recreational and entertainment goods contracted over the period. 17 Quarterly Bulletin December 2019 Recreational and entertainment goods Computers and related equipment Seasonally adjusted

Real household consumption expenditure on *services* increased by 0.5% in the third quarter of 2019 following an increase of 1.2% in the second quarter. Growth in consumer spending on household services as well as recreational, entertainment and educational services accelerated slightly. However, real spending on other services subcategories, including rent, medical services, and miscellaneous services increased at a slower pace, while that on transport and communication services decreased.

Household debt increased at a slower pace in the third quarter of 2019, consistent with the modest increase in nominal spending. The pace of increase in overdrafts, credit cards as well as leasing finance and instalment sale loans moderated, while that in mortgage advances accelerated over the period. Household debt as a percentage of nominal disposable income decreased slightly to 72.6% in the third quarter of 2019 from 72.7% in the second quarter, as the quarter-to-quarter increase in nominal disposable income marginally exceeded that in household debt. On balance, households' cost of servicing debt relative to disposable income decreased slightly to 9.4% in the third quarter of 2019 from 9.5% in the second quarter, following the 25 basis points reduction in the prime lending rate in July 2019 and the slower growth in household indebtedness in the third quarter.

Household debt and debt-service cost as a ratio of disposable income


Per cent
80
78
76
74
72
70
10.0
9.8
9.6
9.4
9.2
9.0
8.8
8.6
8.4
8.2
Debt-service cost (right-hand scale)
Debt
Seasonally adjusted
2014
2015
2016
2017
2018
2019

Source: SARB

Households' net wealth decreased in the third quarter of 2019 as lower share prices impacted the value of equity holdings while liabilities increased at a slower pace. Consequently, the ratio of net wealth to nominal disposable income edged lower to 361.0% in the third quarter of 2019 from 367.2% in the second quarter.

Growth in real *final consumption expenditure by general government* moderated from 2.8% in the second quarter of 2019 to 1.3% in the third quarter as growth in both the real compensation of employees and non-wage goods and services decelerated. The slowdown was in line with government's effort to contain expenditure which remains constrained by limited fiscal space and the high public sector wage bill. The level of real spending by general government in the first three quarters of 2019 was 1.5% higher than in the corresponding period of 2018.

18

South African Reserve Bank Quarterly Bulletin December 2019

Nominal final consumption expenditure by general government



Percentage of gross domestic product
22.0
21.5
21.0
20.5
20.0
19.5
19.0
15.0
14.5
14.0
13.5
13.0
12.5
12.0
Total
Henderson moving average
Long-term average consumption
Compensation of employees (right-hand scale)
Henderson moving average (right-hand scale)
Seasonally adjusted
2010 2011 2012 2013 2014 2015 2016 2017 2018 2019

Source: Stats SA

Nominal final consumption expenditure by general government as a ratio of nominal GDP trended higher from 2010 and has exceeded the long-term average[3] of 20.6% since the third quarter of 2015. The upward trend was mainly driven by the compensation of employees, which constitute approximately 66% of government's nominal final consumption expenditure.

3 This is the average from the first quarter of 2010 to the third quarter of 2019.

Real *gross fixed capital formation* expanded by 4.5% in the third quarter of 2019 after increasing by 5.8% in the second quarter. Capital outlays by private business enterprises expanded further, while that by public corporations increased marginally following a substantial decrease in the previous quarter. By contrast, real fixed investment by general government decreased further in the third quarter.

Real gross fixed capital formation

Quarter-to-quarter percentage change at seasonally adjusted annualised rates

Sector	2018					2019		
	Q1	Q2	Q3	Q4	Year*	Q1	Q2	Q3
Private business enterprises	-6.7	-1.3	2.9	-1.4	2.1	-7.2	15.8	10.8
Public corporations	-15.5	-13.8	-7.9	-5.6	-12.5	9.6	-11.9	0.2
General government	-14.1	-4.3	-9.0	-4.1	-4.4	-2.1	-16.3	-17.8
Total	**-9.3**	**-3.8**	**-0.7**	**-2.5**	**-1.4**	**-4.1**	**5.8**	**4.5**

* Percentage change over one year

Source: Stats SA

The substantial rebound in real gross fixed capital outlays by *private business enterprises* in the second quarter of 2019 was followed by a further strong increase of 10.8% in the third quarter. This reflected continued growth in capital expenditure on machinery and other equipment as well as transport equipment. The private sector's share of gross fixed capital formation increased from 63.9% in 2015 to 70.9% in the third quarter of 2019, accentuated by a decline in gross fixed capital formation by public corporations over the period. The contraction in fixed investment by public corporations resulted from the winding down of construction activity at the Medupi and Kusile power plants and as the financial position of most of these institutions worsened.

Quarterly Bulletin December 2019 South African Reserve Bank 19

Nominal gross fixed capital formation by type of organisation R billions 1 000 900 800 700 600 500 400 300 200 100 0 2000 2002 2004 2006 2008 2010 2012 2014 2016 2018 Seasonally adjusted Source: Stats SA Capital expenditure by the public sector, which accounts for about 30% of total gross fixed capital formation, contracted for a second consecutive quarter in the third quarter of 2019, with capital spending by general government contributing most to the decline. Growth in real gross fixed capital expenditure by public corporations increased marginally by 0.2% in the third quarter of 2019 after contracting by 11.9% in the second quarter, with a slight improvement in real fixed capital outlays on transport equipment as well as on machinery and equipment. Real capital expenditure by general government receded further by 17.8% in the third quarter of 2019, following a notable decrease of 16.3% in the second quarter. This marked the seventh consecutive quarterly contraction, with lower real capital spending by provincial and central government outweighing increases by local government. Total gross fixed capital formation in the third quarter of 2019 Contribution in percentage points 8 6 4 2 0 -2 -4 -6 -30 -20 -10 0 10 20 30 40 50 Percentage change from quarter to quarter Seasonally adjusted and annualised * Other assets include computer equipment, computer software, research and development, cultivated biological resources, and mineral exploration and evaluation. Source: Stats SA Construction-related gross fixed capital formation decreased markedly in the third quarter of 2019. Capital spending on both construction works and non-residential buildings contracted for a fourth and fifth consecutive quarter respectively, while that on residential buildings decreased anew. 20 Quarterly Bulletin December 2019 Transport equipment Machinery and other equipment Other assets* Non-residential buildings Residential buildings Transfer costs Construction works Private business enterprises Public corporations General government

Real capital outlays on transport equipment remained robust in the third quarter of 2019, increasing by 13.1%. Machinery and other equipment have contributed the most to growth in total fixed capital formation thus far in 2019. However, this was partly offset by reduced spending on construction-related assets.

Real *inventory holdings* decreased by R9.5 billion on an annualised basis (at 2010 prices) in the third quarter, following an accumulation of R27.4 billion in the second quarter of 2019. The lower stock levels could mainly be attributed to a run-down of inventories in the manufacturing and transport sectors. Industrial and commercial inventories as a percentage of non-agricultural nominal GDP remained unchanged at 9.9% in the third quarter of 2019.

Gross nominal saving

The *national saving rate* (gross saving as a percentage of nominal GDP) for South Africa declined marginally from 14.8% in the second quarter of 2019 to 14.5% in the third quarter. The decline reflected dissaving by general government, whereas the saving rate of corporate business enterprises increased somewhat while that of households remained unchanged. The portion of total gross capital formation to be financed through foreign capital (the foreign financing ratio) decreased from 21.6% in the second quarter of 2019 to 20.5% in the third quarter.

Gross saving as a percentage of gross domestic product

Ratio in per cent at seasonally adjusted annualised rates

Sector	2018					2019		
	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3
Corporate	13.5	11.8	13.5	13.3	13.0	13.9	12.6	13.5
General government	-0.5	0.9	-0.1	-0.4	0.0	-0.6	0.9	-0.4
Household	1.3	1.6	1.4	1.2	1.4	1.4	1.4	1.4
Total	**14.3**	**14.3**	**14.9**	**14.0**	**14.4**	**14.8**	**14.8**	**14.5**

Source: SARB

Gross saving as a percentage of GDP for the *corporate sector* increased from 12.6% in the second quarter of 2019 to 13.5% in the third quarter, while that of *general government* reverted from 0.9% in the second quarter of 2019 to a dissaving of 0.4% in the third quarter. Government revenue decreased following lower corporate and personal income tax receipts, while the slower pace of increase in government's nominal expenditure did not compensate for the reduction in revenue. Gross saving by the *household sector* as a percentage of GDP remained unchanged at 1.4% in the third quarter, as the increase in nominal disposable income was fully offset by that in nominal consumption expenditure.

Box 1 Methodology underlying the compilation of household saving and net lending/borrowing[1]

Household[2] activity in the South African economy is captured in the analytical construct of the System of National Accounts (SNA).[3] This box explains how households' gross saving and net lending/borrowing position is derived. The link between these aggregates, as well as the nexus between real economic activity and financial intermediation, is also discussed.

1 This box relates to the statistics in the production, distribution and accumulation accounts of South Africa for households and non-profit institutions serving households on page S–134 of this *Quarterly Bulletin* and the National Financial Account statistics on page S–49 of the June 2019 *Quarterly Bulletin*.

2 Households consist of either one or a group of individuals, and include household unincorporated enterprises as well as non-profit institutions which are not government-controlled and render non-market services to households.

3 The compilation of South Africa's national accounts adheres to the guidelines of the System of National Accounts 2008 (2008 SNA) as the international standard for the measurement of economic activity. See https://unstats.un.org/unsd/nationalaccount/docs/SNA2008.pdf

Quarterly Bulletin December 2019 South African Reserve Bank 21

Firstly, the accompanying table provides a walk-through of how household gross saving is derived in the context of the current account, its subaccounts, and the balancing items within the SNA framework.

Household saving and net lending/borrowing in the national accounts framework

	Accounts[1]			Balancing items[2]	High-level items	2018 R millions[22]
Real economic activity	Current[3]		Production[7]		Output at basic prices[8]	1 373 311
					Intermediate consumption[9]	-560 156
				Gross value added at basic prices		**813 155**
			Generation of income		Compensation of employees[10]	-160 109
					Net taxes on production	-32 253
				Gross operating surplus/mixed income		**620 793**
		Distribution[6]	Allocation of primary income		Compensation of employees	2 317 919
					Net property income received/paid	286 097
				Gross primary income		**3 224 809**
			Secondary distribution of income		Current taxes on income and wealth	-502 916
					Net social benefits/contributions	152 862
					Net current transfers received/paid[11]	55 147
				Gross disposable income[12]		**2 929 902**
			Use of disposable income		Adjustment for change in pension entitlements[13]	63 871
					Final consumption expenditure by households	-2 920 994
				Gross saving[14]		**67 099**
	Capital[4]				Net capital transfers received/paid[15]	15 053
					Gross fixed capital formation[16]	-97 792
					Change in inventories	-227
				Net lending and borrowing[17,18,19]		**-15 867**
Financial intermediation	Financial[5]				Net acquisition of financial assets[20]	101 363
					Net incurrence of financial liabilities[21]	117 229

1. These are according to the accounting framework of the sequence of accounts in the SNA.
2. Balancing items are an accounting construct carried forward from one account to the next.
3. The current account records the production of goods and services, the generation of income by production, the subsequent distribution and redistribution of income, as well as the use of income for consumption and saving.
4. The capital account records the acquisition and disposal of non-financial assets and capital transfers.
5. The financial account records transactions in financial assets and liabilities.
6. This refers to the distribution of income between labour and capital.
7. The production account is the starting point and records the use of inputs to produce output and imputed rental of owner-occupied dwellings. Household production includes goods for own use but excludes services for own consumption, except paid domestic staff and own-account housing services by owner-occupiers.
8. Output at basic prices is the amount receivable for output *minus* tax payable and subsidies receivable.
9. This is the value of goods and services consumed as inputs, excluding depreciation.
10. This refers to the compensation of paid employees of household unincorporated enterprises.
11. This means the current transfer of goods or services without receiving anything in return.
12. Gross disposable income excludes holding gains and losses.
13. As individuals accrue pension entitlements, they become their assets.
14. Gross saving is the balancing item of the current account and is carried forward to the capital account. The difference between gross and net saving is imputed consumption of fixed capital (depreciation).
15. Capital transfers are unrequired transfers where the party making the transfer realises the funds by disposing of a non-financial asset (other than inventories) or by relinquishing a financial claim, while the party receiving the transfer is obliged to acquire a non-financial asset.
16. Gross fixed capital formation is the value of acquisitions *less* disposals of fixed assets (non-financial assets).
17. Net lending is the amount of resources available to lend to deficit units in the economy through the financial account, even if they are retained in a bank deposit.
18. Net borrowing is the amount of resources required from surplus units in the economy through incurring liabilities in the financial account.
19. Net lending/borrowing means that what is borrowed by one unit must be lent by another unit, and vice versa.

20 and 21. The statistics referred to here are published on page S–49 of the June 2019 *Quarterly Bulletin*.

22. The statistics referred to in this table are published on page S–134 of this *Quarterly Bulletin*.

22

South African Reserve Bank Quarterly Bulletin December 2019

2 000 2 000 20 2010 2012 2014 2016 2018 2015 2016 2017 2018 23 Quarterly Bulletin December 2019 The production of goods and services by unincorporated enterprises owned by households is recorded in the production account and includes imputed rental for owner-occupied dwellings minus intermediate consumption, inclusive of the maintenance of dwellings. This renders gross value added, from which both compensation paid to employees of household unincorporated enterprises and net taxes on production4 are deducted, to derive mixed income. Employed members of households earn income from other sectors in the economy, which, together with property income received/paid (interest, dividends and rent on land and subsoil assets), constitutes gross primary income. Households then pay tax on income received and make social contributions, such as those paid by employers on their behalf, while also receiving social benefits such as social security. This, combined with net current transfers received/paid (goods and services without quid pro quo), leaves households with gross disposable income, which is then adjusted for accrued pension entitlements. This income is then available to facilitate both final consumption expenditure and saving. For gross saving to be negative, households’ final consumption expenditure must be in excess of income received, or vice versa. The capital account records the change in non-financial assets and shows how to advance from household gross saving to net lending/borrowing. Gross saving is adjusted for unrequired capital transfers received/ paid, the disposal and acquisition of assets, as well as the change in inventories. Next, the implications of the nexus between real economic activity (as captured in the current and capital accounts) and financial intermediation (as recorded in the financial account) are discussed. Negative gross saving outcomes (dissaving) require financing through a combination of the disposal of non-financial assets (as recorded in the capital account) and net borrowing in the financial account through the depletion of financial assets and/or the incurrence of liabilities. In this instance, if net acquisitions of non-financial assets occurred, this would result in an even larger net borrowing requirement. Positive, but insufficient, gross saving to fund the net acquisition of non-financial assets results in a net borrowing requirement and the depletion of financial assets and/or the incurrence of liabilities. By contrast, positive and sufficient gross saving to fund the acquisition of non-financial assets results in a net lending position and the acquisition of financial assets and/or the repayment of liabilities. The compensation of employees dominates the composition of gross disposable income. Gross saving is positive when gross disposable income plus the adjustment for the change in pension entitlements exceeds final consumption expenditure, and vice versa. Composition of gross disposable From gross disposable income income to gross saving Per centR billions 120 3 000 3 000 100 2 500 2 500 80 60 1 500 1 500 40 1 000 1 000 0 500 500 -20 0 0 Current taxes on income and wealthGross disposable income Gross operating surplus/mixed incomeAdjustment for change in pension entitlements Compensation of employeesFinal consumption expenditure (right-hand scale) Net property income received/paidGross saving (right-hand scale) Net social benefits/contributions Net current transfers received/paid Source: SARB 4 Net taxes on production are derived as taxes less subsidies.

-10 30 -40 -90 Employment4 The prospects for meaningful employment creation and wage growth in the South African economy continue to be weighed down by sustained weak domestic economic activity and low business confidence. Enterprise-surveyed formal non-agricultural employment increased5 by only 17 100 (or 0.7% annualised) in the second quarter of 2019, raising the level of employment to an estimated 10.18 million. The public sector contributed the most to these employment gains, largely through the creation of temporary employment and training opportunities. When excluding the temporary election-related jobs created by the Electoral Commission of South Africa (IEC), formal non-agricultural employment remained almost unchanged in the second quarter of 2019. 4Unless stated to the contrary, the QES data reported in this section are seasonally adjusted. 5 This is according to Statistics South Africa’s (Stats SA) QES survey. 24 Quarterly Bulletin December 2019 Households were in a persistent net borrowing position as gross saving and net capital transfers received were insufficient to finance gross fixed capital formation. In 2018, only financial corporations recorded a surplus position and the South African economy required funding from the rest of the world to finance the deficit on the current account of the balance of payments.5 From gross saving to net lending/ Net lending/borrowing in 2018 borrowing R billionsR billions 120 0 90 60 -20 0 -30 -30 -60 -50 -120 -60 2010 2012 2014 2016 2018 -200 -100 0 100 200 Gross fixed capital formation and change in inventories Gross saving Net capital transfers received/paid Net lending (+)/borrowing (-) (right-hand scale) Source: SARB 5 See pages S–82 and S–131 to S–136 of this Quarterly Bulletin for the statistics underlying this analysis. Financial corporations Non-financial corporations General government Households and non-profit institutions serving households Total domestic economy Rest of the world

Formal non-agricultural employment Number (millions) 2.5 7.96 2.4 7.87 2.3 7.78 2.2 7.69 2.1 7.60 2014 2015 2016 2017 2018 2019 * Adjusted for election-related outliers Sources: Stats SA and SARB A composite forward-looking indicator of employment expectations6 in the retail, wholesale, manufacturing and building sectors points to a decrease in formal sector employment in the near term. 6This refers to the employment expectations indicator of Stellenbosch University’s Bureau for Economic Research (BER). Formal sector employment Number (millions) Net balance 4.5 40 4.3 20 0 4.1 3.9 -20 3.7 -40 3.5 -60 2000 2002 2004 2006 2008 2010 2012 2014 2016 2018 * Seasonally adjusted Sources: BER, Stats SA and SARB Growth in public sector employment accelerated to an annualised rate of 5.4% in the second quarter of 2019, buoyed by around 24 000 temporary election-related positions. However, public sector employment still expanded by 2.3% without these temporary jobs as employment increased at all tiers, with the exception of national departments as well as the public transport, storage and communication sector. Provinces increased their staff complement through the absorption of community health workers who had previously participated as volunteers or formed part of non-governmental organisations. In addition, local government employment was further boosted by work and training opportunities related to the Department of Public Works’ Expanded Public Works Programme (EPWP). 25 Quarterly Bulletin December 2019 Formal non-agricultural employment: trade, manufacturing and construction* Employment expectations (right-hand scale) Public sector Public sector* Private sector (right-hand scale) Seasonally adjusted

Private sector employment decreased at an annualised rate of 0.6% in the second quarter of 2019 following four successive quarterly increases. The goods-producing manufacturing, construction and gold-mining sectors collectively shed 17 400 jobs, while the services sectors created only 2 600 jobs, mostly in the community, social and personal services and in the transport, storage and communication services sectors.

Enterprise-surveyed formal non-agricultural employment*

Sector		Change over one quarter: Q2 2019		Change over four quarters to Q2 2019	
	Total number	Number	Per cent annualised	Number	Per cent
Total mining	456 600	1 600	1.4	-900	-0.2
Gold mining	92 900	-700	-3.2	-12 200	-11.6
Other mining	363 700	2 400	2.6	11 200	3.2
Manufacturing	1 212 800	-7 100	-2.3	-700	-0.1
Construction	608 800	-9 600	-6.1	-29 600	-4.6
Total goods-producing	*2 278 200*	*-15 100*	*-2.6*	*-14 400*	*-1.4*
Trade, catering and accommodation services	2 259 500	-4 500	-0.8	51 800	2.3
Transport, storage and communication services	382 700	2 500	2.6	8 300	2.2
Finance, insurance, real estate and business services	2 349 000	-4 300	-0.7	37 500	1.6
Community, social and personal services	650 300	8 900	5.7	16 500	2.6
Total services	*5 641 600*	*2 600*	*0.2*	*137 300*	*2.1*
Private sector	**7 919 800**	**-12 500**	**-0.6**	**82 800**	**1.1**
National departments	464 300	-1 800	-1.6	-2 900	-0.6
Provinces	1 060 100	11 900	4.6	22 400	2.2
Local governments	341 000	6 200	7.6	16 200	5.0
Transport, storage and communication services	104 000	-1 400	-5.1	-2 200	-2.1
Other public sector enterprises, including electricity and IEC**	295 800	14 700	22.7	6 800	2.3
Public sector	**2 265 300**	**29 600**	**5.4**	**40 200**	**1.8**
Grand total	**10 185 100**	**17 100**	**0.7**	**123 000**	**1.2**

* Seasonally adjusted. Components may not add up to totals due to rounding off.
** Electoral Commission of South Africa

Sources: Stats SA and SARB

The increase in total *mining sector employment* in the second quarter of 2019 more than reversed the job losses in the previous quarter. In the non-gold-mining sector, an increase in employment in the second quarter of 2019 followed a marginal decrease in the first quarter. The cumulative 17 500 jobs created in the non-gold-mining sector since the fourth quarter of 2017 was consistent with this sector's increased output over the period. This most probably reflected a lagged response to the earlier increase in international commodity prices and the depreciation in the exchange value of the rand, both of which have since become less supportive. In contrast, job losses in the gold-mining sector persisted, with employment decreasing for a fourth successive quarter in the second quarter of 2019. Job shedding has gathered renewed momentum in recent quarters, with a cumulative 24 300 gold-mining jobs lost in the 11 quarters up to the second quarter of 2019. This is also consistent with the decrease in this sector's output, despite the higher rand price of gold.

26 South African Reserve Bank Quarterly Bulletin December 2019

Employment and physical volume of production in the gold-mining sector Index: 2015 = 100 110 100 90 80 70 60 2014 2015 2016 2017 2018 2019 Sources: Stats SA and SARB Employment in the manufacturing sector decreased at a faster pace in the second quarter of 2019, consistent with the decline in business confidence among manufacturers for three successive quarters to a 20-year low of 16 index points in the third quarter of 2019. The Bureau for Economic Research (BER) noted in its Absa Manufacturing Survey that the decline in confidence was underpinned by sustained weakness in economic activity indicators. This was confirmed by demand indicators such as domestic sales volumes (which declined despite a further slowdown in domestic selling price inflation) and export sales volumes (which fell notwithstanding the depreciated exchange value of the rand). Both the insufficient demand and the political climate indicators as constraints on business conditions worsened to 2009 levels – at the height of the recession which was induced by the global financial crisis. This underscores the challenging operating environment currently confronting manufacturers. Discouragingly, the survey pointed to a limited recovery going forward, as the weak domestic economy, along with the slowdown in global economic growth and ongoing trade tensions, suggests no respite for the ailing manufacturing sector in the quarters ahead. Employment in the construction sector also decreased notably for a seventh successive quarter in the second quarter of 2019, with a cumulative 46 000 jobs lost. When measured over four quarters, labour paring in the construction sector occurred consistently for an uninterrupted period of almost three years up to the second quarter of 2019. In addition, the First National Bank (FNB)/BER Building Confidence Index fell to a 20-year low of 22 index points in the third quarter of 2019, weighed down by a deterioration in residential building activity in particular. Non-residential building activity remained stable, albeit at a low level. The FNB/BER Civil Confidence Index rose slightly by one index point to a still very low 11 over the same period. Construction firms continued to face difficult market conditions, with a total of 506 firms going into liquidation in 2014–2018 and a further 98 up to June 2019, according to Master Builders South Africa (MBSA). MBSA noted that the associated job losses also had a negative impact on training programmes, which could result in a perennial shortage of skilled and semi-skilled labour when construction activity recovers during the next upward phase of the business cycle. The private services sectors continued to create employment opportunities in the second quarter of 2019, albeit at a much slower pace. A mere 2 600 jobs were created during the quarter, mostly in the community, social and personal services and in the transport, storage and communication services sectors. By contrast, 8 800 jobs were shed in the trade, catering and accommodation services sector as well as in the finance, insurance, real estate and business services sector in the quarter. According to the BER’s Retail Survey, business confidence in the retail sector fell from 28 index points to 17 in the third quarter of 2019 – the lowest level since 1992. The BER noted that trading conditions remained extremely challenging as numerous 27 Quarterly Bulletin December 2019 Employment Production Seasonally adjusted headwinds continued to weigh on consumers, including high and rising unemployment, slow wage growth, higher taxes, and rapidly rising electricity and water prices. In addition, the FNB/ BER Consumer Confidence Index receded sharply from 5 index points in the second quarter of 2019 to -7 in the third quarter. A meaningful and sustained acceleration in consumer spending over the coming quarters therefore seems unlikely. Employment and output in the private tertiary sectors Percentage change over four quarters 5 4 3 2 1 0 -1 -2 -3 -4 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 Sources: Stats SA and SARB Household-surveyed employment increased by 62 000 between the second and third quarter of 2019, but decreased slightly by 5 000 when measured over four quarters, bringing the level of total employment to approximately 16.38 million. Quarterly employment losses in both the formal non-agricultural sector (41 000) and the informal sector (22 000) were offset by job gains in agriculture (38 000) and private households (20 000). Job losses were registered in trade (103 000), manufacturing (41 000), mining (13 000) and community and social services (4 000) in the year to the third quarter of 2019. In contrast, employment growth occurred in construction (163 000), electricity (23 000), transport (21 000) and finance (10 000). Annual job losses were recorded in the categories for workers with unspecified duration contracts (110 000) and limited duration contracts (13 000), while 21 000 permanent jobs were created. Household-surveyed employment Number (thousands) 11 500 3 100 11 300 2 900 11 100 2 700 10 900 2 500 10 700 2 300 2014 2015 2016 2017 2018 2019 Sources: Stats SA and SARB 28 Quarterly Bulletin December 2019 Formal Informal (right-hand scale) Seasonally adjusted Employment Real gross value added

Following years of meaningful gains in household-surveyed formal non-agricultural employment, the pace of increase has lost momentum from the start of 2017 followed by employment losses from mid-2018. Since the most recent peak in formal non-agricultural employment in the second quarter of 2018, a cumulative 143 000 jobs were shed up to the third quarter of 2019. The bulk of these job losses occurred in the mining and construction sectors, while the services sectors continued to create employment opportunities. This was in line with the trend observed in enterprise-surveyed formal non-agricultural employment. Discouragingly, the pace of the consistent increase in informal sector employment over many years has moderated since the fourth quarter of 2018. Employment losses were mostly registered in the informal community and social services sector, while the goods-producing informal sectors as well as the trade, finance and transport services sectors have continued to create jobs. The number of unemployed South Africans increased further: by 78 000 in the third quarter of 2019 to an all-time high of 6.73 million, and by 524 000 (8.4%) from a year earlier. The number of discouraged work seekers also increased: by 60 000 (2.2%) to 2.79 million in the year to the third quarter of 2019, and by 44 000 from the second to the third quarter. Given these developments, the official unemployment rate increased further from 29.0% in the second quarter of 2019 (and 27.5% a year earlier) to 29.1% in the third quarter – the highest rate since the inception of the Quarterly Labour Force Survey (QLFS) in 2008. The unemployment rate was further elevated by a significant number of job losers as well as people in the ‘other’ category of the unemployed (i.e. the long-term unemployed) entering the labour market and actively searching for jobs. The seasonally adjusted unemployment rate also increased, from 28.7% in the second quarter of 2019 to 28.9% in the third quarter. Discouragingly, the youth unemployment rate (for people aged 15 to 24 years) increased notably from 56.4% in the second quarter of 2019 to a record-high 58.2% in the third quarter, significantly higher than the 52.8% recorded a year earlier. Unemployment rate Per cent 30 29 28 27 26 25 24 2014 2015 2016 2017 2018 2019 Sources: Stats SA and SARB Labour cost and productivity The pace of increase in the nominal remuneration per worker in the formal non-agricultural sector accelerated from a year-on-year rate of 3.3% in the first quarter of 2019 to 5.6% in the second quarter, as growth in both private and public (excluding the temporary election-related IEC jobs) sector remuneration per worker accelerated. In the private sector, remuneration growth per worker rebounded to 4.1% in the second quarter of 2019 from an all-time low of 1.1% in the first quarter, at that time weighed down by a large number of low-earning jobs created in the trade and business services sectors, a protracted 29 Quarterly Bulletin December 2019 Official Seasonally adjusted no-work-no-pay strike at a large gold producer, significantly lower bonus and overtime payments in the finance sector, and a weak residential property market which reduced commissions earned. Remuneration growth per worker quickened in all of the private subsectors in the second quarter of 2019, with the exception of the community, social and personal services sector. Formal non-agricultural nominal remuneration per worker Percentage change over four quarters 12 9 6 3 0 2019 2014 2015 2016 2017 2018 * Adjusted for election-related outliers Sources: Stats SA and SARB Remuneration growth per public sector worker (excluding the temporary election-related IEC jobs) accelerated markedly from 7.2% in the first quarter of 2019 to 10.6% in the second quarter, largely due to a low base created a year earlier following the delayed implementation of the annual public sector wage increase. By contrast, remuneration growth per public sector worker inclusive of the temporary election-related IEC jobs moderated only slightly from 10.1% in the first quarter of 2019 to a still high 9.4% in the second quarter. Nominal wage growth per worker quickened at all tiers of the public sector, with the exception of the government transport, storage and communication sector and local government, where wage growth per worker was curtailed by the steady increase in low-earning EPWP job opportunities. According to Andrew Levy Employment Publications, the average wage settlement rate in collective bargaining agreements decreased further to 6.8% in the first nine months of 2019 – the lowest level since the second quarter of 2007. This was lower than the 7.2% recorded in the corresponding period of 2018 and the average of 7.2% for 2018 as a whole. However, the number of working days lost due to strike action increased to 1.2 million in the first nine months of 2019 from 970 000 in the corresponding period of 2018. Growth in labour productivity in the formal non-agricultural sector of the economy (adjusted for election-related outliers) changed from a year-on-year contraction of 1.0% in the first quarter of 2019 to a marginal expansion of 0.2% in the second quarter. However, on an unadjusted basis, the year-on-year rate of contraction slowed from 0.4% in the first quarter of 2019 to 0.1% in the second quarter, as output growth accelerated at a faster pace than employment. 30 Quarterly Bulletin December 2019 Public* Total* Private

Labour productivity and unit labour cost Percentage change over four quarters 15 Economy-wide unit labour cost Henderson moving average Labour productivity* (adjusted for election-related outliers) 12 9 6 3 0 -3 2014 2015 2016 2017 2018 2019 * Formal non-agricultural sector Sources: Stats SA and SARB Growth in nominal unit labour cost in the formal non-agricultural sector accelerated from a low of 3.8% in the first quarter of 2019 – impacted by the notable slowdown in private sector remuneration growth – to 5.7% in the second quarter, as growth in total remuneration quickened at a faster pace than output. Growth in economy-wide unit labour cost accelerated from 3.6% in the second quarter of 2019 to 3.9% in the third quarter, as growth in the compensation of employees moderated at a slower pace than output growth. 7Unless stated to the contrary, all rates mentioned in this section reflect year-on-year changes. Prices7 Headline consumer price inflation remained at levels below or at the 4.5% midpoint of the inflation target range for 11 successive months up to October 2019. The moderation in overall consumer price inflation in recent years, and the 3.7% recorded in October 2019, was assisted by the deceleration in services price inflation. Consumer price index Percentage change over 12 months 8 7 6 5 4 3 2 2014 2015 2016 2017 2018 2019 Midpoint of the inflation target range (4.5%) Source: Stats SA 31 Quarterly Bulletin December 2019 Headline Services Unit labour cost* Henderson moving average

The moderation in consumer goods price inflation in recent months followed the deceleration in producer price inflation. Producer price inflation for intermediate manufactured goods decelerated significantly from 6.7% in April 2019 to -0.6% in October, while producer price inflation for final manufactured goods moderated to a lesser extent, from 6.5% to 3.0% over the same period. Producer and consumer price inflation Percentage change over 12 months 12 9 6 3 0 -3 2014 2015 2016 2017 2018 2019 Midpoint of the inflation target range (4.5%) Source: Stats SA However, some measures of producer price inflation accelerated in recent months. Producer price inflation for mining products accelerated to 17.7% in October 2019 due to strong increases in the prices of gold and non-ferrous metal ores. Electricity and water producer price inflation accelerated to 17.1% in September 2019 as a result of notably higher electricity prices while water price inflation remained fairly elevated. In contrast, producer price changes in agriculture, forestry and fishing products remained in deflation and moderated further to -4.1% in September 2019, mainly as a consequence of the further decline in agricultural goods prices. Consumer goods price inflation has consistently been lower than consumer services price inflation thus far in 2019, with fluctuations driven almost entirely by non-durable goods price inflation due to changes in food and fuel price inflation. Both semi-durable and durable goods price inflation remained subdued at around the 2% level throughout, and probably reflected constraints to pass on cost increases within a weak economic environment. Consumer services price inflation moderated to 4.2% in September 2019 – its lowest rate in eight years – mainly due to lower rental price inflation, with landlords struggling to extract higher rentals, along with an increase in vacancy rates and as wage growth slowed. Rentals account for almost a third of the consumer services price basket. Both actual and owners’ equivalent8 rental price inflation have slowed to historically low levels in September 2019, with the slowdown being broad-based across all provinces. Lower transport services price inflation also assisted in containing services price pressures in October. 8Owners’ equivalent rent is the cost of consuming a housing service. It represents the opportunity cost incurred by owners who live in their own home rather than renting it out. When the more volatile food and non-alcoholic beverages, fuel and electricity prices are excluded, underlying consumer goods price inflation has remained below the midpoint of the inflation target range of 4.5% since March 2017. Subsequently, underlying consumer goods price inflation moderated to below the 3% lower limit of the inflation target range in August 2017 and remained there for 19 consecutive months. Underlying consumer goods price inflation only returned to within the inflation target range from March 2019 and amounted to 3.3% in October. 32 Quarterly Bulletin December 2019 Producer prices for final manufactured goods Consumer goods prices Producer prices for intermediate manufactured goods

Underlying consumer price inflation Percentage change over 12 months 8 7 6 5 4 3 2 Services Goods 1 0 2014 2015 2016 2017 2018 2019 Midpoint of the inflation target range (4.5%) Sources: Stats SA and SARB When the more persistently high administered services price inflation items are excluded, underlying consumer services price inflation receded to the midpoint of the inflation target range in July 2018. Subsequently, underlying consumer services price inflation moderated to 4.0% in September 2019 – its lowest level since the inception of the consumer price index (CPI) according to the classification of individual consumption by purpose (COICOP) in January 2008. Subdued rates of inflation in both the underlying consumer goods and services price measures are indicative of a lack of pricing power in an environment of weak economic activity. The year-on-year rate of increase in the US dollar-denominated international food price index of the Food and Agriculture Organization (FAO) of the United Nations accelerated from 0.3% in June 2019 to 9.0% in November. This reflected higher vegetable oils and meat prices which were partially offset by lower dairy prices. International sugar prices also fell sharply, especially in September 2019. In contrast, the 12-month increase in the rand-denominated FAO international food price index moderated from 9.9% to 3.3% over the same period as the exchange value of the rand against the US dollar appreciated up to July 2019. The year-on-year percentage change in the US dollar-denominated international cereals price index reverted from an increase of 4.0% in June 2019 to a decrease of 1.0% in November due to ample global supplies for export of both wheat and maize. The pace of increase in the rand-denominated cereals price index slowed significantly from 14.0% in June 2019 to 4.0% in November, reflecting the aforementioned appreciation in the exchange value of the rand. Domestic food price inflation moderated markedly from January 2017 to April 2019. The deceleration was primarily driven by lower meat; bread and cereals; milk, eggs and cheese; as well as vegetable prices – with a combined weight of 80% of the total consumer food price basket. Meat prices, which initially rose because of herd rebuilding after the drought, declined markedly following the outbreak of foot-and-mouth disease and greatly assisted in moderating overall food price inflation during that period. Lower bread and cereals price inflation also assisted in reducing overall consumer food price inflation but not as significantly as meat price inflation. More recently, consumer food price inflation accelerated gradually from 2.3% in April 2019 to 3.5% in October, largely due to a notable acceleration in bread and cereals price inflation and, to a lesser extent, the moderate reversal in meat as well as milk, cheese and egg price inflation. Conversely, vegetable price inflation slowed over this period. However, consumer food price inflation is not expected to accelerate significantly in the coming months given the continued decrease in agricultural producer prices. 33 Quarterly Bulletin December 2019

Contributions to consumer food price inflation


Percentage points
Percentage change over 12 months
Meat (35%)
Bread and cereals (21%)
Milk, eggs and cheese (17%)
Vegetables (8%)
All other food products (19%)
Total (100%) (right-hand scale)
14
12
10
8
6
4
2
0
-2
2016
2017
2018
2019

Numbers in brackets indicate weights in the total consumer food basket.

Source: Stats SA

Underlying inflationary pressures have remained well contained within an environment of subdued demand-side pressures. Underlying inflation (headline consumer price inflation excluding food, non-alcoholic beverages and petrol prices) has nevertheless accelerated somewhat from 4.2% in April 2019 to 4.6% in August following higher utilities price inflation. Likewise, the South African Reserve Bank's (SARB) preferred measure of core inflation, which also excludes electricity prices, accelerated slightly from 4.1% to 4.3% over the same period. This measure of inflation then moderated to 4.0% in September and October, mainly due to lower rental price inflation, and has now remained below the midpoint of the inflation target range for 18 consecutive months. The short-term pace of increase in core CPI, as indicated by the seasonally adjusted and annualised three-months-to-three-months percentage change in the index, has also remained below the midpoint of the inflation target range for nine successive months as from February 2019. At the current level of 4.0%, core inflation has slowed to below the average of 4.3% recorded for this inflation measure over the past two years, indicating weak underlying inflationary pressures in a generally sluggish domestic economy.

Headline and underlying measures of consumer price inflation


Percentage change over 12 months
8
7
6
5
4
3
2
1
Consumer price index
Consumer price index excluding food* and fuel
Consumer price index excluding food*, fuel and electricity
2014
2015
2016
2017
2018
2019

* Food includes non-alcoholic beverages.

--- Midpoint of the inflation target range (4.5%)

Source: Stats SA

34

South African Reserve Bank Quarterly Bulletin December 2019

Electricity price inflation accelerated from 6.8% in June 2019 to 12.0% in October, while fuel price inflation moderated from 7.4% to -4.9% over the same period. This lowered overall *administered price inflation* from 6.9% to 3.5%. Conversely, when excluding fuel prices, administered price inflation picked up from 6.8% to 7.4% over this period. However, when also excluding electricity prices, administered price inflation displayed a different trend, slowing from 6.7% to 5.3% during the period under review.

Administered price inflation

Percentage change over 12 months


Administered price index
Consumer fuel price index (right-hand scale)
15
12
9
6
3
0
-3
-6
150
120
90
60
30
0
-30
-60
2014
2015
2016
2017
2018
2019

---- Midpoint of the inflation target range (4.5%)

Source: Stats SA

Average annual headline CPI inflation expectations, as measured by the inflation expectations survey conducted by the Bureau for Economic Research (BER), declined for both 2019 and 2021 in the third quarter of 2019 relative to the previous quarter. The average inflation expectation for 2019 declined from 4.8% to 4.6%, that for 2020 remained unchanged at 5.0%, and that for 2021 is now expected to edge up slightly to 5.1% compared with 5.2% in the previous survey. In the third quarter of 2019, financial analysts revised their 2019 forecast downwards by a mere 0.1 percentage points and those for both 2020 and 2021 by 0.2 percentage points. Business representatives also lowered their 2019 expectations by 0.1 percentage points, but on average made no changes to their 2020 and 2021 expectations. By contrast, trade union officials on average lowered their expectations by 0.1 percentage points for all three forecast periods.

Headline consumer price inflation expectations

Per cent, as surveyed in the third quarter of 2019

Average inflation expected for:	Financial analysts	Business representatives	Trade union representatives	All surveyed participants
2019	4.4	5.0	4.6	4.6
2020	4.8	5.3	4.8	5.0
2021	4.8	5.5	4.9	5.1
Five years ahead	4.8	5.4	4.9	5.0

Source: BER

Average five-year inflation expectations edged lower to 5.0% as financial analysts and trade union officials lowered their expectations slightly. By contrast, business representatives kept their five-year expectations unchanged at 5.4% in the third quarter of 2019.

Quarterly Bulletin December 2019 South African Reserve Bank

35

Household inflation expectations and headline consumer price inflation


Percentage points
8
7
6
5
4
3
2
1
Household inflation expectations
Headline consumer price inflation
2014
2015
2016
2017
2018
2019

Midpoint of the inflation target range (4.5%)
Sources: BER and Stats SA

Households' inflation expectations moderated steadily from 6.6% in the second quarter of 2017 to 5.4% in the fourth quarter of 2018, alongside a general moderation in actual inflation outcomes. After surging temporarily to 6.0% in the first quarter of 2019, households lowered their inflation expectations again to 5.1% in the third quarter.

36

South African Reserve Bank Quarterly Bulletin December 2019

External economic accounts

Current account[9]

South Africa's trade balance switched to a surplus of R41.1 billion in the third quarter of 2019 from a deficit of R31.8 billion in the second quarter, which had marked only the second deficit since the second quarter of 2016. The turnaround to a trade surplus resulted from an increase in the value of net gold and merchandise exports, alongside a contraction in merchandise imports. The higher value of exports was boosted by both higher volumes and prices while the lower value of imports was driven by lower rand prices and volumes.

9 Unless stated to the contrary, the current account transaction flows referred to in this section are all seasonally adjusted and annualised.

Value of merchandise imports and exports


R billions
1 500
1 400
1 300
1 200
1 100
1 000
900
800
Exports (including gold)
Imports
2014
2015
2016
2017
2018
2019

Seasonally adjusted and annualised

Sources: Stats SA and SARB

Current account of the balance of payments

R billions, seasonally adjusted and annualised

	2018			2019		
	Q3	Q4	Year	Q1	Q2	Q3
Merchandise exports	1 235	1 287	1 176	1 193	1 233	1 259
Net gold exports	73	67	72	56	50	70
Merchandise imports	-1 298	-1 283	-1 223	-1 207	-1 315	-1 287
Trade balance	**10**	**72**	**24**	**42**	**-32**	**41**
Net service, income and current transfer payments	-191	-182	-197	-185	-177	-231
Balance on current account	**-180**	**-110**	**-173**	**-144**	**-209**	**-190**
As a percentage of gross domestic product						
Trade balance	0.2	1.4	0.5	0.9	-0.6	0.8
Services balance	-0.2	-0.2	-0.2	-0.3	-0.3	-0.2
Income balance	-3.0	-2.8	-3.2	-2.8	-2.5	-3.6
Current transfer balance	-0.6	-0.7	-0.7	-0.7	-0.7	-0.7
Balance on current account	**-3.7**	**-2.2**	**-3.5**	**-2.9**	**-4.1**	**-3.7**

Components may not add up to totals due to rounding off.

Sources: Stats SA and SARB

Quarterly Bulletin December 2019 South African Reserve Bank

37

The surplus in the trade balance was contrasted by a larger shortfall on the services, income and current transfer account in the third quarter of 2019. However, the deficit on the current account of the balance of payments narrowed from R209 billion in the second quarter of 2019 to R190 billion in the third quarter, as the effect of the switch to a trade surplus exceeded the surge in the shortfall on the services, income and current transfer account. These developments contributed to the decline in the deficit on the current account as a ratio of GDP, from 4.1% in the second quarter of 2019 to 3.7% in the third quarter.

Current account of the balance of payments



R billions
150
100
50
0
-50
-100
-150
-200
-250
Trade balance
Balance on services, income and current transfer account
0
-50
-100
-150
-200
-250
-300
Per cent
0
-2
-4
-6
-8
Balance on current account
Current account to GDP (right-hand scale)
2014
2015
2016
2017
2018
2019

Seasonally adjusted and annualised
Sources: Stats SA and SARB

The value of merchandise exports increased by 2.1% in the third quarter of 2019 as a rise in manufactured and agricultural exports more than offset the contraction in non-gold-mining exports. Manufacturing exports were buoyed by machinery and electrical equipment as well as vehicles and transport equipment along with a continued increase in international demand for locally produced vehicles. The higher value of agricultural exports reflected a sharp rise in citrus exports – South Africa's largest fruit export – mainly destined for Europe.

The lower value of non-gold-mining exports reflected declines in base metals and articles of base metals, mineral products as well as platinum group metals. Mining exports were weighed down by lower production of ferro-alloys with the shutdown of some furnaces for planned maintenance and lower coal exports following the closure of a coal export railway line for scheduled maintenance.

The international prices of South African export commodities diverged in the third quarter of 2019, with the prices of coal and copper decreasing and those of nickel, platinum and iron ore increasing. The prices of coal and copper decreased amid weak global demand prospects. By contrast, the price of nickel increased markedly after Indonesia, the world's largest nickel ore producer, announced a ban on nickel exports from the beginning of 2020, two years ahead of schedule. The US dollar price of a basket of domestically produced non-gold export commodities nevertheless trended lower for a third consecutive quarter and decreased by 1.3% in the third quarter of 2019.

38 South African Reserve Bank Quarterly Bulletin December 2019

International prices of selected South African export commodities US dollar index: 2010 = 100 120 100 Iron ore Coal Platinum 80 60 40 20 2014 2015 2016 2017 2018 2019 Sources: World Bank and SARB The rand price of merchandise exports rose by 1.8% in the third quarter of 2019 following a 3.5% increase in the second quarter. The volume of merchandise exports rose only marginally by 0.3% in the third quarter as the physical quantities of exported agricultural and manufactured goods increased. The average US dollar price of gold on the London market surged by 12.6% from US$1 310 per fine ounce in the second quarter of 2019 to US$1 474 per fine ounce in the third quarter. The price of gold was boosted by global demand for safe-haven assets as the US Federal Reserve (Fed) lowered interest rates during the third quarter. In addition, strong demand for gold by emerging market central banks, such as the central banks of China, Russia and Turkey, also contributed to the higher gold price. The average realised rand price of net gold exports also increased in the third quarter of 2019, which, together with the higher volume of net gold exports, resulted in a significant increase in the value of net gold exports over the period. The value of merchandise imports contracted by 2.1% in the third quarter of 2019 following an 8.9% increase in the second quarter. This reflected a sharp decline in the value of mineral products, which was weighed down by lower crude oil imports attributable to, among other things, base effects after the marked second-quarter build-up of stocks following a planned 20-day ‘single buoy mooring’ facility shutdown as well as the higher rand price of crude oil at the time. The shutdown of an oil refinery for maintenance also contributed to a decline in the value of crude oil imports in the third quarter. The value of manufactured imports increased in the third quarter of 2019 due to the importation of vehicles and transport equipment, machinery and electrical equipment as well as optical and professional equipment. The first-mentioned was buoyed by increased domestic demand for automotive components as some manufacturers ramped up production as well as the acquisition of aircraft. The notable rise in the value of imported machinery and electrical equipment resulted from a marked increase in domestic demand for wind-powered generating sets as well as automatic data-processing machines and units. The former is required for the ongoing construction of wind farms while the latter can largely be attributed to a new data hub being established in Cape Town. The value of agricultural imports also increased in the third quarter of 2019. The rand price of merchandise imports declined by 0.5% in the third quarter of 2019 and reflected, among other things, slowing inflation in many of South Africa’s trading partners as well as lower international crude oil prices. The volume of merchandise imports decreased by 1.6% 39 Quarterly Bulletin December 2019 SA export commodity basket (excluding gold) Copper Nickel over this period, following an increase of 4.7% in the second quarter. The import penetration ratio – real merchandise imports as a ratio of real GDE – decreased slightly from 26.7% in the second quarter of 2019 to 26.5% in the third quarter. Import penetration ratio Per cent 28 27 26 25 24 23 2014 2015 2016 2017 2018 2019 Sources: Stats SA and SARB 40 Quarterly Bulletin December 2019 Box 2 Methodology underlying South Africa’s merchandise trade statistics1 Merchandise trade is an important part of the current account2 of the balance of payments.3 The South African Reserve Bank (SARB) is responsible for the compilation and publication of the current account of the balance of payments4 and numerous balance of payments statistical tables in the Quarterly Bulletin.5 The quarterly statistics in the current account press release and on page S–84 of this Quarterly Bulletin are seasonally adjusted and annualised, whereas those on page S–83 are not seasonally adjusted or annualised. The SARB sources merchandise trade data at current prices from the South African Revenue Service (SARS), while data on net gold exports are compiled by the SARB. The SARS customs data are compiled in accordance with the International Merchandise Trade Statistics: Concepts and Definitions (IMTS 2010) manual,6 and the monthly data releases incorporate vouchers of correction for the preceding months. 1 Merchandise trade statistics comprise both imports and exports of goods, including net gold exports, which render the trade balance. The goods traded are recorded at ‘free on board’ value, in other words excluding the cost of transportation and insurance services. These goods are physically visible produced items over which ownership rights can be established and where the economic ownership can be passed from one institutional unit to another by engaging in transactions. The trade balance is the value of merchandise and net gold exports minus the value of merchandise imports. 2 The current account of the balance of payments shows transactions of both goods and services as well as primary and secondary income. 3 The balance of payments is the statistical summary of transactions between residents and non-residents during a specific period. 4 See http://www.resbank.co.za/Publications/Detail-Item-View/Pages/Publications.aspx?sarbweb=3b6aa07d-92ab-441f-b7bf-bb7dfb1bedb4&sarblist=21b5222e-7125-4e55-bb65-56fd3333371e&sarbitem=9464 or http://www.resbank.co.za/Publications/QuarterlyBulletins/Pages/Current-Account-Release.aspx 5 See http://www.resbank.co.za/Publications/QuarterlyBulletins/Pages/QuarterlyBulletins-Home.aspx 6 See https://www.un.org/en/development/desa/publications/international-merchandise-trade-statistics-concepts-and-definitions-2010-imts-2010.html

Merchandise trade statistics, second quarter of 2019

R millions

	SARS	SARB *Quarterly Bulletin* page S–83	Stats SA	SARB *Quarterly Bulletin* page S–84 and statistical press release
	Customs data	SARB-adjusted, but not seasonally adjusted or annualised	SARB-adjusted, seasonally adjusted by Stats SA	SARB-adjusted, seasonally adjusted and annualised by Stats SA
Exports of goods....................	321 816	323 862	320 727	1 282 908
Merchandise exports (free on board)	309 339	311 383	308 247	1 232 990
Net gold exports	12 476	12 479	12 479	49 918
Merchandise imports (free on board).........................	320 778	319 698	328 669	1 314 678
Trade balance (goods).............	1 037	4 164	-7 942	-31 770

Components may not add up to totals due to rounding off.

Sources: SARS, Stats SA and SARB

The SARS customs data are adjusted by the SARB to account for an important conceptual difference, namely that SARS records goods entering and exiting South Africa whereas the SARB's trade statistics record the change of ownership between residents and non-residents in accordance with the guidelines of the *Balance of Payments and International Investment Position Manual – Sixth Edition (BPM6).*[7]

The conversion from customs data to balance of payments merchandise trade statistics requires adjustments for: coverage of goods that should be either included or excluded; timing, to ensure measurement when the goods changed ownership; valuation, to correct for goods not recorded at market value; and classification, when items in the customs data should be reflected elsewhere in the balance of payments. Most of the balance of payments adjustments are related to the coverage of crude oil, postal trade, electricity, and goods procured in ports.

The role of statistical agencies in merchandise trade statistics

Customs data (current prices)	Balance of payments adjustments (current prices)	Seasonal adjustment (current prices)	Constant prices*	Deflators
SARS	SARB	Stats SA	Stats SA	Stats SA

* Including services. See page S–115 of this *Quarterly Bulletin*, available at http://www.resbank.co.za/Publications/QuarterlyBulletins/Pages/Quarterly-Bulletin.aspx

7 The methodology used to compile balance of payments statistics adheres to the guidelines of the *Balance of Payments and International Investment Position Manual – Sixth Edition (BPM6)* of the International Monetary Fund (IMF), available at www.imf.org/external/pubs/ft/bop/2007/pdf/bpm6.pdf

Quarterly Bulletin December 2019 South African Reserve Bank 41

Following the SARB's balance of payments adjustments, Statistics South Africa (Stats SA) seasonally adjusts[8] the nominal values of exports and imports separately at a detailed disaggregated level and converts them to constant values[9] (at 2010 prices) for inclusion in the compilation of expenditure on gross domestic product (GDP) (see pages S–114 and S–115 of this *Quarterly Bulletin*). The seasonal adjustment identifies and removes recurring seasonal fluctuations and calendar effects to reveal the underlying movements such as cyclical turning points, the trend cycle and the irregular component.

An important and, at times, recurring observation is the difference in the sign of the trade balance at current prices of the SARS customs data compared to the official seasonally adjusted Stats SA statistics, as was the case in the second quarter of 2015, the third quarter of 2018, and again in both the first and the second quarter of 2019. The data in the dark grey area in the table reflect this phenomenon in the second quarter of 2019, when the SARS trade surplus of R1.0 billion switched to an official Stats SA seasonally adjusted trade deficit of R7.9 billion.

The differences in the trade balance, as published by SARS and the SARB respectively, only reflect balance of payments adjustments. These had previously contributed to a switch in the sign on only one occasion during the period under review, namely in the third quarter of 2018. On balance, these adjustments are mostly small, and amounted to an average of 1.0% of exports, including gold, and an average of 0.8% of imports between the first quarter of 2015 and the third quarter of 2019. The few more material differences, such as those in the first quarter of 2016 and in the fourth quarter of 2017, mainly reflected adjustments to high-value items such as crude oil. The seasonal adjustment of exports and imports of goods also often explains most of the difference in the trade balance as measured by SARS and Stats SA.

An analysis of the differences between Stats SA statistics (i.e. the trade balance, exports and imports) and SARS customs data shows that the difference in exports contributed significantly to the reversion of the SARS trade deficit in the first quarter of 2019, to a surplus in the official trade balance. Conversely, the difference in imports contributed most to the reversion of the SARS trade surplus in the second quarter of 2019, to a deficit in the official trade balance.

Trade balance


R billions
40
30
20
10
0
-10
-20
-30
-40
SARS customs
SARB adjusted
Stats SA seasonally adjusted
2015
2016
2017
2018
2019

Difference between Stats SA and SARS


R billions
25
20
15
10
5
0
-5
-10
-15
Trade balance
Exports
Imports
Q2
2015
Q3
2018
Q1
Q2
2019

Sources: SARS, Stats SA and SARB

8 See page 77 of *Expenditure on Gross Domestic Product: Sources and Methods*, available at http://www.statssa.gov.za/publications/P0441/Expenditure_on_GDP_Sources_and_Methods.pdf

9 See page 74 of *Expenditure on Gross Domestic Product: Sources and Methods*, available at http://www.statssa.gov.za/publications/P0441/Expenditure_on_GDP_Sources_and_Methods.pdf

42 South African Reserve Bank Quarterly Bulletin December 2019

2015 2016 2017 2018 2019 2015 2016 2017 2018 2019 340 340 2015 2016 2017 2018 2019 201520162017 20182019 43 Quarterly Bulletin December 2019 In the case of exports, the limited impact of the SARB adjustments is evident while the effect of the seasonal adjustment is more prominent, particularly in the first quarter of 2019. In the subsequent quarter, the seasonally adjusted export data are very similar to the unadjusted data. Value of exports R billionsR billions 360 360 340 340 320 320 300 300 280 280 260 260 240 240 220 220 Sources: SARS, Stats SA and SARB In the case of imports, the SARB’s adjustments generally also have a relatively small impact, while the effect of the seasonal adjustment is more prominent, particularly in the second quarter of 2019. Value of imports R billionsR billions 360360 Stats SA seasonally adjusted 320320 300300 280280 260260 240240 Sources: SARS, Stats SA and SARB The seasonally adjusted trade balance therefore reflects the combined effect of SARB adjustments and Stats SA’s seasonal adjustment on both exports and imports, with the seasonal adjustment generally impacting the trade statistics more. SARS customs SARS customs SARB adjusted SARS customs Stats SA seasonally adjusted SARS customs SARB adjusted

South Africa’s terms of trade improved in the third quarter of 2019 as the rand price of exports increased while that of imports decreased. Terms of trade* Index: 2010 = 100 115 110 105 100 95 2014 2015 2016 2017 2018 2019 * Including gold Sources: Stats SA and SARB The deficit on the services, income and current transfer account widened to an all-time high of R231 billion in the third quarter of 2019. Expressed as a percentage of GDP, the deficit increased from 3.5% in the second quarter of 2019 to 4.5% in the third quarter, almost similar to that in the first quarter of 2018. The larger shortfall could be attributed to a substantially larger deficit on the income account, while the deficit on the services account narrowed and that on the current transfer account remained broadly unchanged. Net service, income and current transfer payments R billions 20 0 -20 -40 -60 -80 -100 -120 -140 -160 -180 -200 -220 -240 Income 2014 2015 2016 2017 2018 2019 Seasonally adjusted and annualised Sources: Stats SA and SARB Net income payments increased noticeably in the third quarter of 2019 after having decreased for four consecutive quarters. The widening of the deficit on the income account mainly reflected a steep rise in gross dividend payments which originated from companies with a 44 Quarterly Bulletin December 2019 Services Current transfers direct investment relationship with non-resident shareholders. The rapid surge in dividend payments caused the ratio of gross dividend payments to GDP to increase to 3.4% in the third quarter of 2019, compared with an average of 2.2% in the first half of the year. The marked increase in dividend payments could be attributed to non-resident parent companies' need for liquidity. However, some of these dividend outflows returned as portfolio investment inflows in the financial account of the balance of payments. Following two consecutive quarterly increases to a recent high of 2.4% of GDP in the first and second quarter of 2019, gross interest payments contracted slightly in the third quarter to 2.3% of GDP, containing the deficit on the income account of the balance of payments somewhat.

The shortfall on the services account narrowed in the third quarter of 2019 as payments decreased while receipts increased compared with the second quarter. Gross payments to non-residents for freight-related transportation declined marginally in the third quarter, mirroring the contraction in merchandise imports. Furthermore, payments for other services also declined in the third quarter. Gross travel receipts declined slightly from the second to the third quarter of 2019 following two consecutive quarterly increases. However, when the first three quarters of 2019 are compared with the corresponding period of the previous year, an increase of about 2.6% was recorded, up from 0.7% for 2018 as a whole.

Net current transfer payments displayed almost no change in the third quarter of 2019 as both gross receipts and gross payments increased by similar amounts.

Financial account

The financial account of South Africa's balance of payments (excluding unrecorded transactions) recorded a significantly larger inflow of capital of R73.9 billion in the third quarter of 2019 following an inflow of R13.2 billion in the second quarter. On a net basis, portfolio and other investment registered inflows while direct investment, financial derivatives and reserve assets recorded outflows. As a ratio of GDP, net financial account inflows increased significantly from 1.0% in the second quarter of 2019 to 5.7% in the third quarter.

Net financial transactions

R billions

	2018			2019		
	Q3	Q4	Year	Q1	Q2	Q3
Change in liabilities						
Direct investment	28.7	-8.2	70.7	11.7	26.3	17.0
Portfolio investment	17.9	-33.9	90.0	29.2	10.0	40.2
Financial derivatives	-65.4	-47.9	-218.4	-43.0	-31.5	-37.9
Other investment	-8.7	112.7	118.8	35.8	-4.5	0.9
Change in assets						
Direct investment	-13.0	-23.3	-60.3	-15.3	5.1	-21.6
Portfolio investment	-2.8	-29.3	-56.7	-17.9	17.5	34.7
Financial derivatives	69.9	51.8	225.4	40.9	31.0	34.8
Other investment	-2.0	0.9	-16.2	-51.6	-48.4	82.9
Reserve assets	3.8	-6.2	-11.3	34.2	7.7	-77.2
Total identified financial transactions*	**28.4**	**16.6**	**142.0**	**24.1**	**13.2**	**73.9**
As a percentage of gross domestic product	*2.3*	*1.3*	*2.9*	*2.0*	*1.0*	*5.7*

* Excluding unrecorded transactions. Components may not add up to totals due to rounding off.
Inflow (+) outflow (-)

Source: SARB

Quarterly Bulletin December 2019 South African Reserve Bank

45

Foreign-owned assets in South Africa South Africa’s direct investment liabilities recorded a smaller inflow of R17.0 billion in the third quarter of 2019 following an inflow of R26.3 billion in the second quarter. The third-quarter inflow reflected foreign parent companies’ funding of South African subsidiaries through debt and equity. Portfolio investment liabilities recorded a much larger inflow of R40.2 billion in the third quarter of 2019 following an inflow of R10.0 billion in the previous quarter. This inflow mainly reflected national government’s issuance of international bonds of US$5.0 billion. This more than offset both net sales of domestic debt securities by non-residents and the switch from non-residents’ net purchases of domestic equities in the second quarter of 2019 to net sales of R32.3 billion in the third quarter. Other investment liabilities reverted from an outflow of R4.5 billion in the second quarter of 2019 to an inflow of R0.9 billion in the third quarter as non-residents’ foreign-currency deposits with the domestic private banking sector increased. This was partly countered by the repayment of short-term loans by the domestic private banking sector. Other investment flows R billions 140 120 100 80 60 40 20 0 -20 -40 -60 2014 2015 2016 2017 2018 2019 Source: SARB South African-owned assets abroad South Africa’s direct investment assets abroad reverted from an inflow of R5.1 billion in the second quarter of 2019 to an outflow of R21.6 billion in the third quarter. This mainly reflected an increase in the equity holdings of South African parent companies in subsidiaries abroad, especially in the petro-chemical industry. South African residents sold foreign portfolio assets of R34.7 billion in the third quarter of 2019, following net sales of R17.5 billion in the second quarter. The inflow occurred as the domestic private non-banking sector’s sales of foreign equity securities outweighed South African residents’ purchases of foreign debt securities. Other investment assets reverted from an outflow of R48.4 billion in the second quarter of 2019 to a substantial inflow of R82.9 billion in the third quarter. This was due to the domestic private banking sector’s repatriation of foreign-currency deposits and the repayment of short-term loans under repurchase agreements by non-residents. 46 Quarterly Bulletin December 2019 Liabilities Assets Net other investment

Foreign debt South Africa’s total external debt increased from US$176.0 billion at the end of March 2019 to US$180.6 billion at the end of June, mainly as a result of net purchases of domestic government bonds by non-residents. However, South Africa’s gross external debt, in rand terms, decreased from R2 569 billion to R2 555 billion over the same period. Foreign debt US$ billions 120 200 Rand-denominated 100 (right-hand scale) 180 80 60 160 40 140 20 0 120 Per cent 180 160 140 120 100 80 60 40 20 0 60 Debt to export earnings 50 40 30 20 10 0 2014 2015 2016 2017 2018 2019 Source: SARB Foreign currency-denominated external debt decreased from US$88.5 billion at the end of March 2019 to US$87.4 billion at the end of June, mainly due to the redemption of an international government bond. This was partially countered by increased private non-banking sector borrowing. Rand-denominated external debt, in US dollars, increased from US$87.5 billion at the end of March 2019 to US$93.2 billion at the end of June. The increase was mainly driven by net purchases of domestically issued bonds by non-residents as well as an increase in the market values of non-resident holdings of such bonds, while loans to all sectors also increased. South Africa’s total external debt as a ratio of GDP increased from 49.2% at the end of March 2019 to 51.5% at the end of June. Similarly, the ratio of external debt to export earnings increased from 152.7% to 158.2% over the same period. 47 Quarterly Bulletin December 2019 Debt to GDP (right-hand scale) Foreign currency-denominated Total

Foreign debt of South Africa

US$ billions at end of period

	2018				2019	
	Q1	Q2	Q3	Q4	Q1	Q2
Foreign currency-denominated debt	**75.9**	**81.6**	**83.5**	**87.9**	**88.5**	**87.4**
Debt securities	26.7	29.3	30.7	30.7	30.7	29.0
Other	49.2	52.3	52.8	57.1	57.8	58.4
Public sector	10.4	10.1	10.4	10.4	10.5	10.4
Monetary sector	15.4	16.3	14.3	18.6	17.9	18.0
Non-monetary private sector	23.4	25.9	28.1	28.2	29.4	30.0
Rand-denominated debt	**107.4**	**89.3**	**84.7**	**84.6**	**87.5**	**93.2**
Debt securities	65.2	52.4	49.7	48.1	50.4	55.1
Other	42.2	36.9	35.0	36.5	37.1	38.1
Total foreign debt	**183.3**	**170.9**	**168.1**	**172.5**	**176.0**	**180.6**
As a percentage of gross domestic product	*50.7*	*46.2*	*45.7*	*46.8*	*49.2*	*51.5*
As a percentage of total export earnings	*162.5*	*148.6*	*144.6*	*146.8*	*152.7*	*158.2*

Source: SARB

International investment position

South Africa's positive net international investment position (IIP) decreased from a revised R1 055 billion at the end of March 2019 to R760 billion at the end of June. This reflected an increase in foreign liabilities and a decrease in foreign assets. The increase in the weighted average exchange rate of the rand of 3.1% over the period also affected the valuation of foreign assets more than that of foreign liabilities.

The market value of South Africa's foreign assets (outward investment) decreased by 1.7% from a revised R7 699 billion at the end of March 2019 to R7 566 billion at the end of June, following an increase of 9.1% in the first quarter of 2019. The market value of direct and portfolio investment as well as reserve assets decreased in the second quarter of 2019, while that of other investment and financial derivatives increased. The decrease in direct investment mainly resulted from a valuation loss on a large foreign investment of a South African company, while the value of foreign portfolio assets decreased due to the repatriation of portfolio assets and the appreciation in the exchange value of the rand. These developments were partly countered by an increase of 3.8% in the US Standard & Poor's (S&P) 500 Index in the second quarter of 2019. The increase in other investment assets reflected domestic banking sector loans to non-residents under resale agreements as well as short-term loans by the private non-banking sector to non-residents.

The market value of South Africa's foreign liabilities (inward investment) increased by 2.4% from a revised R6 644 billion at the end of March 2019 to R6 806 billion at the end of June, following an increase of 3.7% in the first quarter of 2019. The higher value of foreign liabilities reflected an increase in all functional categories, except other investment. The 3.1% increase in the FTSE/JSE All-Share Price Index (Alsi) in the second quarter of 2019 was the main contributor to the higher value of both direct and portfolio investment liabilities. The redemption of an international government bond was countered by non-resident net purchases of domestic government bonds. The decrease in other investment liabilities resulted mainly from the repayment of short-term foreign loans by the domestic banking sector.

48 South African Reserve Bank Quarterly Bulletin December 2019

South Africa's international investment position


R billions
Foreign liabilities
Foreign assets
Net international investment position
(right-hand scale)
8 000
7 600
7 200
6 800
6 400
6 000
5 600
5 200
4 800
4 400
4 000
1 200
1 000
800
600
400
200
0
-200
-400
2014
2015
2016
2017
2018
2019

Source: SARB

Foreign assets as a ratio of South Africa's annual GDP decreased from 156.4% at the end of March 2019 to 152.1% in June, while foreign liabilities increased from 135.0% to 136.8% over the same period. This resulted in a significant decline in the positive net IIP from 21.4% of GDP at the end of March 2019 to 15.3% at the end of June.

International reserves and liquidity

South Africa's international reserve assets increased significantly by R77.2 billion in the third quarter of 2019 following a decrease of R7.7 billion in the second quarter.

The US dollar value of South Africa's gross gold and other foreign reserves (i.e. the international reserves of the SARB before accounting for reserves-related liabilities) increased from US$49.8 billion at the end of June 2019 to US$54.9 billion at the end of September. This primarily reflected the proceeds from two international bonds of US$5.0 billion issued by the South African government. Subsequently, the value of gross gold and other foreign reserves decreased to US$54.5 billion at the end of October 2019, and increased again to US$54.9 billion at the end of November. South Africa's international liquidity position[10] increased slightly from US$43.9 billion at the end of June 2019 to US$44.1 billion at the end of September, and further to US$44.4 billion at the end of November.

10 This is calculated as the SARB's gross gold and foreign reserves minus foreign currency-denominated liabilities against both domestic and foreign counterparties plus/minus the forward position in foreign currency.

International reserves


US$ billions
Months
Gross reserves
International liquidity position
Import cover ratio (right-hand scale)
55
50
45
40
7.0
6.5
6.0
5.5
5.0
4.5
4.0
2014
2015
2016
2017
2018
2019

Source: SARB

Quarterly Bulletin December 2019 South African Reserve Bank 49

The level of import cover (i.e. the value of gross international reserves relative to the value of merchandise imports, as well as services and income payments) increased from 4.8 months at the end of June 2019 to 5.5 months at the end of September.

11 Unless stated to the contrary, all percentage changes in this section are based on the end of the period.

Exchange rates[11]

The nominal effective exchange rate (NEER) of the rand declined, on balance, by 4.2% in the third quarter of 2019 following an increase of 3.1% in the second quarter. The exchange value of the rand remained volatile in the third quarter of 2019 with the NEER increasing marginally by 0.9% and 0.4% in July and September respectively while declining notably by 5.5% in August amid renewed global trade tensions. In October, the NEER declined by a further 0.7% before increasing by 3.4% in November.

Exchange rates of the rand

Percentage change

	31 Dec 2018 to 29 Mar 2019	29 Mar 2019 to 28 Jun 2019	28 Jun 2019 to 30 Sep 2019	30 Sep 2019 to 29 Nov 2019
Weighted average*	-0.8	3.1	-4.2	2.8
Euro	0.9	1.7	-3.1	2.7
US dollar	-1.0	3.2	-6.9	3.4
Chinese yuan	-3.0	5.5	-3.2	1.8
British pound	-3.1	5.9	-4.1	-1.4
Japanese yen	0.3	0.3	-6.7	5.0

* Trade-weighted exchange rate against a basket of 20 currencies (nominal effective exchange rate)
Depreciation – appreciation +

Source: SARB

The exchange value of the rand depreciated markedly against the US dollar from levels of around R14.00 in July 2019 to R15.50 in August, as the Chinese yuan's depreciation weighed on emerging market currencies. Although the exchange value of the rand appreciated briefly in early September, it again weakened to almost R15.00 against the US dollar in early October. Amid persistent weak domestic economic outcomes and increased global risk aversion, the rand traded at an average of R14.70 against the US dollar in the third quarter of 2019, substantially weaker than in the first half of the year. However, this trend was also evident among other emerging market currencies, largely due to geopolitical factors. Despite adverse domestic idiosyncratic developments, the rand as well as other emerging market currencies were to a large extent influenced by global developments and risk aversion in the third quarter.

50 South African Reserve Bank Quarterly Bulletin December 2019

Exchange value of the rand against the US dollar


Rand per US dollar
16.0
15.5
15.0
14.5
14.0
13.5
13.0
South African rand
Period average
Jan
Mar
May
Jul
Sep
Nov
2019

Emerging market currencies and risk aversion


Index
Index
Volatility Index (VIX)*
EM currency index** (inverse right-hand scale)
Weaker EM currency = higher
30
25
20
15
10
5
0
57
58
59
60
61
62
63
64
65
Jan
Mar
May
Jul
Sep
Nov
2019

* The Volatility Index (VIX) is a real-time index that represents the market's expectation of 30-day forward-looking volatility derived from the S&P 500 index options and was developed by the Chicago Board Options Exchange (CBOE). The VIX provides a measure of market risk and investor sentiment.

** JPMorgan emerging market currency index

Sources: CBOE, JPMorgan and SARB

The exchange value of the rand depreciated sharply in late October after the release of the *2019 MTBPS*, which reflected a marked deterioration in South Africa's fiscal situation. This triggered renewed concerns regarding further credit rating downgrades as Moody's Investor Services (Moody's) revised South Africa's sovereign rating outlook from stable to negative, followed by Standard and Poor's on 22 November. However, the exchange value of the rand stabilised towards the end of November.

Effective exchange rates of the rand


Index: 2010 = 100
100
90
80
70
60
50
Stronger rand = higher
Real effective exchange rate
Nominal effective exchange rate
2014
2015
2016
2017
2018
2019

Source: SARB

The real effective exchange rate (REER) of the rand decreased by 0.3% from December 2018 to September 2019, reflecting an improvement in the external competitiveness of domestic producers in foreign markets.

Quarterly Bulletin December 2019 South African Reserve Bank 51

Turnover in the South African foreign exchange market The net average daily turnover12 in the South African market for foreign exchange (FX) decreased by 3.7% from US$15.5 billion in the second quarter of 2019 to US$15.0 billion in the third quarter, as the value of transactions against both the rand and in third currencies declined. Transactions against the rand declined by 3.0% from US$11.2 billion in the second quarter of 2019 to US$10.9 billion in the third quarter, while transactions in third currencies declined by 5.8% from US$4.3 billion to US$4.1 billion over the same period. 12 This is calculated as the daily average of all new foreign exchange transactions concluded during a specified period, adjusted for local interbank double counting. Net average daily turnover in the South African foreign exchange market US$ billions 30 against the rand 25 20 15 10 5 0 2014 2015 2016 2017 2018 2019 Source: SARB Non-residents continued to dominate participation in the domestic FX market, although the value of their transactions against the rand declined from US$7.0 billion in the second quarter of 2019 to US$6.8 billion in the third quarter. The decline most probably resulted from reduced appetite for domestic bonds and shares amid disappointing domestic economic outcomes and increased risk aversion in global financial markets. Composition of turnover against the rand US$ billions 22 20 18 16 14 12 10 8 6 4 2 0 Monetary sector Other residents 2014 2015 2016 2017 2018 2019 Source: SARB 52 Quarterly Bulletin December 2019 Non -residents Total Trans Trans in thi actions actions rd currencies

The value of FX transactions against the rand within the monetary sector remained broadly unchanged at US$1.9 billion from the second to the third quarter of 2019. Similarly, the value of FX transactions against the rand with other resident counterparties remained unchanged at US$2.2 billion over the same period. Composition of turnover in third currencies US$ billions 8 7 6 5 4 3 2 1 0 2014 2015 2016 2017 2018 2019 Source: SARB Similarly to transactions against the rand, the decline in turnover for FX transactions in third currencies in the third quarter of 2019 was mainly driven by a third consecutive quarterly decline in non-resident participation, from US$3.9 billion in the second quarter to US$3.7 billion in the third quarter. FX transactions in third currencies within the monetary sector remained unchanged at US$0.1 billion in the third quarter of 2019, while FX transactions in third currencies with other resident counterparties declined marginally from US$0.4 billion in the second quarter of 2019 to US$0.3 billion in the third quarter. 53 Quarterly Bulletin December 2019 Monetary sector Other residents Non-residents

Monetary developments, interest rates and financial markets Money supply Growth in the broadly defined money supply (M3) outpaced that in nominal GDP by a narrower margin in the third quarter of 2019 despite slowing markedly from a quarter-to-quarter seasonally adjusted and annualised rate of 14.9% in the second quarter to 5.9% in the third quarter. The deceleration in overall deposit growth was driven by slower growth in the deposit holdings of the corporate sector from July 2019, while the expansion in household deposits remained slightly more upbeat but range-bound alongside moderate wage growth. The income velocity of circulation of M3 decreased from 1.38 in the second quarter of 2019 to 1.37 in the third quarter, as the quarterly expansion in M3 exceeded that in nominal GDP. Money supply and gross domestic product Year-on-year percentage change 12 10 8 6 4 2 0 2014 2015 2016 2017 2018 2019 Sources: Stats SA and SARB 13 The deposit holdings of the corporate sector include local government deposits. Year-on-year growth in M3 moderated from a high of 9.0% in May 2019 to 6.1% in September and 7.3% in October. Growth in the deposit holdings of the corporate sector initially accelerated from 3.7% in January 2019 to 9.3% in June amid risk aversion in the run-up to the national elections. The deposits of both financial and non-financial companies13 then decelerated to 6.5% in October, partly due to base effects as the balances of 12 months prior were boosted by valuation gains on foreign currency-denominated deposits when the exchange value of the rand depreciated. Growth in the deposit holdings of non-financial companies slowed from a recent high of 7.8% in April 2019 to 4.9% in August, with a moderate recovery to 6.4% in October. Similarly, the rate of increase in the deposit holdings of financial companies decelerated sharply from 12.1% in June to 5.3% in September and 6.5% in October. Nonetheless, this still exceeded the weak average growth of 2.8% recorded by this sector in 2018. Growth in the deposit holdings of households levelled off somewhat from a high of 9.0% in May 2019 to slightly more than 8% in the ensuing months to October. 54 Quarterly Bulletin December 2019 M3 Nominal GDP

Deposit holdings of households and companies Percentage change over 12 months 16 12 8 4 0 -4 2014 2015 2016 2017 2018 2019 Source: SARB Growth in long-term deposits has notably exceeded that of the other deposit categories since late 2018, and expanded at double-digit rates throughout the first 10 months of 2019, albeit with some moderation from 17.7% in March 2019 to 16.1% in October. Growth in short-and medium-term deposits accelerated notably from a low of 0.6% in January 2019 to 7.4% in May, after which it moderated to 4.2% in October. After fluctuating around an average of 4.5% in 2018, the rate of increase in the more liquid cash, cheque and other demand deposits accelerated from below 5.0% in February 2019 to 9.0% in June before slowing again to 5.8% in October. Deposits by maturity Percentage change over 12 months 20 15 10 5 0 -5 -10 2014 2015 2016 2017 2018 2019 Source: SARB Total M3 deposit holdings increased by R72.6 billion in the third quarter of 2019 compared with a marked increase of R158.6 billion in the same quarter a year earlier. The deposit holdings of the corporate sector as a whole increased by R38.9 billion in the third quarter of 2019, with non-financial companies contributing R29.8 billion and financial companies R9.1 billion. The moderate increase in financial company deposits compares to a very large increase in the third 55 Quarterly Bulletin December 2019 Cash, cheque and other demand Long term Short and medium term Financial companies Households Non-financial companies quarter of 2018, which reflected valuation gains on foreign currency-denominated deposits at the time. The R33.7 billion increase in the deposit holdings of the household sector in the third quarter of 2019 almost equalled the increase of R35.0 billion in the same quarter a year earlier, but was less than the increase of R41.5 billion in the previous quarter.

M3 holdings of households and companies

	Quarter-to-quarter change R billions						Percentage of total M3 deposit holdings*
	2018			2019			
	Q2	Q3	Q4	Q1	Q2	Q3	
Households	29.8	35.0	11.6	11.3	41.5	33.7	35.2
Companies: Total	-36.8	123.6	-14.8	75.5	20.3	38.9	64.8
Of which: Financial	-23.4	87.3	-41.6	75.1	26.7	9.1	36.5
Non-financial	-13.4	36.3	26.9	0.4	-6.4	29.8	28.3
Total M3 deposits	**-7.1**	**158.6**	**-3.2**	**86.8**	**61.8**	**72.6**	**100.0**

* Expressed as a percentage of the total outstanding balance as at September 2019

Source: SARB

In statistical terms, the difference between the increase in M3 of R72.6 billion and the increase in claims on the domestic private sector of R55.2 billion in the third quarter of 2019 is explained by the net effect of a R93.5 billion increase in net foreign assets of the monetary sector, a decline in net claims on the government sector of R31.9 billion, and a R44.2 billion decrease in net other assets (a contra-entry category absorbing the changes in foreign assets, among other factors).

Credit extension[14]

Growth in total loans and advances extended by monetary institutions to the domestic private sector accelerated moderately in early 2019 but slowed in subsequent months. The recent moderation reflected slower growth in loans extended to companies while that to households continued its gradual upward trend. The household sector's reliance on bank funding has consistently edged higher over the past two and a half years, amid a challenging economic environment. However, the rising debt levels of the household sector alongside weak job prospects, high unemployment and low consumer confidence may dampen credit growth over the short term.

The increase in total loans and advances of R47.2 billion in the third quarter of 2019 was more than the R30.6 billion in the second quarter but somewhat less than the increase of R51.0 billion in the third quarter of 2018. However, the quarter-to-quarter seasonally adjusted and annualised growth rate in total loans and advances to the domestic private sector decelerated from a recent high of 9.2% in the second quarter of 2019 to 5.3% in the third quarter. With the expansion in credit extension falling short of that in nominal GDP, the ratio of credit to GDP declined from 75.1% in the first quarter of 2019 to 74.7% in the third quarter.

14 Growth in credit extension was impacted by the implementation of International Financial Reporting Standard 9 from January 2018. Banks' calculation of the provision for credit losses (impairments) changed fundamentally, which affected outstanding credit balances. For a more comprehensive analysis, see 'Box 3: Impairments and credit statistics' on page 52 of the June 2018 edition of the *Quarterly Bulletin*, also available at http://www.resbank.co.za/Lists/News%20and%20Publications/Attachments/8615/03Impairments%20and%20credit%20statistics.pdf

56 South African Reserve Bank Quarterly Bulletin December 2019

Bank loans and gross domestic product Year-on-year percentage change 20 16 12 8 4 0 Total loans and advances to the private sector Percentage change 15 10 5 0 2014 2015 2016 2017 2018 2019 * Growth rates impacted by the implementation of IFRS 9 from January 2018 Sources: Stats SA and SARB The 12-month growth in total loans and advances moderated from a recent high of 7.5% in April 2019 to 5.9% in September before rebounding to 7.1% in October. When adjusted for inflation, real credit growth exceeded the 2% level in January 2019 for the first time in 33 months after having fluctuated around zero per cent in the prior 12 months. Real credit growth accelerated further to a recent high of 3.3% in October 2019 as growth in nominal credit extension exceeded consumer price inflation by a wider margin. Total loans and advances Percentage change over 12 months 12 10 8 6 4 2 0 Real* -2 -4 2014 2015 2016 2017 2018 2019 * Deflated with the consumer price index Source: SARB 57 Quarterly Bulletin December 2019 Nominal Over 12 months Quarterly at seasonally adjusted annualised rates * Loans to companies Loans to households Nominal GDP *

Growth in credit extension to the corporate sector accelerated from 5.4% in February 2019 to 8.5% in April, only to recede again to 5.2% in September and rebound to 7.5% in October. These fluctuations were mostly driven by variations in credit to financial companies. By contrast, credit to non-financial companies maintained a relatively steady pace of expansion as the demand for credit by companies involved in, among other things, energy, mining, consumer goods and property development increased. The increase in bank loans to the corporate sector of R23.1 billion in the quarter ending September 2019 exceeded the increase of R10.6 billion in the previous quarter but was less than the increase of R31.0 billion in the third quarter of 2018. The increase in the third quarter of 2019 was mainly concentrated in mortgage advances and instalment sale credit, while growth in general loans (normally acquired for working capital purposes) moderated. Corporates also made significant repayments on overdraft facilities over this period. Selected loans and advances Corporate sector Percentage change over 12 months Household sector Percentage change over 12 months 14 20 18 16 14 12 10 8 6 4 2 0 -2 12 10 8 6 4 2 0 -2 2017 2018 2019 2017 2018 2019 Mortgages General loans Credit cards Instalment sale credit and leasing finance Overdrafts Source: SARB Year-on-year growth in credit extension to the household sector continued its rising trend, from 6.1% in January 2019 to a six-year high of 6.7% in October. Growth in mortgage advances, which account for 58% of household loans, has been accelerating gradually from an average of 3.1% in 2017 to an average of 3.6% in 2018, and further to 5.1% in October 2019. Households’ utilisation of overdrafts decreased during 2019, while growth in instalment sale credit and leasing finance also slowed from a recent high of 8.2% in April 2019 to 6.1% in October. By contrast, general loans and credit card advances maintained a steady pace of acceleration in 2019, with growth in both exceeding 11% in October. Despite the increased usage of credit card advances, it accounts for only about 7% of total loans to households, whereas general loans are somewhat more significant at around 14.5%. 58 Quarterly Bulletin December 2019

Growth in total mortgage advances edged moderately higher from 4.6% in January 2019 to 6.0% in October, benefitting from an increase in loans for both residential and commercial property. Mortgage advances on residential property continued to accelerate gradually from 4.0% in December 2018 to 4.9% in October 2019. Growth in advances on commercial property was more lively and quickened from 4.8% in January 2019 to 9.0% in October. Mortgage advances Percentage change over 12 months 18 16 14 12 10 8 6 4 2 0 2014 2015 2016 2017 2018 2019 Source: SARB The general weakness in credit growth was fairly pervasive across the domestic economic sectors in the second and third quarter of 2019. The significant deceleration in growth in credit extension to the construction sector from a recent high in the first quarter of 2019 coincided with slow growth in property prices as well as weak building confidence and activity. This contrasted credit to the real estate sector, which remained fairly upbeat during the course of 2019. Resilient growth in credit extension to the wholesale and retail trade sector in 2018 slowed noticeably in 2019 along with sluggish consumer spending. The mining sector’s credit demand, which is only a small portion of its source of funding, also dwindled during 2019. The moderate increase in bank credit to manufacturers in 2019 probably indicated headwinds related to weak consumer demand and confidence as domestic economic activity remained sluggish. The same reasons probably also contributed to the contractions in credit extension to the finance and insurance sector as well as the business services sector in some quarters of 2018 and 2019. 59 Quarterly Bulletin December 2019 Commercial property Residential property Total Box 3 Why the acceleration in general loans to households from 2018? Growth in general loans to households by private sector banks has accelerated steadily from a recent low of 2.7% in December 2017 to 11.8% in October 2019, and reflected various developments. More conservative and generally risk-averse credit underwriting criteria, together with an increase in the maximum value of loans offered, have typically resulted in fewer loans but with a longer term being granted to existing clients with relatively good credit risk profiles. As banks targeted higher-income clients with a lower probability of default, the unsecured credit became more competitively priced. Banks’ attempts to lure back clients through an improved customer experience, better processes and more convenient ways of opening loan accounts through new channels are also rendering results. Banks reported success with direct sales and web-based loan origination along with improved efficiencies from simplified online origination and digitised branch processes. However, the recent increase in unsecured loans is also partly technical. International Financial Reporting Standard 9 (IFRS 9), effective since 2018, requires that loans be kept on the balance sheet for a longer period of time before being written off. Previously, under International Accounting Standard 39 (IAS 39), loans under default would have been written off sooner. The change in balance sheet composition due to the extension of the write-off period for unsecured loans partly boosted growth rates during the changeover period.

Growth in bank credit by economic sector

Percentage change over four quarters

Economic sector	2018 Q3	2018 Q4	2019 Q1	2019 Q2	2019 Q3	Percentage of total credit extension*
Households	4.6	5.8	6.2	6.8	7.8	36.2
Finance and insurance	-7.9	-0.5	0.8	-1.2	-5.4	16.6
Real estate	10.1	10.5	5.6	6.5	10.9	11.6
Wholesale and retail trade	16.6	17.7	6.7	2.9	0.3	5.1
Manufacturing	1.0	2.5	9.5	6.3	5.2	4.4
Business services	-1.0	6.4	7.0	1.9	-1.9	3.2
Transport, storage and communication	-1.3	10.8	10.2	10.0	4.8	3.1
Electricity, gas and water	4.2	-0.4	1.2	-1.3	9.8	2.5
Agriculture, forestry and fishing	6.0	4.8	5.4	7.9	-4.4	2.0
Mining and quarrying	16.1	24.2	29.3	0.2	1.0	1.7
Construction	5.9	9.9	17.7	5.9	2.3	0.9
Community, social, personal services and other	17.0	8.2	10.5	-0.5	-3.1	12.7
Total	**4.3**	**6.2**	**6.3**	**3.8**	**3.0**	**100.0**

* Expressed as a percentage of the total outstanding balance for June 2019

Source: SARB

Interest rates and yields

The Monetary Policy Committee (MPC) of the SARB decided to keep the repurchase rate (repo rate) unchanged at the September and November 2019 meetings, having assessed the overall risks to the inflation outlook in the near term to be balanced. Nonetheless, the MPC noted that uncertainty about inflation risks is unusually high, driven mainly by supply-side factors.

Domestic short-term money market interest rates generally declined during the course of the third quarter of 2019 following the decrease in the repo rate in July 2019 and periods of appreciation in the exchange value of the rand. Since then, money market conditions have been impacted by the release of a larger-than-expected fiscal budget deficit in the *2019 Medium Term Budget Policy Statement (2019 MTBPS)* and the subsequent review of the international ratings outlook of South Africa's sovereign debt instruments from stable to negative. The concomitant depreciation in the exchange value of the rand also placed upward pressure on interest rates. However, the favourable inflation outcomes of recent months moderated the increase in short-term interest rates.

The 3-month Johannesburg Interbank Average Rate (Jibar) declined from 7.00% before the decrease in the repo rate on 19 July 2019 to 6.78% on 2 October and has since fluctuated between 6.78% and 6.81% up to the end of November. The 6-month Jibar fluctuated lower from 7.35% on 16 July 2019 to 7.22% in late October but then increased moderately to 7.30% on 29 November after the *2019 MTBPS*. The 12-month Jibar followed a similar trajectory, initially decreasing by 20 basis points from 7.75% on 1 July 2019 to a low of 7.55% on 12 September before increasing to 7.77% at the end of November. The 12-month Jibar averaged 7.65% in the third quarter of 2019, down from an average of 8.02% in the second quarter.

The tender rate on 91-day Treasury bills (TBs) decreased by 36 basis points from 7.10% on 2 July 2019 to 6.74% on 20 September before increasing to 6.97% in early November alongside a larger projected fiscal deficit. The tender rate maintained a moderate upward bias during the rest of the month, increasing to 7.06% on 29 November.

60 South African Reserve Bank Quarterly Bulletin December 2019

Money market rates Per cent 9.0 8.5 8.0 7.5 7.0 6.5 6.0 Jun Sep Dec MarJun Sep Dec MarJun Sep Dec MarJun Sep Dec 2016 2017 2018 2019 Source: SARB Funding conditions in the market for interbank lending have been fairly stable in 2019 thus far, with interest rates exceeding the standing facility limits only on one occasion since the start of the year. The South African Benchmark Overnight Rate on Deposits (Sabor) remained closely aligned to the repo rate, averaging 6.51% since the lowering of the policy rate in July. By contrast, the overnight foreign exchange (FX) rate displayed somewhat more volatility, initially increasing by 73 basis points from 6.88% on 2 July 2019 to 7.61% on 31 August and exceeding the upper limit of the standing facility range due to generally high demand for liquidity towards month-end. Subsequently, the overnight FX rate fluctuated widely, albeit with a downward trajectory to 6.40% on 7 November, before increasing to 7.08% by month-end. The overnight FX rate averaged about 6.86% in the second and third quarter of 2019, up from 6.66% in the first quarter. Benchmark overnight rates Per cent 11 10 Standing facility 9 Overnight FX rate 8 7 6 5 4 2016 2017 2018 2019 Source: SARB 61 Quarterly Bulletin December 2019 Sabor upper band Standing facility lower band 12-month Jibar 6-month Jibar 3-month Jibar Repurchase rate 91-day Treasury bills

Rates on forward rate agreements (FRAs) generally decreased after the July 2019 reduction in the repo rate but remained sensitive to fluctuations in the exchange value of the rand. FRA rates across the maturity spectrum reacted positively to the recent benign inflation outcomes and reflected market expectations of a possible further reduction in the policy rate in the coming months. The 9x12-month FRA declined by 25 basis points from 6.58% on 1 July 2019 to 6.33% by mid-September but then fluctuated higher to 6.66% on 29 November after the *2019 MTBPS* in October. Similarly, the 3x6-month FRA decreased by 24 basis points from 6.82% on 5 August 2019 to 6.58% on 22 October before increasing to 6.75% at the end of November as the exchange value of the rand depreciated after the *2019 MTBPS* and the policy stance was kept unchanged at the November MPC meeting.

Forward rate agreements


Per cent
8.5
8.0
7.5
7.0
6.5
6.0
3x6 months
6x9 months
9x12 months
18x21 months
Jun
Sep
Dec
Mar
Jun
Sep
Dec
Mar
Jun
Sep
Dec
Mar
Jun
Sep
Dec
2016
2017
2018
2019

Source: SARB

Private sector banks have kept deposit and lending rates relatively stable since the end of July 2019 alongside the unchanged repo rate. The prime lending rate was maintained at 10.00%, while the weighted-average flexible rate charged by banks on mortgage advances decreased from 9.77% in June to 9.51% in October. The interest rates offered on one-month notice deposits also decreased, from 6.54% in June to 6.37% in October.

The *yield on 10-year South African rand-denominated government bonds* issued and traded in the domestic market generally declined from the end of October 2018 to mid-July 2019 along with a fair degree of volatility. Subsequently, this yield increased from 8.48% on 18 July 2019 to 9.12% on 29 November, reflecting continued global trade tensions between the US and China as well as notable non-resident net sales of domestic bonds, government's recapitalisation of Eskom, and the depreciation in the exchange value of the rand. The larger government budget deficit and increased debt levels in the *2019 MTBPS* also raised concerns of a possible sovereign credit rating downgrade.

62

South African Reserve Bank Quarterly Bulletin December 2019

Government bond yield, inflation and the exchange rate Per cent Rand per US dollar 12 18 10 16 8 6 14 4 12 2 10 0 2014 2015 2016 2017 2018 2019 Consumer price inflation Exchange rate (right-hand scale) South African 10-year yield Sources: IRESS, JSE, Stats SA and SARB The level of the yield curve moved lower, beyond the short end, from the end of October 2018 to 18 July 2019. Thereafter, the curve shifted higher and the slope steepened as bond yields across the maturity spectrum increased except for the extreme short end, which declined along with the lower repo rate in July 2019. The overall increase in yields since July 2019, which was briefly interrupted from mid-August to mid-September, reflected the depreciation in the exchange value of the rand, among other factors. The yield gap15 widened markedly from 283 basis points on 18 July 2019 to 374 basis points on 29 November. 15 The yield gap is measured as the difference between yields at the extreme long and short ends of the yield curve. Yield curve Per cent 11 10 9 8 7 6 0 5 10 15 20 25 30 Unexpired maturity in years 25 October 2018 18 July 2019 29 November 2019 Sources: IRESS and JSE 63 Quarterly Bulletin December 2019

16 The EMBI+ measures the total returns on US dollar-denominated debt instruments of emerging market economies.

17 This is the differential between the yield on South African government US dollar-denominated bonds and that on US dollar-denominated bonds of the US government.

The yield spread of emerging market US dollar-denominated bonds relative to US government bonds, as measured by the JPMorgan Emerging Markets Bond Index Plus (EMBI+),[16] narrowed significantly from 442 basis points in May 2019 to 340 basis points in November, amid some volatility. The narrowing reflected improved investor confidence towards emerging market bonds. Similarly, South Africa's *sovereign risk premium*[17] on government's US dollar-denominated bonds in the six-year maturity range narrowed from an average of 260 basis points in May 2019 to 241 basis points in November.

Money market

Private sector banks' average actual daily liquidity requirement of R56.5 billion in the third quarter of 2019 fluctuated between a low of R52.8 billion and a high of R60.9 billion, and was aligned to the average actual daily liquidity requirement of R56 billion of the SARB. In October and November 2019, the actual daily liquidity requirement averaged R55.6 billion and R56.2 billion respectively.

The net effect of the factors influencing money market conditions expanded liquidity by R5.7 billion in the third quarter of 2019 compared with a contraction of R1.4 billion in the second quarter. Although an increase in notes and coin in circulation outside of the SARB of R4.9 billion tightened liquidity in the third quarter of 2019, the SARB's money market operations injected R9.3 billion on a net basis. This included FX swaps to the value of R7.1 billion, which were allowed to mature, as well as the placement of R2.1 billion in deposits of the Corporation for Public Deposits (CPD) at private sector banks. FX transactions in the spot market by the SARB, which contracted liquidity by R0.1 billion, were countered by maturing SARB debentures, which expanded liquidity by R0.1 billion. In October and November 2019, money market liquidity contracted by R5.5 billion, mostly on account of increases in notes and coin in circulation and in the required cash reserve deposits of banks.

Factors influencing money market liquidity conditions



Notes and coin in circulation
-4.9
-8.5
Change in cash reserve accounts
0.9
-5.1
Spot foreign exchange transactions
-0.1
-0.1
Government deposits with SARB
Reverse repurchase transactions
SARB debentures
0.1
Tightening (draining)
Easing (injecting)
Forward position (swaps)
7.1
-1.1
CPD call deposits
2.1
8.4
Other
0.5
0.9
Liquidity provided to the banking system
5.7
-5.5
-20
-15
-10
-5
0
5
10
R billions
July–September 2019
October–November 2019

Source: SARB

64 South African Reserve Bank Quarterly Bulletin December 2019

From January to September 2019, capital redemptions and scheduled coupon interest payments on various government bonds amounting to R107.7 billion were effected from the government tax and loan accounts. Of this, the SARB’s portfolio of government bonds accrued only R296 million. Bond market The value of the public sector’s18 net issuance of listed bonds in the domestic primary bond market increased by 40.5% year on year to R309 billion in the first 11 months of 2019. The larger fiscal deficit of national government and the borrowing needs of some public corporations due to financial challenges increased funding pressures. Funding activity by private sector companies also increased markedly in 2019, with net issuances increasing almost seven-fold from only R10.6 billion in the 11 months to November 2018 to R71.3 billion in the same period of 2019. These issuances brought the total outstanding nominal amount of all JSE-listed bonds to R3.4 trillion at the end of November 2019 – 12.8% more than a year earlier. 18The public sector includes national and local governments as well as public corporations. Net issuances of listed bonds in the primary market R billions 50 40 30 20 10 0 -10 -20 2014 2015 2016 2017 2018 2019 Private sector Public sector Source: JSE National Treasury successfully raised US$5 billion through two bond issues in the international markets in September 2019, after announcing its intention to return to international markets to raise funding. The US$2 billion 10-year bond maturing in 2029 was priced at a coupon rate of 4.85% and the US$3 billion bond maturing in 2049 at a coupon rate of 5.75%. National government’s foreign currency-denominated debt as a percentage of total debt was 11.3% as at 31 October 2019, still well within the limit of 15% which was set to manage exchange rate risk. The daily average value of turnover in the domestic secondary bond market increased by 21.5% to R150 billion in the first 11 months of 2019 compared with the corresponding period of 2018, supported by higher volumes traded. Issuances of rand-denominated bonds in the European and Japanese bond markets gained some momentum in the 11 months to November 2019, with the outstanding amount of rand-denominated bonds in issue in international markets increasing by R7.3 billion to R273 billion in November. This followed net redemptions in the past two years. Despite several government bonds yielding negative returns globally compared with South Africa’s positive yields, investment in rand-denominated bonds is affected by concerns regarding the country’s sovereign credit rating. 65 Quarterly Bulletin December 2019

International primary markets for rand-denominated bonds


R billions
10
0
-10
-20
-30
2014
2015
2016
2017
2018
2019
Issues
Redemptions

Source: Bloomberg

Non-resident investor interest in the domestic secondary bond market has faded of late, with notable net sales of R57.4 billion in the second and third quarter of 2019 combined, following net purchases of R16.0 billion in the first quarter, as reported by the JSE. Further net sales of domestic bonds by non-residents of R4.5 billion in October and November contributed to cumulative net sales of R45.8 billion in the first 11 months of 2019, which was less than the R84.0 billion over the same period in 2018. Non-residents' negative sentiment towards domestic bonds in the latter part of 2019 was influenced by, among other factors, the depreciation in the exchange value of the rand, the uncertain political landscape, the larger budget deficit, and the rising debt of national government over the next three years, as projected in the *2019 MTBPS*.

Non-resident net transactions in JSE-listed shares and bonds


R billions
40
30
20
10
0
-10
-20
-30
-40
-50
-60
Net purchases
Net sales
2014
2015
2016
2017
2018
2019
Shares
Bonds

Source: JSE

66

South African Reserve Bank Quarterly Bulletin December 2019

Share market

Equity capital raised by companies listed on the JSE in the domestic and international primary share markets waned in the third quarter of 2019 amid a decline in share prices in a weak global and domestic economic environment. The value of shares issued on the JSE declined by 39.1% to R32.9 billion in the 11 months to November 2019 compared with the corresponding period in 2018. Thus far in 2019, companies in the financial sector contributed the most to the total value of shares issued, at 52.9%.

Equity capital raised on the JSE by sector


Per cent
January–November 2018
January–November 2019
1.9
9.5
7.8
40.8
40.0
7.8
30.2
52.9
9.1
Financials
Resources
AltX
Industrials
BEE

Source: JSE

The *value of turnover* in the secondary share market of the JSE was subdued in the first 11 months of 2019, with a daily average of R20.7 billion, which was 8.2% less than in the same period in 2018. The decline occurred alongside lower volumes, which also coincided with a decline in volatility. The market capitalisation of all shares listed on the JSE increased from a recent low of R12.5 trillion in November 2018 to an all-time high of R17.5 trillion in September 2019, reflecting higher share prices, before declining to R17.0 trillion in November.

Non-residents' net sales of JSE-listed shares of R29.3 billion in the first half of 2019 were followed by net sales of R44.5 billion in the third quarter and R38.4 billion in October and November, as reported by the JSE. The persistent sell-off by non-residents in 2019 was primarily driven by continued investor concerns over the domestic and global economic growth outlook, uncertainties over the US-China trade tensions, Brexit negotiations, and concerns that South Africa might lose its investment-grade credit rating. The cumulative net sales of shares by non-residents of R112 billion in the first 11 months of 2019 were nearly three times the R40.6 billion in the corresponding period of 2018.

The *share prices* of JSE-listed companies trended lower in the third quarter of 2019 following increases in the first two quarters. In the third quarter of 2019, the South African share market was affected by the prolonged US-China trade tensions which added to market uncertainty, together with the weak domestic economic growth outlook and lack of business confidence amid the longest officially dated downward phase in the business cycle. The FTSE/JSE All-Share Price Index (Alsi) decreased by 5.8% in the third quarter of 2019, marking the worst third-quarter performance since 2011. Subsequently, the Alsi increased by 1.0% to 55 349 index points on 29 November. Domestic share prices also underperformed their global counterparts, with a decrease of 8.4% in US dollar terms, while the MSCI Emerging Markets Index declined by only 1.4% and the MSCI World Index gained 5.2% in the five months to November 2019.

Quarterly Bulletin December 2019 South African Reserve Bank 67

Share prices Percentage change over one quarter 15 10 5 0 -5 -10 2011 2012 2013 2014 2015 2016 2017 20182019 FTSE/JSE All-Share (in rand terms) Index in US dollar: 2 January 2014 = 100 150 125 100 75 50 2014 MSCI World 2015 2016 2017 2018 2019 MSCI Emerging Markets FTSE/JSE All-Share Sources: Bloomberg, IRESS and JSE The overall historical price-earnings ratio of ordinary shares listed on the JSE receded from a recent high of 21.5 in June 2019 to 18.4 in November, as total earnings increased and share prices declined. Market for exchange-traded derivatives Domestic maize prices have moved broadly sideways thus far in 2019, amid some volatility. The spot prices of white and yellow maize contracts listed on the JSE Commodity Derivatives Market increased from mid-May 2019 to mid-August, along with the depreciated exchange value of the rand and some spillover from higher international maize prices which was partly driven by wet weather conditions in the US. Subsequently, the spot prices of domestic white and yellow maize declined to R2 841 per ton and R2 745 per ton respectively on 29 November. Encouragingly, the latest data released by the Department of Agriculture, Forestry and Fisheries’ Crop Estimates Committee indicate that the intention of maize farmers to plant in the 2019/20 production season has increased by 9.5% from the previous season. Despite lower international wheat prices, the spot price of domestic wheat increased by 11.8% from a low of R4 336 per ton on 26 February 2019 to R4 847 per ton on 19 September, along with the depreciation in the exchange value of the rand. Subsequently, domestic wheat prices declined to R4 395 per ton on 29 November. In October 2019, the domestic wheat import tariff was raised markedly from R664.70 per ton to R1 008.60 per ton to stave off cheap wheat imports, which could destabilise the domestic wheat market. 68 Quarterly Bulletin December 2019

Grain prices South Africa Rand per ton 5 500 4 500 3 500 2 500 1 500 International US dollar per ton 400 350 300 250 200 150 100 2014 2015 2016 2017 2018 2019 Sources: International Grains Council and JSE Turnover in equity derivatives on the JSE increased slightly in the first 11 months of 2019 compared to the corresponding period of 2018, while turnover in interest rate derivatives declined over the same period. By contrast, turnover in currency derivatives increased significantly by 48.7% over the same period, reflecting increased hedging activity against adverse movements in the exchange value of the rand. However, the value of equity derivatives turnover continued to dominate overall derivatives turnover on the JSE. Derivatives turnover on the JSE, January to November 2019 Change over one year (per cent) Type of derivative Value (R billions) Equity ............................................................................................................ Warrant ......................................................................................................... Commodity.................................................................................................... Interest rate ................................................................................................... Currency........................................................................................................ 5 457 1 761 1 243 1 444 2 37 24 -6 49 Source: JSE 69 Quarterly Bulletin December 2019 Wheat Maize Wheat White maize

Real estate market The lacklustre growth in nominal residential property prices has continued thus far in 2019. The year-on-year rates of increase in house prices varied between 2.4% and 4.0% across the different indicators in October 2019, mostly still less than consumer price inflation, implying that house prices continued to decline in real terms. The muted growth in nominal house prices continued to be a reflection of the prevailing macroeconomic fundamentals such as subdued domestic economic growth, the high unemployment rate, depressed property demand, low consumer confidence, and slow growth in households’ disposable income. Nominal house prices and consumer price inflation Percentage change over 12 months 12 10 8 6 4 2 2014 2015 2016 2017 2018 2019 First National Bank Standard Bank Lightstone Headline consumer price index Sources: First National Bank, Lightstone, Standard Bank and Stats SA The weak demand for residential property was observed in the average time that residential properties remained on the market, which increased from 14.1 weeks in the second quarter of 2019 to 16.0 weeks in the third quarter, as measured by First National Bank (FNB). In addition, sellers were forced to reduce their initial asking prices to a greater extent, with the average percentage reduction in the asking price increasing to 10.0% in the third quarter of 2019 from 8.6% a year earlier. The real value of residential building plans passed also declined markedly in recent months, reflecting falling demand for new residential property. Average reduction in initial residential property asking prices Per cent 0 -2 -4 -6 -8 -10 -12 2014 2015 2016 2017 2018 2019 Source: First National Bank 70 Quarterly Bulletin December 2019

Non-bank financial intermediaries[19]

The consolidated assets of non-bank financial institutions increased by 0.4% from the second quarter of 2019 to R9.9 trillion in the third quarter. The total assets of unit trusts and long-term insurers increased by 2.2% and 0.7% respectively, while that of the Public Investment Corporation (PIC) declined by 1.8%. Year-on-year growth in the balance sheet of non-bank financial institutions has slowed from a recent high of 9.4% in the fourth quarter of 2017 to 3.3% in the third quarter of 2019. The change in asset allocation of these institutions mirrored financial market conditions in the third quarter of 2019.

Total assets of non-bank financial institutions


Percentage of total assets
R billions
60
50
40
30
20
10
0
10 000
8 000
6 000
4 000
2 000
0
2014
2015
2016
2017
2018
2019
Shares
Cash and deposits
Total assets (right-hand scale)
Interest-bearing securities
Other assets

Source: SARB

Consistent with the decline in share prices in the third quarter of 2019, these institutions' shareholding decreased by 0.5 percentage points from the second quarter of 2019 to 54.4% of total assets in the third quarter – the lowest since the second quarter of 2013. Shareholding declined by a cumulative 0.5 percentage points in the first three quarters of 2019, despite a 4.0% increase in domestic share prices over the same period. Non-bank financial institutions' holdings of interest-bearing securities increased by 0.6 percentage points from the second quarter of 2019 to 31.4% of total assets in the third quarter.

The holdings of cash and deposits by these institutions increased slightly by 0.2 percentage points from the second quarter of 2019 to 6.1% of total assets in the third quarter. In particular, unit trusts and long-term insurers increased cash and deposits by 3.9% and 3.6% respectively. The reallocation of funds to cash and deposits in the third quarter of 2019 was in line with increased risk aversion. The value of loans extended by non-bank financial institutions increased slightly from the second quarter of 2019 to 4.8% of total assets in the third quarter. The weak economic environment appears to be having an effect on credit extended by non-bank finance companies, especially on instalment sale finance to households. Quarter-to-quarter growth in credit extension by these companies slowed somewhat from 1.1% in the second quarter of 2019 to 0.6% in the third quarter.

19 These consist of unit trusts, the Public Investment Corporation, long- and short-term insurance companies, public and private pension funds, participation bond schemes, finance companies and non-monetary public financial corporations.

Quarterly Bulletin December 2019 South African Reserve Bank 71

Flow of funds Non-resident investors’ net acquisition of domestic financial assets decreased from R66.6 billion in the first quarter of 2019 to R16.2 billion in the second quarter. This resulted from net outflows of financial derivatives of R31.5 billion and net sales of R7.0 billion of long-term government bonds (including the redemption of a foreign bond). Non-residents’ net sales could be attributed to concerns about escalating trade tensions, the possible downgrade of South Africa’s sovereign credit rating, and the additional recapitalisation costs of some state-owned companies (SOCs). In the second quarter of 2019, non-residents recorded net purchases of domestic shares of R14.4 billion following three consecutive quarters of negative sentiment towards domestic shares. Foreign investors reduced their deposits with domestic banks by R2.3 billion in the second quarter of 2019 while extending loans of R31.8 billion compared with R74.0 billion in the first quarter. The total funds intermediated in the economy moderated in the second quarter of 2019 despite a rebound in economic growth. Deposits with monetary institutions acted as a safe haven for risk-averse investors and increased notably by R98.6 billion compared with R37.8 billion in the first quarter, with the main deposit holders being general government and the household sector. Financial institutions intermediated funds through net purchases of fixed-interest securities of R95.9 billion and much lower net purchases of shares of R18.7 billion in the second quarter of 2019. Over the same period, the demand for bank funding through loans and advances amounted to R41.4 billion while total credit extended amounted to R164 billion, mainly to non-financial corporate business enterprises and general government. Financial intermediation by main asset class R billions 400 300 200 100 0 -100 2014 2015 2016 2017 2018 2019 Shares Fixed-interest securities Loans Total intermediation Source: SARB The general government sector’s net borrowing requirement increased marginally from R54.8 billion in the first quarter of 2019 to R56.1 billion in the second quarter. General government sourced funds through net issues of long-term government bonds of R87.8 billion together with R32.6 billion of TBs, while net redemptions of R12.1 billion were recorded in short-term government bonds. Domestic banks and non-bank financial institutions were the main net purchasers of long-term government bonds. General government also obtained loans of R33.8 billion in the second quarter of 2019, while deposit holdings increased by R64.6 billion compared with a decrease of R59.2 billion in the first quarter. The public and private non-financial corporate business enterprises’ net lending position of R26.1 billion in the first quarter of 2019 changed to a net borrowing position of R26.8 billion in the second quarter, as capital spending increased from R128 billion to R175 billion over the 72 Quarterly Bulletin December 2019 same period. The marked turnaround resulted from private non-financial corporate business enterprises increasing outlays on machinery and other equipment after lengthy delays in construction projects, which recently resumed under the fourth bid window of the Independent Power Producer (IPP) programme. The shortfall of non-financial public and private corporate business enterprises was financed through loans of R44.1 billion, the net issuance of fixed-interest securities of R33.7 billion, and shares of R31.1 billion. With regard to the net acquisition of financial assets, cash and deposit holdings increased by R22.3 billion and funds placed with other financial institutions (known as collective investment schemes) amounted to R18.4 billion during the period under review. Non-financial corporate business enterprises’ sources of funding R billions 300 200 100 0 -100 -200 2014 2015 2016 2017 2018 2019 Loans Shares Fixed-interest securities Net lending (+)/net borrowing (-) Source: SARB The increase in disposable income contributed to increased savings by the household sector in the second quarter of 2019, and a reversion from a deficit position of R46.2 billion in the first quarter to a net lending position of R31.4 billion in the second quarter. Some of these funds were channelled to deposits of R38.8 billion compared with R13.1 billion in the first quarter. Households’ interest in retirement and life funds was also higher at R36.7 billion. By contrast, households’ sourcing of credit through bank loans and advances was lower at R6.8 billion along with trade credit and short-term loans of R2.5 billion as well as mortgage loans of R10.6 billion in the second quarter of 2019. Prospects for consumer spending remain muted due to, among other factors, high unemployment and escalating administered prices, especially of electricity and water. 73 Quarterly Bulletin December 2019

20 Unless stated to the contrary, the year-on-year rates of increase in this section compare April–September 2019 to April–September 2018. Data for both periods are unaudited and preliminary.

21 The non-financial public sector borrowing requirement is calculated as the cash deficit/surplus of the consolidated general government as well as non-financial public enterprises and corporations.

Public finance[20]

Non-financial public sector borrowing requirement[21]

The preliminary *non-financial public sector borrowing requirement* of R144 billion in the first half of fiscal 2019/20 (April–September 2019) was R56.0 billion more than in the same period of the previous fiscal year. The cash deficits of both consolidated general government and the non-financial public enterprises and corporations, or state-owned companies (SOCs), increased over this period. The increase in the cash deficit of consolidated general government could be attributed to national government, while all the other sub-sectors of general government recorded cash surpluses. The non-financial public sector borrowing requirement as a percentage of GDP increased to 5.6% in the first six months of fiscal 2019/20 compared with 3.6% in the same period of the previous fiscal year.

Non-financial public sector borrowing requirement

R billions

Level of government	Apr–Sep 2018*	Apr–Sep 2019*
Consolidated general government	78.5	133.5
National government	116.5	188.4
Extra-budgetary institutions	-13.1	-20.4
Social security funds	-8.4	-15.0
Provincial governments	-10.7	-15.5
Local governments	-5.7	-4.0
Non-financial public enterprises and corporations	9.7	10.6
Total**	**88.2**	**144.1**
As a percentage of gross domestic product	*3.6*	*5.6*

* Deficit + surplus –
** Components may not add up to totals due to rounding off.

Sources: National Treasury, Stats SA and SARB

Non-financial public sector borrowing requirement


R billions
Per cent
Non-financial public enterprises and corporations
Consolidated general government
Percentage of GDP (right-hand scale)
Deficit
Surplus
100
80
60
40
20
0
-20
-40
10
8
6
4
2
0
-2
-4
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20*
Fiscal years

* April–September 2019

Sources: National Treasury, Stats SA and SARB

74
South African Reserve Bank Quarterly Bulletin December 2019

The preliminary cash deficit of SOCs increased marginally by R0.9 billion year on year to R10.6 billion in the first half of fiscal 2019/20. The larger cash deficit could mainly be associated with slightly slower growth in cash receipts from operating activities. Total cash receipts from operating activities were R246 billion in April–September 2019, or 5.2% more than in the same period a year earlier.

Financial activities of non-financial public enterprises and corporations


R billions
160
140
120
100
80
60
40
20
0
Total expenditure**
Total operating receipts
Net investment in non-financial assets
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20*
Fiscal years

* April–September 2019
** Including both operating cash payments and net investment in non-financial assets
Source: SARB

The total expenditure[22] by non-financial SOCs increased by 5.4% year on year to R257 billion in the first half of fiscal 2019/20. The increase was driven by a 10.8% year-on-year increase in operating expenses to R224 billion, while net investment spending declined by R8.6 billion. The continued contraction in capital expenditure reflected the financial distress among the major SOCs which are funding-constrained and continue to rely on national government for financial assistance.

22 Total expenditure refers to the sum of operational expenses and net investment in non-financial assets.

Box 4 The *2019 Medium Term Budget Policy Statement*[1]

The *2019 Medium Term Budget Policy Statement (2019 MTBPS)*, which was tabled in an environment of challenging global and domestic economic conditions, paves the way to stabilising South Africa's fiscal position.

Since the February 2019 Budget, world economic growth has moderated further and is expected to slow to its lowest level since the 2007/08 global financial crisis in 2019, while weak domestic economic activity has persisted alongside an increasingly constrained fiscal environment. This was reflected by a marked upward revision of the budget deficit and debt levels in the *2019 MTBPS*.

South Africa's economic outlook has deteriorated since the 2019 Budget. Weaker-than-expected economic growth has led to lower-than-projected tax revenue collections. In addition, state-owned companies' (SOCs) need for support from government have also increased.

The *2019 MTBPS* revised the annual growth in real gross domestic product (GDP) for the current year significantly lower from the 1.5% in the 2019 Budget to only 0.5% in an environment of lower expected global economic growth and weak domestic economic activity, together with rising unemployment and constrained growth in household and government consumption as well as investment expenditure. As far as price pressures in the economy are concerned, consumer price inflation is expected to remain within the 3–6% target range, with lower annual average estimates over the full medium-term horizon.

1 The *2019 Medium Term Budget Policy Statement (2019 MTBPS)* was presented to Parliament by the Minister of Finance on 30 October 2019.

Quarterly Bulletin December 2019 South African Reserve Bank 75

Macroeconomic projections*

Percentage

	2018**			2019		2020		2021		2022
	Budget	*MTBPS*	Outcome	Medium-term estimates***						
				Budget	*MTBPS*	Budget	*MTBPS*	Budget	*MTBPS*	*MTBPS*
Real GDP growth	1.5	0.7	0.8	1.5	0.5	1.7	1.2	2.1	1.6	1.7
CPI	5.3	4.9	4.7	5.2	4.3	5.4	4.9	5.4	4.8	4.8
Current account balance (as a percentage of GDP)	-2.3	-3.2	-3.5	-3.4	-3.4	-3.8	-3.5	-4.0	-3.5	-3.5
GDP at current prices (R billions)	4 941	4 949	4 874	5 323	5 132	5 708	5 449	6 136	5 804	6 187

* Calendar years
** *2018 Budget Review* and *2018 MTBPS*
*** *2019 Budget Review* and *2019 MTBPS*

Source: National Treasury

The revised macroeconomic projections informed the review of the fiscal framework. The framework is at risk from further revenue shortfalls amid persistent slow domestic economic growth and higher expenditure due to demands for financial support from distressed SOCs, especially Eskom. To mitigate the major and immediate risk that Eskom poses to the economy and public finances, the utility received additional assistance from government to ensure its continued operation and to service its debt obligations. Under these circumstances, the budget deficit and debt levels are expected to increase. It is projected that national government's stock of outstanding debt will increase by R1.3 trillion over the medium term. The original and revised fiscal projections are summarised in the accompanying table.

Fiscal framework*

R billions/percentage of GDP

	2018/19**			2019/20		2020/21		2021/22		2022/23
	Budget	*MTBPS*	Outcome	Medium-term estimates***						
				Budget	*MTBPS*	Budget	*MTBPS*	Budget	*MTBPS*	*MTBPS*
Total consolidated revenue	1 455	1 467	1 455	1 584	1 538	1 696	1 619	1 837	1 730	1 841
Total consolidated expenditure	1 665	1 669	1 653	1 827	1 844	1 949	1 979	2 089	2 098	2 215
Of which: debt service cost	180.1	181.1	181.8	202.2	203.7	224.1	232.8	247.4	246.6	299.1
Consolidated budget deficit (fiscal balance)	-181	-202	-208	-243	-306	-253	-360	-252	-368	-374
Percentage of GDP	*-3.6*	*-4.0*	*-4.2*	*-4.5*	*-5.9*	*-4.3*	*-6.5*	*-4.0*	*-6.2*	*-5.9*
Gross loan debt (national government)	2 771	2 818	2 788	3 043	3 168	3 358	3 591	3 683	4 036	4 478
Percentage of GDP	*55.1*	*55.8*	*56.7*	*56.2*	*60.8*	*57.7*	*64.9*	*58.9*	*68.5*	*71.3*

* Fiscal years
** *2018 Budget Review* and *2018 MTBPS*
*** *2019 Budget Review* and *2019 MTBPS*

Source: National Treasury

76

South African Reserve Bank Quarterly Bulletin December 2019

77 Quarterly Bulletin December 2019 The deterioration in the revenue outlook is reflected by the 2019 MTBPS which revised consolidated government revenue lower by a cumulative R231 billion over the medium term (R46.0 billion for fiscal 2019/20) compared with the 2019 Budget. This reflects both the downward revision in GDP growth as well as inefficiencies and structural weaknesses in revenue collection. Revisions to consolidated government revenue and expenditure* R billions 60 40 20 0 -20 -40 -60 -80 -100 -120 2014/15 2015/16 2016/17 2017/18 2018/19 2019/20 2020/21 2021/22 Fiscal years * Budget Review to MTBPS Revenue Expenditure Source: National Treasury Despite the deterioration in revenue estimates, consolidated government expenditure is expected to grow at an average annual rate of 6.3% over the medium term. The upward adjustments in expenditure of R17.5 billion in fiscal 2019/20 mainly reflect additional support of R26 billion to Eskom and R11 billion to several other SOCs in financial distress, such as Denel, South African Airways, the South African Broadcasting Corporation and South African Express Airways. Eskom was allocated a total amount of R49 billion in the current fiscal year, R56 billion in fiscal 2020/21 and R33 billion in fiscal 2021/22. The higher expenditure is partly offset by using contingency reserves, provisional allocations, projected underspending and declared unspent funds, amounting to R21.4 billion in fiscal 2019/20. With the compensation of employees accounting for 34.2% of total government expenditure in fiscal 2019/20, growth in compensation should preferably not be above inflation as in the past, when the current three-year wage agreement, which is now in its second year, is renegotiated. With the much wider budget deficits, the cost of servicing government debt is expected to exceed the 2019 Budget estimates by R1.5 billion in fiscal 2019/20, R8.7 billion in fiscal 2020/21 and R17.2 billion in fiscal 2021/22. An estimated 18.4% of the main budget revenue will be allocated to service debt in fiscal 2022/23 compared with 15.0% in fiscal 2019/20. The 2019 MTBPS consolidated government budget deficit of 5.9% of GDP for fiscal 2019/20 represents a significant upward revision from the original 4.5% in the 2019 Budget. The consolidated government budget deficit as a ratio of GDP is expected to increase even further to 6.5% in fiscal 2020/21 before narrowing to 5.9% in fiscal 2022/23. Robust and consistently tight fiscal measures are required to stabilise the budget deficit at a more sustainable level. Revised upward (+)Medium-term estimates Revised downward (-)

Consolidated government budget deficit


Percentage of GDP
R billions
Actual
Medium-term estimates
7
6
5
4
3
2
1
0
500
450
400
350
300
250
200
150
100
50
0
2014/15
2016/17
2018/19
2020/21
2022/23
Fiscal years
Actual: budget deficit ratio to GDP
2018 Budget Review
2019 Budget Review
2018 MTBPS
2019 MTBPS
Budget deficit (right-hand scale)

Source: National Treasury

National government's debt-to-GDP trajectory is not expected to stabilise over the medium term, with the *2019 MTBPS* projecting gross loan debt (domestic and foreign currency-denominated) of R3.2 trillion (60.8% of GDP) for fiscal 2019/20. This was a significant upward revision from the R2.8 trillion (56.7% of GDP) estimated in the 2019 Budget. Gross loan debt is expected to increase further to 71.3% of GDP in fiscal 2022/23, and requires a meaningful containment of government expenditure and the implementation of structural reforms.

National government gross loan debt


R billions
Percentage of GDP
Actual
Medium-term estimates
5 000
4 500
4 000
3 500
3 000
2 500
2 000
1 500
1 000
500
0
80
70
60
50
40
30
20
10
0
2014/15
2016/17
2018/19
2020/21
2022/23
As at 31 March of each fiscal year
Total gross loan debt
Actual: ratio to GDP (right-hand scale)
2019 Budget Review
2019 MTBPS

Source: National Treasury

78
South African Reserve Bank
Quarterly Bulletin December 2019

Budget comparable analysis of national government finance

National government's cash book deficit of R190 billion in the first half of fiscal 2019/20 (April–September 2019) was R62.1 billion more than in the same period of the previous fiscal year. The larger cash book deficit was brought about by a combination of significantly faster growth in expenditure and notably slower growth in revenue. Gross loan debt increased by R387 billion in the year to September 2019 as the cash book deficit was mostly financed through the issuance of Treasury bills (TBs) and government bonds in the domestic financial markets.

National government finances

	Actual April–September 2018		Actual April–September 2019		Originally budgeted[1] Fiscal 2019/20	
	R billions	Percentage change[2]	R billions	Percentage change[2]	R billions	Percentage change[2]
Revenue	601	11.2	627	4.5	1 403	10.3
Expenditure	729	6.0	817	12.2	1 659	10.2
Cash book balance[3]	-128		-190		-255	
Primary balance[3]	-40.7		-90.6		-53.0	
Gross loan debt[4]	**2 700**	**11.6**	**3 087**	**14.3**	**3 043**	**9.1**

1 *2019 Budget Review*
2 Year-on-year percentage change
3 Cash book deficit (-)/surplus (+) excluding interest payments
4 As at 30 September for rand values

Sources: National Treasury and SARS

National government revenue increased by only 4.5% year on year to R627 billion in the first half of fiscal 2019/20. The resultant revenue shortfall of R15.3 billion relative to the cumulative monthly budgeted estimates reflected, among other factors, a marked increase in value-added tax (VAT) refunds and generally weak domestic economic activity along with weaker provisional tax payments. Revenue as a ratio of GDP was 24.5% in the first half of fiscal 2019/20 compared with the 24.4% recorded in the same period a year earlier. The 2019 Budget projected an annual increase of 10.3% in revenue to R1 403 billion for fiscal 2019/20 as a whole, which was revised lower to R1 359 billion in the *2019 Medium Term Budget Policy Statement (2019 MTBPS)*. In the first seven months of the fiscal year, revenue collection increased by only 4.7% to R711 billion.

Revenue from taxes on income, profits and capital gains of R366 billion (58.3% of total revenue) in April–September 2019 was only 5.5% more than in the same period of the previous year. This reflected a 7.4% year-on-year increase in personal income tax (PIT) collections, which was less than original expectations. Corporate income tax (CIT) collections increased by a mere 1.1% over the same period.

Revenue from taxes on goods and services of R228 billion (36.4% of total revenue) in the first half of fiscal 2019/20 was only 1.0% more compared with the corresponding period of the previous fiscal year. This reflected an increase of only 5.6% in domestic VAT collections and a decrease of 0.9% in net VAT collections due to the marked increase of 19.9% in VAT refunds.

Taxes on international trade and transactions increased by 5.8% year on year to R25.4 billion in the first half of fiscal 2019/20 due to the increased importation of vehicles, electrical machinery and footwear.

Quarterly Bulletin December 2019 South African Reserve Bank
79

National government revenue in fiscal 2019/20[1]

Revenue source	Originally budgeted Fiscal 2019/20		Actual April–September 2019	
	R billions	Percentage change[2]	R billions	Percentage change[2]
Taxes on income, profits and capital gains	820.3	11.0	365.5	5.5
Of which: Income tax on individuals	552.9	12.0	249.1	7.4
Income tax on companies	229.6	7.1	102.3	1.1
Payroll taxes	18.8	7.6	8.8	5.8
Taxes on property	17.2	12.5	7.4	-2.1
Taxes on goods and services	504.4	9.6	228.5	1.0
Of which: Value-added tax (VAT) net	360.5	11.0	160.4	-0.9
Domestic	406.2	7.2	195.2	5.6
Import	187.4	7.0	83.2	10.5
Refunds	-233.2	1.7	-118.0	19.9
General fuel levy	83.0	10.1	38.5	2.5
Excise duties	48.8	-12.2	23.6	13.2
Taxes on international trade and transactions	61.3	10.0	25.4	5.8
Of which: Import duties	60.0	9.1	25.0	5.7
Other revenue[3]	31.8	-3.8	16.9	40.5
Less: SACU[4] payments	50.3	4.1	25.1	4.1
Total revenue	**1 403.5**	**10.3**	**627.4**	**4.5**

1 Components may not add up to totals due to rounding off and the exclusion of unclassified items.
2 Year-on-year percentage change
3 Including non-tax revenue and extraordinary receipts
4 Southern African Customs Union

Sources: National Treasury and SARS

Composition of national government tax revenue

Per cent



April–September 2018
37.9
16.5
1.2
26.4
6.1
3.4
3.9
4.6
April–September 2019
39.2
16.1
1.2
25.2
6.1
3.7
3.9
4.6
Personal income tax
Value-added tax (net)
Import duties
Corporate income tax
General fuel levy
Other tax revenue (including payroll taxes)
Taxes on property
Excise duties

Source: SARS

Other revenue (which includes non-tax revenue and extraordinary receipts) of R16.9 billion in the first six months of fiscal 2019/20 was R4.9 billion more compared with the same period a year earlier, mainly due to receipts by the National Revenue Fund of R8.0 billion and higher rent on

80 South African Reserve Bank Quarterly Bulletin December 2019

land of R5.4 billion. The February 2019 Budget earmarked R50.3 billion to the Southern African Customs Union (SACU) for fiscal 2019/20 as a whole, with R25.1 billion transferred in the first six months of the fiscal year.

National government expenditure of R817 billion in the first half of fiscal 2019/20 increased notably by 12.2% year on year. Higher government spending was mainly due to increased transfers and subsidies, higher debt-service costs, as well as additional allocations to some state-owned companies (SOCs). As a ratio of GDP, expenditure was 32.0% in the first half of fiscal 2019/20, more than the 29.7% recorded in the same period of the previous fiscal year. The *2019 Budget Review* estimated expenditure of R1 659 billion for fiscal 2019/20 as a whole. This was revised higher to R1 683 billion in the *2019 MTBPS*, largely due to additional financial support for Eskom and higher debt-service costs.

National government expenditure in fiscal 2019/20*

Expenditure item	Originally budgeted Fiscal 2019/20		Actual April–September 2019	
	R billions	Percentage change**	R billions	Percentage change**
Voted expenditure	882.6	7.7	449.7	14.8
Of which: Transfers and subsidies	615.7	8.8	310.7	11.0
Current payments	246.8	9.4	113.8	6.8
Payments for capital assets	15.4	13.1	3.9	-22.0
Payments for financial assets	4.7	...	21.2	...
Statutory amounts***	776.1	13.2	367.8	...
Of which: Provincial equitable shares	505.6	7.5	252.8	9.2
Interest on debt	202.1	11.2	99.5	7.5
General fuel levy	13.2	5.6	4.4	14.0
Total expenditure	**1 658.7**	**10.2**	**817.4**	**12.2**

* Components may not add up to totals due to rounding off and the exclusion of unclassified items.
** Year-on-year percentage change
*** Including extraordinary payments

Source: National Treasury

Voted expenditure by national government departments (55.0% of total expenditure), which comprises of transfers and subsidies, current payments as well as payments for capital and financial assets, increased sharply by 14.8% year on year to R450 billion in the first six months of fiscal 2019/20. Transfers and subsidies of R311 billion and current payments of R114 billion together accounted for 94.4% of total voted expenditure, and increased by 11.0% and 6.8% respectively. The marked increase in transfers and subsidies reflected transfers to the Departments of Social Development, Education, Transport as well as Cooperative Governance and Traditional Affairs. The higher payments for financial assets of R21.2 billion included the R13.5 billion recapitalisation of Eskom in April 2019 and the R7.6 billion appropriated to South African Airways, Denel and SA Express Airways in August and September 2019 in terms of section 6(1)(b) of the Appropriation Act 24 of 2019.

Interest on national government debt (debt-service costs) increased notably by 14.0% year on year to R99.5 billion in the first half of fiscal 2019/20. The February 2019 Budget projected debt-service costs of R202 billion for fiscal 2019/20 – an increase of 11.2% year on year, in line with the rising stock of national government debt.

Equitable share transfers to provinces – the main source of provincial government revenue – increased by 7.5% year on year to R253 billion in the first half of fiscal 2019/20. The February 2019 Budget earmarked a total allocation of R506 billion as equitable share transfers to provinces and R13.2 billion as a share of the general fuel levy to metropolitan municipalities for fiscal 2019/20. In August 2019, metropolitan municipalities received a first tranche of R4.4 billion of the general fuel levy.

Quarterly Bulletin December 2019 South African Reserve Bank

81

The February 2019 Budget projected national government expenditure to increase by 10.2% to R1 659 billion in fiscal 2019/20. In the first seven months of this fiscal year, expenditure has already increased by 12.4% to R944 billion. Cumulative deficit of national government R billions 350 325 300 275 250 225 200 175 150 125 100 75 50 25 0 Actual 2018/19 Actual 2019/20 A M J J A S O N D J FM Fiscal years Originally budgeted deficit of R255 billion for fiscal 2019/20, in the 2019 Budget Review Revised budget deficit of R324 billion for fiscal 2019/20, in the 2019 MTBPS Sources: National Treasury, SARS and SARB Fiscal developments resulted in an increase in the cash book deficit of R62.1 billion to R190 billion in the first half of fiscal 2019/20. This cash book deficit was R16.2 billion more than the original cumulative monthly budgeted estimates up to September 2019, and resulted from the notable increase in expenditure which far exceeded the subdued increase in revenue. The projected cash book deficit of R255 billion for fiscal 2019/20 in the February 2019 Budget was revised higher to R324 billion in the 2019 MTBPS, in line with higher expected expenditure and the continued revenue shortfall. 23The primary deficit is the cash book deficit excluding interest payments. National government’s primary deficit23 of R90.6 billion in April–September 2019, at 3.5% of GDP, was more than double the R40.7 billion (1.7% of GDP) recorded in the corresponding period of the preceding fiscal year, and also much higher than the R53.0 billion projected for the full fiscal year in the February 2019 Budget. This projection was revised significantly higher to R121 billion in the 2019 MTBPS. National government’s cash flow deficit of R207 billion in the first half of fiscal 2019/20 was R45.1 billion more than in the same period a year earlier. Over this period, total net financing, or the net borrowing requirement,24 almost doubled from R100 billion to R192 billion. 24 The net borrowing requirement is calculated as the cash flow deficit after accounting for the revaluation of foreign debt at redemption and accrual adjustments. The higher net borrowing requirement in the first half of fiscal 2019/20 was financed mostly in the domestic financial and capital markets through the net issuance of bonds as well as TBs and short-term loans. Government also financed its borrowing requirement in the foreign capital markets through the net issuance of marketable bonds, albeit to a much lesser extent. The net issuance of domestic bonds of R123 billion in April–September 2019 was up sharply from the R69.3 billion a year earlier. Financing through TBs and short-term loans from the Corporation for Public Deposits (CPD) increased to R63.8 billion from R32.3 billion in April–September 2018. Over the same period, the net issuance of foreign bonds and loans of R61.5 billion was R36.9 billion more than in the same period of the previous year. National government’s funding activities increased its overall available cash balances by R57.0 billion in the period under review. 82 Quarterly Bulletin December 2019

National government financing

R billions

Item or instrument	Actual Apr–Sep 2018	Actual Apr–Sep 2019	Originally budgeted[1] Fiscal 2019/20
Cash book deficit	**128.0**	**190.1**	**255.2**
Cash flow deficit[2]	**162.0**	**207.1**	...
Plus: Cost/profit on revaluation of foreign debt at redemption[3]	0.3	11.4	22.5
Accrual adjustments	62.0	26.7	...
Net borrowing requirement	**100.3**	**191.8**	**277.8**
Treasury bills and short-term loans[4]	32.3	63.8	25.0
Domestic bonds[4]	69.3	123.5	185.4
Foreign bonds and loans[4]	24.6	61.5	1.6
Change in available cash balances[5]	-26.0	-57.0	65.8
Total net financing[6]	**100.3**	**191.8**	**277.8**

1 *2019 Budget Review*
2 The cash flow deficit includes extraordinary receipts and payments, and differs from the cash book deficit.
3 Cost + profit –
4 Net issuance + net redemption –
5 Increase – decrease +
6 Components may not add up to totals due to rounding off.
... Not available

Sources: National Treasury and SARB

National government's gross loan debt increased by R387 billion to R3 087 billion in the year to 30 September 2019, with domestic and foreign currency-denominated debt accounting for 88.5% and 11.5% respectively. Foreign currency-denominated debt increased with the bond issuance of US$5 billion in September 2019. As a ratio of GDP, gross loan debt increased from 56.0% as at 30 September 2018 to 61.5% as at 30 September 2019. The debt-to-GDP ratio of 56.2% as at the end of fiscal 2019/20 originally projected in the February 2019 Budget was revised higher to 60.8% in the *2019 MTBPS*.

National government's gross domestic debt, both marketable and non-marketable, increased by R319 billion in the first half of fiscal 2019/20 to R2 732 billion as at 30 September 2019. Notwithstanding this increase, government redeemed the last of its series of zero-coupon bonds (Z083) to the value of R150 *million* in September 2019. Total non-marketable debt, which comprises bonds, short-term loans from the CPD and other debt, decreased from R58.2 billion as at 30 September 2018 to R41.6 billion as at 30 September 2019. The decrease resulted largely from a decline in short-term loans from the CPD to R46.5 billion as at 30 September 2019.

National government's foreign currency-denominated debt (marketable and non-marketable) increased significantly by R68.1 billion in the year to 30 September 2019. This increase reflected both exchange rate revaluation effects and the issuance, in September 2019, of a 10-year US$2 billion bond maturing in 2029 and a 30-year US$3 billion bond maturing in 2049. Relative to the original projection in the *2019 Budget Review*, foreign currency-denominated debt was revised higher by R23.0 billion to R318 billion as at the end of March 2020 in the *2019 MTBPS*.

Quarterly Bulletin December 2019 South African Reserve Bank

83

Domestic debt of national government R billions 3 000 2 500 2 000 1 500 1 000 500 0 2014/15 2015/16 2016/17 2017/18 2018/19 2019/20 As at 31 March of each fiscal year Originally budgeted Actual * As at 30 September 2019 Source: National Treasury National government’s foreign currency-denominated debt before accounting for revaluation effects was R281 billion as at 30 September 2019 and R354 billion after adjusting for exchange rate revaluation (a revaluation of about R73.6 billion). The bulk of the foreign currency-denominated debt was denominated in US dollars (95.0%), with the balance shared between the euro, the Japanese yen, the British pound and the Swedish krona. The average outstanding maturity of foreign marketable bonds increased from 134 months as at 30 September 2018 to 163 months a year later. Foreign currency-denominated debt of national government R billions 420 360 300 240 180 120 60 0 420 360 300 240 180 120 60 0 Japanese yen 2014/15 2015/16 2016/17 2017/18 2018/19 2019/20* As at 31 March of each fiscal year * As at 30 September 2019 Sources: National Treasury and SARB 84 Quarterly Bulletin December 2019 US dollar Euro Other Adjusted for revaluation Before revaluation *

Note on the development of South Africa's integrated economic accounts[1]

By W Boonzaaier, E Botes, B de Beer, J Mokoena, C Monyela, B Stemmet and R Willemse[2]

Introduction

The development of an integrated economic accounts (IEA) framework for the South African economy, which started in 2015, has progressed further. When completed, the IEA framework will extend the range of macroeconomic statistics available for policy formulation and contribute to the fulfilment of the Group of Twenty (G20)[3] Data Gaps Initiatives (DGI) commitments, although some data gaps will remain.

Methodology

The methodology underlying the compilation of the IEA is guided by the *System of National Accounts 2008 (SNA 2008)*[4] and the statistical framework is illustrated in Figure 1. In the IEA, the current and capital (non-financial assets) accounts reflect real economic activity, the financial accounts show financial intermediation, and transactions, revaluations and other volume changes are reflected in the accumulation accounts for the five main institutional sectors.[5]

Figure 1 Integrated economic accounts*


Production account
Value added
Generation of income account
Operating surplus/ mixed income
Allocation of primary income account
Balance of primary incomes
Secondary distribution of income accounts
Disposable income
The use of disposable income account
Saving
Current account
Redistribution of income in kind account
Adjusted disposable income
The use of adjusted disposable income account
Saving
Opening balance sheet
Non-financial assets
+
Net financial worth
=
Net worth
Capital account
Net lending(+)/ borrowing(-)
Other volume changes for non-financial assets
Revaluation of non-financial assets
Other volume changes account
Revaluation account
Financial account
Net lending(+)/ borrowing(-)
Other volume changes for financial assets and liabilities
Revaluation of financial assets and liabilities
Accumulation accounts
Closing balance sheet
Non-financial assets
+
Net financial worth
=
Net worth

* The green block represents the components of the current account. The blue dotted area includes the transactional accounts, from the production account through to the financial account. The yellow block represents the non-financial balance sheet and accumulation accounts, while the red block represents the financial balance sheet and accumulation accounts.

Source: *SNA 2008*

1 This note is the fourth in a series highlighting the development of South Africa's integrated economic accounts (IEA). The statistics published and discussed in this note should be treated as experimental and subject to further adjustment.

2 The views expressed are those of the authors and do not necessarily reflect those of the SARB.

3 The Group of Twenty (G20) is an international forum for ministers of finance and central bank governors of the 19 largest advanced and emerging economies as well as the European Union.

4 The compilation methodology is based on the guidelines of the *System of National Accounts 2008 (SNA 2008)*, available at https://unstats.un.org/unsd/nationalaccount/docs/SNA2008.pdf

5 The main institutional sectors are non-financial corporations, financial corporations, general government, households (including non-profit institutions serving households), and the rest of the world.

Quarterly Bulletin December 2019 South African Reserve Bank 85

Current and capital accounts

The current and capital accounts record transactions related to real economic activity in the process of production, the generation and distribution of income, consumption and saving as well as capital formation that renders an institutional sector's net lending/borrowing position. The sub-accounts of the current and capital accounts, their purpose and the balancing items among the accounts which articulate the type of economic activities recorded, are shown in Table 1.

Table 1 Sub-accounts of the current and capital account

Main accounts	Sub-accounts	Purpose	Balancing items
Current	Production	Transactions related to economic production activities	*Gross value added* for institutional sectors *GDP* for the total economy after adjusting for taxes and subsidies on products
	Generation of income	Distribution of value added/GDP between labour and capital as factors of production	*Gross operating surplus* for institutional sectors *Mixed income* for households
	Allocation of primary income	Primary income derived from the production process as well as income from property received for the use of land, financial resources or other assets	*Gross balance of primary income*
	Secondary distribution of income	Redistribution of the primary income through current taxes, social contributions and benefits, and other current transfers	*Gross disposable income*
	Use of disposable income	Spending of gross disposable income on final consumption expenditure	*Net saving*
Capital		Spending on non-financial assets	*Net lending(+)/borrowing(-)*

Source: *SNA 2008*

Annual current and capital accounts for the five main institutional sectors are currently published in the South African Reserve Bank's (SARB) *Quarterly Bulletin* on pages S–131 to S–136. On completion of the IEA, these accounts will be available in more detail at a quarterly frequency.

Non-financial assets

Transactions in non-financial assets are recorded in the capital account and related accumulation accounts. Non-financial assets consist of produced and non-produced assets, and are valued at end-of-period market prices[6] which, in some instances, are calculated as the replacement value minus the consumption of fixed capital.

The produced assets consist of fixed assets[7] used in production and inventories as well as valuables, with the latter not currently measured due to data constraints. The non-produced assets consist of natural resources[8] and those created through legal agreement[9] from which the owners can extract economic benefits. Currently, only the annual abridged household sector balance sheet, with residential buildings and other non-financial assets, is published in the *Quarterly Bulletin* on page S–136. On completion of the IEA, these accounts will produce detailed non-financial statistics for the five main institutional sectors which will be available on a quarterly basis, with the lack of source data impeding the comprehensive compilation of non-produced assets.

6 The market value of fixed assets is calculated as the sum of gross fixed capital formation (i.e. expenditure on fixed assets) less the consumption of fixed capital (i.e. depreciation) revalued to market prices. The market value of total inventory holdings in the domestic economy is derived from inventory holdings at constant prices adjusted for end-of-period prices.

7 Fixed assets consist of dwellings, buildings other than dwellings, other structures, machinery and equipment, cultivated biological resources and intellectual property. Intellectual property includes, among other things, research and development as well as computer software.

8 Natural resources include land, minerals and energy, non-cultivated biological and other natural resources as well as radio spectra.

9 Leases, licences and permits are created through legal agreements.

86

South African Reserve Bank Quarterly Bulletin December 2019

Financial account and related accumulation accounts

Transactions in financial assets and liabilities are recorded in the financial and related accumulation accounts. Currently, balance sheets are published for selected financial intermediaries on a quarterly basis from page S–2 to S–27 in the *Quarterly Bulletin* for the monetary sector, from page S–36 to S–47 for non-bank financial intermediaries, as well as for components of the general government and public sector from page S–78 to S–81, and also the annual abridged household sector balance sheet on page S–136. A quarterly national financial account, or flow of funds, is also published on pages S–48 to S–49.

The IEA will integrate all the data sets into a consistent, coherent and balanced framework. On completion, the financial balance sheets, with inter-institutional sector balanced financial asset and liability stock positions as well as transactions, revaluations and other volume changes, will be available on a quarterly basis for the five main institutional sectors.

In the IEA, the quarterly stock positions are balanced based on a hierarchy-of-sources matrix according to the quality of input data. The matrix includes financial assets and liabilities by type of instrument for each institutional sector vis-à-vis each counterparty sector. Each sector-by-sector financial asset and liability position is evaluated at an instrument level before the balanced outcome is generated.

The financial asset and liability source data for the accumulation account (transactions, revaluations and other volume changes) are not obtained directly, but estimated indirectly by applying a revaluation model which was developed internally according to best international statistical practice.

Analysis of preliminary sectoral balance sheet results[10]

10 These are experimental results and are subject to future revisions.

An overview of South Africa's macroeconomic balance sheet by main domestic institutional sector as well as the rest of the world (ROW), broken down into non-financial assets as well as financial assets and liabilities as at 31 December 2018, is provided in Table 2.

Table 2 Summary balance sheet at market value, as at 31 December 2018*
R trillions

	Non-financial corporations[1]		Financial corporations		General government		Households[2]		Total domestic economy		Rest of the world[3]	
	A	L	A	L	A	L	A	L	A	L	A	L
Non-financial assets[4]	7.9		0.2		3.7		4.8		16.6			
Financial assets and liabilities	5.1	10.4	18.1	19.0	2.7	3.1	9.4	2.3	35.3	34.8	6.4	6.9
Net worth[5]		2.6		-0.7		3.3		11.9		17.1		-0.5
Total assets and liabilities	13.0	13.0	18.3	18.3	6.4	6.4	14.2	14.2	51.9	51.9	6.4	6.4
Memo item: Net financial worth[6]		-5.3		-0.9		-0.4		7.2		0.5		

A = assets
L = liabilities
* The balance sheet shows the market value of non-financial assets as well as financial assets and liabilities as at a specific point in time.
1 Private non-financial corporations' data are not directly sourced, but derived from counterparty positions. It should therefore be treated as preliminary and will be revised when administrative data sources are incorporated.
2 Including non-profit institutions serving households
3 In the IEA, the rest of the world is shown as a separate sector.
4 Total produced assets, including underlying land
5 Total assets *minus* total liabilities
6 Financial assets *minus* liabilities

Components may not add up due to rounding off.

Source: SARB

Quarterly Bulletin December 2019 South African Reserve Bank 87

At the end of 2018, the total assets of the domestic economy amounted to R51.9 trillion and comprised financial assets of R35.3 trillion and non-financial assets of R16.6 trillion, resulting in a total net worth of R17.1 trillion and a net financial worth of R0.5 trillion. Non-financial corporations held just less than half of all non-financial assets at 48% and financial corporations held just more than half of all financial assets at 51%. The household sector was the only sector with a positive net financial worth position while the non-financial corporations had the largest negative net financial worth position. Current and capital accounts The balancing items of the sub-accounts render analytically useful indicators of net flows and culminate in institutional sector net lending and borrowing positions. An analysis of the quarterly net lending and borrowing positions of the main institutional sectors shows that the financial corporations sector was a persistent net lender from 2010 to 2015. In contrast, general government and the non-financial corporations were mostly net borrowers over the period reviewed, except on occasion in 2010 and 2011. The size of general government’s borrowing requirement indicates the revenue-versus-expenditure shortfall experienced. The aggregate of the domestic institutional sectors’ net lending and borrowing positions reflects South Africa’s funding gap and dependency on the ROW to fund the balance on the current account of the balance of payments. Figure 2 Sectoral net lending and borrowing positions R billions 60 30 0 -30 -60 -90 -120 2010 2011 2012 2013 2014 2015 Non-financial corporations General government Total domestic economy Financial corporations Households* * Including non-profit institutions serving households Source: SARB Non-financial assets South Africa’s balance sheet of non-financial assets shows institutional sector holdings by type of asset. The market value of capital stock almost doubled to R16.6 trillion from 2010 to 2018. In the fourth quarter of 2018, non-financial corporations (both private and public) accounted for almost half of total non-financial assets and households for almost a third, mainly in the form of dwellings. 88 Quarterly Bulletin December 2019 Net lending Net borrowing

Table 3 Stock of non-financial assets at market value R trillions Non-financial Total domestic economy Financial General House-holds* corporations corporations government Opening stock: first quarter 2010 ....... Closing stock: fourth quarter 2018 ..... Change in stock over period .............. Contribution in per cent to change in holdings over period ....................... Institutional sector's holdings as a per cent of total non-financial assets in 2018 ............................................... 3.6 7.9 4.3 0.1 0.2 0.1 2.0 3.7 1.7 2.8 4.8 2.0 8.5 16.6 8.1 52.5 1.8 21.3 24.4 47.7 1.5 22.2 28.7 * Including non-profit institutions serving households Source: SARB The market value of non-financial corporations’ stock of non-financial assets increased by R4.3 trillion from 2010 to 2018, and contributed more than half of the total increase. This reflects the net outcome of gross fixed capital formation, the consumption of fixed capital as well as revaluations. The increase in financial corporations’ stock of non-financial assets accounted for only 1.8% of the total increase. Institutional sector ownership changed somewhat over the period, with the contribution of households decreasing from 32.7% to 28.7% and that of non-financial corporations increasing from 43.0% to 47.7%. Institutional sector non-financial asset holdings by type of asset differ significantly, as shown in Figure 3. As at the end of 2018, households held 83% of dwellings and the non-financial corporations held 63% of buildings other than dwellings. The non-financial corporations and general government had the largest share of other structures such as roads, bridges and harbours. Machinery and equipment as well as other produced assets were largely held by the non-financial corporations. Non-produced assets, currently only the value of land, were fairly evenly distributed among households, non-financial corporations and general government. The non-financial balance sheet statistics presented are subject to revisions.11, 12 11 Statistics South Africa (Stats SA) will publish benchmarked and rebased national accounts statistics in September 2020. 12 The SARB will introduce a new method for calculating the consumption of fixed capital, moving from straight line to geometric, where assets are assumed to lose value at a constant rate over their service life. The geometric method for calculating the consumption of fixed capital is empirically supported and will open up a larger suite of analytical possibilities. Figure 3 Institutional sector of non-financial asset holdings by type, as at December 2018 Per cent 100 90 80 70 60 50 40 30 20 10 0 assets Households* Financial corporations Non-financial corporations General government * Including non-profit institutions serving households Source: SARB 89 Quarterly Bulletin December 2019 Other structures Machinery and equipment Total produced Dwellings Buildings other than dwellings Other produced assets Non-produced assets

Financial assets and liabilities The distributional characteristics of unbalanced and balanced financial assets and liabilities are shown in Figure 4. The logarithmically transformed data cover the period from the first quarter of 2010 to the fourth quarter of 2018. Despite minor discrepancies, the respective distributional outcomes of financial assets and liabilities prior to being balanced are fairly similar. The distribution obtained after applying a balancing exercise is skewed to the left. A basic implication of this outcome is that more observations are concentrated on the right-hand side of the distribution, meaning that relatively large values are observed more frequently compared to smaller values. It is also generally the case that the mean of the distribution will then be less than the median. Figure 4 Distribution of balanced and unbalanced financial assets and liabilities Density Density 0.15 0.15 0.12 0.12 0.09 0.09 0.06 0.06 0.03 0.03 0.00 0.00 -20 -15 -10 -5 0 Log 5 10 15 20 -20 -15 -10 -5 0510 15 20 Log Financial assets Liabilities Source: SARB The market value of financial assets held by all the domestic institutional sectors increased from R16.8 trillion in the first quarter of 2010 to R35.3 trillion in the fourth quarter of 2018, as shown in Figure 5. The financial corporations contributed the most to this R18.5 trillion increase at 48%, followed by households at 24% and the non-financial corporations and general government at 20% and 8% respectively. The financial assets of the ROW vis-à-vis the domestic institutional sectors increased from R2.4 trillion in the first quarter of 2010 to R6.4 trillion in the fourth quarter of 2018. 90 Quarterly Bulletin December 2019 Unbalanced Balanced

Figure 5 Market value of total financial assets by institutional sector R trillions 45 40 35 30 25 20 15 10 5 0 2010 2011 2012 2013 2014 2015 2016 2017 2018 Non-financial corporations General government Rest of the world Financial corporations Households* Total domestic economy * Including non-profit institutions serving households Source: SARB In the harmonised IEA, financial assets equal liabilities in aggregate, but the institutional sector counterpart holdings differ significantly, as shown in Figure 6. The financial corporations’ large contribution to the increase in financial assets from the first quarter of 2010 to the fourth quarter of 2018 was also mirrored in their share in the increase in liabilities of 55% over the period. The liabilities of the ROW vis-à-vis the domestic institutional sectors increased from R2.0 trillion in the first quarter of 2010 to R6.9 trillion in the fourth quarter of 2018. Figure 6 Market value of total liabilities by institutional sector R trillions 45 40 35 30 25 20 15 10 5 0 2010 2011 2012 2013 2014 2015 2016 2017 2018 Non-financial corporations General government Rest of the world Financial corporations Households* Total domestic economy * Including non-profit institutions serving households Source: SARB 91 Quarterly Bulletin December 2019

The breakdown of total financial assets and liabilities by institutional sector and by type of financial instrument as at 31 December 2018 is shown in Figure 7. Equity and investment fund shares, or units, as well as insurance, pension and standardised guarantee schemes had a combined share of 55% in the domestic economy’s financial assets and liabilities. Asset holdings of equity and investment fund shares, or units, were concentrated in the financial and non-financial corporations sectors followed by households, with the non-financial corporations having the largest liability exposure. The ROW showed strong preference for equity and investment fund shares, or units, as these comprised 57% and 76% of their financial assets and liabilities respectively. Insurance, pension and standardised guarantee schemes account for most of households’ financial assets, with the liability against financial corporations. General government mostly funds through the issuance of debt securities and households through loans. Figure 7 Market value of total financial assets and liabilities by institutional sector and financial instrument, as at 31 December 2018 R trillions 20 15 10 5 0 Monetary gold and special drawing rights Debt securities Equity and investment fund shares or units Financial derivatives and employee stock options Currency and deposits Loans Insurance, pension and standardised guarantee schemes Other accounts receivable and/or payable * Including non-profit institutions serving households Source: SARB The evolution of financial corporations’ financial assets and liabilities by financial instrument, as shown in Figures 8 and 9, reveals that equity and investment fund shares, or units, recorded the highest average annual growth rate of about 10% from the first quarter of 2010 to the fourth quarter of 2018. Equity and investment fund shares, or units, as a share of total financial assets increased from 29% in 2010 to 33% in 2018, while that of currency and deposits, loans as well as financial derivatives and employee stock options decreased. Similarly, the share of equity and investment fund shares, or units, to total liabilities also increased from 22% to 25% over the same period, as shown in Figure 9, while that of currency and deposits, debt securities as well as financial derivatives and employee stock options decreased marginally. 92 Quarterly Bulletin December 2019 Assets Liabilities Non-financial corporations Assets Liabilities Financial corporations Assets Liabilities General government Assets Liabilities Households* Assets Liabilities Rest of the world

Figure 8 Market value of total financial assets of financial corporations by financial instrument R trillions 20 18 16 14 12 10 8 6 4 2 0 2010 2011 2012 2013 2014 2015 2016 2017 2018 Monetary gold and special drawing rights Debt securities Equity and investment fund shares or units Financial derivatives and employee stock options Currency and deposits Loans Insurance, pension and standardised guarantee schemes Other accounts receivable Source: SARB Figure 9 Market value of total liabilities of financial corporations by financial instrument R trillions 20 18 16 14 12 10 8 6 4 2 0 2010 2011 2012 2013 2014 2015 2016 2017 2018 Monetary gold and special drawing rights Debt securities Equity and investment fund shares or units Financial derivatives and employee stock options Currency and deposits Loans Insurance, pension and standardised guarantee schemes Other accounts payable Source: SARB 93 Quarterly Bulletin December 2019

The composition of households’ financial assets and liabilities remained broadly unchanged from the first quarter of 2010 to the fourth quarter of 2018, as shown in Figures 10 and 11. The average annual growth rate in households’ equity and investment fund shares, or units, currency and deposits as well as insurance, pension and standardised guarantee schemes instrument assets was between 8% and 10% over this period. Households’ loan liabilities and other accounts payable increased by, on average, 6% and 7% respectively over the same period. Figure 10 Market value of total financial assets of households* by financial instrument R trillions 10 8 6 4 2 0 2010 2011 2012 2013 2014 2015 2016 2017 2018 Equity and investment fund shares or units Financial derivatives and employee stock options Currency and deposits Insurance, pension and standardised guarantee schemes Other accounts receivable * Including non-profit institutions serving households Source: SARB Figure 11 Market value of total liabilities of households* by financial instrument R trillions 3 2 1 0 20102011 2012 2013 20142015 2016 2017 2018 Loans Other accounts payable * Including non-profit institutions serving households Source: SARB 94 Quarterly Bulletin December 2019

Transactions and revaluations in the accumulation account The change in the market value of financial assets and liabilities between opening and closing balances is explained by transactions, revaluations and other volume changes. Figure 12 Attribution of change in currency and deposit balances R billions 200 150 100 50 0 -50 -100 2010 2011 2012 2013 20142015 Revaluations 2016 2017 2018 Transactions Source: SARB The attribution of the change between the stock positions for currency and deposits13 as well as loans14 is shown in Figures 12 and 13. For both of these financial instruments, the changes from the first quarter of 2010 to the fourth quarter of 2015 mainly originated from transactions. From the first quarter of 2016 to the fourth quarter of 2018, revaluations had a larger effect due to the appreciation in the exchange value of the rand between the first quarter of 2016 and the first quarter of 2018, and its depreciation between the second and fourth quarter of 2018. 13 Currency and deposits consist of currency, transferable deposits and other deposits. 14 Loans include both short-and long-term loans. Figure 13 Attribution of change in loan balances R billions 200 150 100 50 0 -50 -100 2010 2011 2012 2013 20142015 Revaluations 2016 2017 2018 Transactions Source: SARB 95 Quarterly Bulletin December 2019

From-whom-to-whom positions An institutional sector’s financial assets and liabilities vis-à-vis a counterparty institutional sector reveal financial linkages within the economy as well as vis-à-vis the ROW. The from-whom-to-whom balanced financial asset and liability stock positions of the four domestic institutional sectors and the ROW, as at 31 December 2018, are shown in Table 4. The horizontal view (rows) shows the total financial assets of each institutional sector vis-à-vis the institutional sector against which claims are held. Similarly, the vertical view (columns) shows the counterparty breakdown of an institutional sector’s total liabilities. For example, households’ financial assets of R7.3 trillion represent a claim against financial corporations. Table 4 From-whom-to-whom market value positions of financial assets and liabilities between resident institutional sectors and the rest of the world, as at 31 December 2018 R billions Liabilities by institutional sector (vertical) 41 589 74*** * Including non-profit institutions serving households ** This value is equal to the net international investment position, excluding monetary gold, which has no counterparty classification in the financial balance sheets. *** This is the value of the monetary gold held by the SARB as at 31 December 2018; it equates to the difference between the balanced assets and liabilities, because monetary gold has no counterparty classification in the financial balance sheets. Source: SARB The net stock positions between domestic institutional sectors and the ROW derived from an analysis of the from-whom-to-whom market value positions of financial assets and liabilities depicted in Table 4, are shown in Table 5 and Figure 14. The areas of the circles in Figure 14 are proportional to the net asset and liability positions of each institutional sector, with green indicating a positive position and red a negative position. The arrows show inter-sectoral flows, with the width of the arrow proportional to the magnitude of the flow. Households were the only sector with a net asset position in the fourth quarter of 2018, while the non-financial corporations had the largest net liability position. 96 Quarterly Bulletin December 2019 Institutional sectors Non-financial corporations FinancialGeneralHouse-Rest of Total corporations government holds* the world assets Financial assets by institutional sector (horizontal) Non-financial corporations Financial corporations General government Households* Rest of the world 1371 35187743 467 4 0087 0491 7491 9893 276 9781 421801860 1 9197 2641042145 3 4041 8961 07800 5 115 18 070 2 665 9 434 6 378 41 663 Total liabilities10 44518 9823 0982 2506 888 552**

Table 5 From-whom-to-whom net stock positions between resident institutional sectors and the rest of the world, as at 31 December 2018

R billions

		Debtor sectors					
	Institutional sectors	Non-financial corporations	Financial corporations	General government	House-holds*	Rest of the world	Total
Credit sectors	Non-financial corporations	0	-2 656	-892	-1 845	63	-5 330
	Financial corporations	2 656	0	328	-5 275	1 380	-911
	General government	892	-328	0	82	-1 078	-432
	Households*	1 845	5 275	-82	0	145	7 184
	Rest of the world	-63	-1 380	1 078	-145	0	-510

* Including non-profit institutions serving households

Source: SARB

Figure 14 Network analysis of net stock positions between resident institutional sectors and the rest of the world, as at 31 December 2018



FC
HH
NFC
GG
ROW

NFC = non-financial corporations
FC = financial corporations
GG = general government
HH = households*
ROW = rest of the world
* Including non-profit institutions serving households

Source: SARB

Conclusion

The preliminary and experimental statistics analysed in this note reflect progress made with the further development of the current and capital account, the non-financial assets, and the financial account of South Africa's IEA. Future work on the establishment of the IEA will focus on closing the remaining data gaps and on the refinement of financial instrument and institutional sector measurement as well as the vertical balancing of these accounts.

Quarterly Bulletin December 2019 South African Reserve Bank 97

Note on the recent sharp increase in the unemployment rate1 By A Bosch and J C Venter2 1Unless stated to the contrary, all the statistics analysed in this note have been sourced from Statistics South Africa’s Quarterly Labour Force Survey, available at http:// www.statssa.gov.za/ publications/P0211/ P02113rdQuarter2019.pdf Introduction South Africa’s official unemployment rate increased notably to 29.0% in the second quarter of 2019 and further to 29.1% in the third quarter. These all-time highs since the inception of the Quarterly Labour Force Survey (QLFS) by Statistics South Africa (Stats SA) in 2008 attracted attention due to their magnitude and also because significant increases historically have tended to be a first-quarter phenomenon, such as in 2009, 2015 and 2016. First-quarter increases in the unemployment rate are not unusual, as many school leavers enter the labour market (i.e. start looking for employment for the first time) at the beginning of the year, unlike in the second quarter when less seasonality is present. 2The views expressed in this note are those of the authors and do not necessarily reflect those of the SARB. In the case of the three previous first-quarter examples and in the second quarter of 2019, the notable increase in the number of unemployed people was accompanied by a decrease in the not economically active population. However, the composition of the recent second-quarter decrease in the not economically active population differs as the decreases in the previous periods resulted mostly from a decline in the student category while the decrease in the second quarter of 2019 was mostly due to a decline in the number of discouraged work seekers. In the third quarter of 2019, the number of unemployed persons increased further while the number of discouraged work seekers increased only slightly, leading to a further marginal increase in the unemployment rate. This analysis will show that this anomaly could be ascribed to various developments. In the case of possible data and sampling methodology issues, an analysis of the QLFS micro-data shows that the characteristics of the sampled survey participants remained stable and, together with Stats SA’s rotating panel methodology, ruled out obvious sampling or methodological changes. A plausible explanation for the sudden and sharp increase in the unemployment rate could also be the national elections that took place in the second quarter of 2019 (8 May). Temporary jobs at the Electoral Commission of South Africa (IEC), together with election campaign-related promises of job creation, could have created optimism which enticed discouraged work seekers to actively search for work. Should this have been the case, the unemployment rate might recede somewhat during the remainder of 2019 when the unemployed again become discouraged work seekers. However, it could also be that the substantial increase in the unemployment rate, as surveyed in the second quarter of 2019, reflects the continuation of an upward trajectory over the past few years consistent with weak economic growth, subdued fixed investment and employment creation, as well as the prolonged downward phase of the business cycle. The accuracy of the official unemployment rate is corroborated by the absence of material differences when it is compared with a counterfactual unemployment rate that hypothetically assumed no increases in the new entrants, re-entrants or ‘other’ unemployed categories while retaining the observed increases in the job losers and job leavers categories in the second and third quarters of 2019. Labour market movements Labour market movements between the economically active and the not economically active populations are illustrated in the accompanying diagram. The economically active population consists of the employed and unemployed, while the not economically active population consists of those who were neither employed nor unemployed in the reference week (Stats SA, 2019). The not economically active population includes students, homemakers, those with an 98 Quarterly Bulletin December 2019 illness or disability, those too old or too young to work, discouraged work seekers and ‘other’. The unemployed category consists of those who have lost their job (job losers), job leavers, new entrants, re-entrants and ‘other’ (Stats SA, 2019). The official definition of ‘unemployed persons’ is: … those (aged 15–64 years) who: a) Were not employed in the reference week; and b) Actively looked for work or tried to start a business in the four weeks preceding the survey interview; and c) Were available for work, i.e. would have been able to start work or a business in the reference week; or d) Had not actively looked for work in the past four weeks, but had a job or business to start at a definite date in the future and were available. (Stats SA, 2019) The unemployment rate increases when people either lose or leave their jobs, or when people move from being discouraged or not economically active to being unemployed when starting to actively search for work. This note attempts to explain the loss of jobs and the sudden increase in discouraged people searching for work in the second quarter of 2019, with the situation only partially reversing in the third quarter. Discouraged work seekers, or other not economically active persons, become employed when they find a job or unemployed (according to the official definition) if they actively start searching for work in the four weeks preceding the survey interview, and are categorised as new entrants, re-entrants or ‘other’. Figure 1 Economically active versus not economically active population* + Job loser Other Re-entrant Job leaver New entrant * The arrows illustrate the directional change in the second quarter of 2019, but the flows can also occur in the opposite direction. ** These are persons aged 15–64 years who are neither employed nor unemployed in the reference week. *** A discouraged work seeker is a person who was not employed during the reference period, wanted to work, was available to work/start a business but did not take active steps to find work during the last four weeks, provided that the main reason given for not seeking work was any of the following: no jobs available in the area; unable to find work requiring his/her skills; lost hope of finding any kind of work. Source: Stats SA 99 Quarterly Bulletin December 2019 Discouraged work-seekers*** Other not economically active Employed + Unemployed Not economically active** Economically active

Data and sampling methodology issues The QLFS micro-data analysis showed that the characteristics of the survey participants had remained in the same range (both weighted and unweighted) over time, without any sudden changes in the characteristics of those sampled. Furthermore, Stats SA uses a rotating panel where, for each successive quarter of the QLFS, a quarter of the sampled dwellings is rotated out of the sample (Stats SA, 2019). Therefore, for example, between the second and third quarter of 2019, about 75% of the people interviewed remained unchanged. This suggests the likely absence of data or sampling methodology changes. Unpacking the increase in the number of unemployed people The official unemployment rate increased from 27.6% in the first quarter of 2019 to 29.0% in the second quarter, and further to 29.1% in the third quarter (not seasonally adjusted).3 This reflected an increase in the total number of unemployed people in South Africa of 455 000 between the first and the second quarter of 2019 to 6.6 million and a further 78 000 in the third quarter. Simultaneously, the number of discouraged work seekers declined markedly by 248 000 from the first to the second quarter of 2019 while increasing by only 44 000 from the second to the third quarter. 3On a seasonally adjusted basis, the unemployment rate rose from 27.4% to 28.8% and further to 28.9% over the same period. From the first to the second quarter of 2019, the unemployed category ‘other’ increased the most (181 000),4 followed by new entrants (138 000) and job losers (105 000), as shown in Figure 2. From the second to the third quarter of 2019, the unemployed category ‘other’ again showed the largest increase (72 000), followed by job losers (57 000), while new entrants decreased by 63 000. The drivers of these unemployment categories and the underlying dynamics are very different. 4This was the largest increase recorded in the ‘other’ category since 2008. Job losers are people who were previously employed (at any time during the past five years) and are captured in this survey round as having lost their job at some point during this period. This is not an ideal measure as it does not give a clear indication of exactly when these jobs were lost. New entrants are people who are entering the unemployed category for the first time, while ‘other’ comprises people who last worked more than five years ago. The total number of unemployed people according to unemployment status in the first three quarters of 2018 and 2019 is shown in Figure 2. In the third quarter of 2019, 67.0% of new entrants into the labour market that were classified as unemployed had not worked before because they were students or scholars. Re-entrants into the unemployment category were mostly those who had not worked because they were managing a home or going to school. Those in the ‘other’ category were either employed at some point (more than five years ago) or managing a home. The focus now shifts to an analysis of job losers, new entrants and ‘other’, who together were the main drivers of the increase in the number of unemployed people in the second and third quarter of 2019, with the exception of the new entrants category which declined marginally in the third quarter of 2019. The categories are profiled in terms of age group, province, education level, when last they were employed, in which industry and occupation they were last employed, as well as the duration of their unemployment. 100 Quarterly Bulletin December 2019

Figure 2 The unemployed Total unemployed Number, thousands Job losers Number, thousands 6 800 2 150 6 600 2 100 6 400 2 050 6 200 2 000 6 000 1 950 5 800 1 900 5 600 1 850 Q1Q2 2018 Job leavers Q3 Q1 Q2 2019 Q3 Q1Q2Q3 2018 New entrants Number, thousands Q1 Q2 2019 Q3 Number, thousands 320 2 650 2 600 2 550 2 500 2 450 2 400 2 350 2 300 2 250 2 200 2 150 2 100 310 300 290 280 270 260 250 Q1Q2 2018 Re-entrants Q3 Q1 Q2 2019 Q3 Q1Q2Q3 2018 Other Number, thousands Q1 Q2 2019 Q3 Number, thousands 400 1 500 1 450 350 1 400 300 1 350 250 1 300 200 1 250 150 1 200 100 1 150 50 1 100 0 1 050 Q1Q2Q3 2018 Q1 Q2 2019 Q3 Q1Q2Q3 2018 Q1 Q2 2019 Q3 Source: Stats SA 101 Quarterly Bulletin December 2019 +7 +22 +72 +181 +5 +9 +138 -63 +78 +455 +57 +105

Job losers The profile of job losers during the first three quarters of 2018 and 2019 is shown in Figure 3. Figure 3 Job losers Change by age Number, thousands 120 100 35–49 years 25–34 years 15–24 years 80 60 40 20 0 -20 -40 -60 Q1 to Q2 Q2 to Q3 Q1 to Q2 Q2 to Q3 2018 2019 Job losers Number, thousands Change by education level Number, thousands 120 100 80 60 40 20 0 -20 -40 -60 -80 2 150 Seconday completed Secondary not 2 100 Primary completed Less than primary No schooling 2 050 2 000 1 950 1 900 1 850 Q1Q2Q3 2018 Q1 Q2 2019 Q3 Q1 to Q2 Q2 to Q3 Q1 to Q2 Q2 to Q3 2018 2019 Change by time since last searching for work Number, thousands 250 200 150 100 50 0 -50 -100 -150 Q1 to Q2 Q2 to Q3 Q1 to Q2 Q2 to Q3 2018 More than 5 years 1 year–less than 3 years 6 months–less than 9 months Less than 3 months 2019 3–5 years 9 months–less than 1 year 3 months–less than 6 months Source: Stats SA 102 Quarterly Bulletin December 2019 +57 +105 Tertiary completed 50–64 years

The number of job losers increased by 105 000 between the first and the second quarter of 2019, and by a further 57 000 between the second and the third quarter. In terms of age group, the increases in both quarters were driven by the age group of 15–34 years. This suggests that more young people lost their jobs in the second and third quarter of 2019, which added to the already high youth unemployment rate in both quarters. Between the first and second quarter, there was also a sizable increase in job losers in the age group of 35–64 years (although the 35–49 years category decreased marginally again between the second and the third quarter). Across provinces, the number of job losers increased the most in KwaZulu-Natal in the second quarter of 2019 (66 000), followed by Gauteng (26 700) and the Western Cape (12 000). Further job losses were recorded in KwaZulu-Natal (30 800) and the Western Cape (19 900) in the third quarter of 2019, while the number of job losers also increased in the Eastern Cape (36 000) but decreased in Gauteng (-41 800). In terms of education level, the increase in job losers in both the second and the third quarter of 2019 was driven by job losers with less than a secondary education, a secondary education completed and, to a lesser extent, a tertiary education. In terms of time since last searching for work, more people who were interviewed in the second quarter of 2019 relative to the first quarter reported that they last searched for work three to nine months ago (increasing by 69 500), as well as those last searching between one and three years ago (increasing by 41 900). In addition, a sharp increase of 91 500 occurred among people who had lost their jobs and last searched for work between three and five years ago (long-term unemployment). This category remained at this high level in the third quarter of 2019, increasing marginally further to 284 000 from 282 900 in the second quarter. These are usually the people less likely to find employment as they have been out of the labour market for an extended period of time (Anand, Kothari and Kumar, 2016; Nonyana and Njuho, 2018). The large number of people who have not worked for between one and five years, and have now suddenly been enticed to start searching for a job, could be related to either the May 2019 elections or the impact of the prolonged period of weak economic activity on household income. Figure 4 Job losers by previous industry and occupation Industry Number, thousands Occupation* Number, thousands 500 450 400 350 300 250 200 150 800 700 600 500 400 300 200 100 50 0 100 0 2018 Q1 2018 Q2 2018 Q3 2019 Q1 2019 Q2 2019 Q3 * The category Skilled agricultural and fishery worker, was excluded due to too small values. Source: Stats SA 103 Quarterly Bulletin December 2019 Agriculture Mining Manufacturing Electricity Construction Wholesale and retail trade Transport Finance and business services Community Private household Legislature Professionals Techical, associate professionals Clerks Service workers Craft and related trades Plant and machine operators Elementary Occupation Domestic workers

Among the job losers, most reported that their previous industry of employment was wholesale and retail trade, followed by construction. In addition, increased job losses were recorded in manufacturing (especially in the second quarter of 2019), finance and business services (especially in the third quarter of 2019), and the community and personal services industry (in both the second and third quarter of 2019).

In terms of previous occupations, most job losses in 2019 were recorded in the elementary occupation category, which mostly comprises semi-skilled and unskilled workers (see Festus et al. (2015) for a breakdown of skills by occupation level), followed by craft and related trade workers and services workers. Increased job losses also occurred in the category for technical and associate professionals in the second and third quarter of 2019.

New entrants

New entrants usually comprise those that were scholars or students before entering the labour force and, more specifically, the unemployed. There was a sharp increase of new entrants who were scholars or students into the unemployed category between the first and the second quarter of 2019, although it was similar in magnitude to 2018. However, unlike in 2018, there was also a sharp increase in those who reported that they were managing a home before starting to look for work.

Figure 5 Changes in new entrants by age group and education level



Age group
Number, thousands
80
60
40
20
0
-20
-40
15-19 Years
20-24 Years
25-29 Years
30-34 Years
35-39 Years
40-44 Years
45-49 Years
50-54 Years
55-59 Years
60-64 Years
Change between 2019 Q1 and Q2
Change between 2019 Q2 and Q3
Highest educational level
Number, thousands
60
40
20
0
-20
-40
-60
No Schooling
Less than primary completed
Primary completed
Secondary not completed
Secondary completed
Tertiary

Source: Stats SA

By age group, the increase in the number of new entrants in the second quarter of 2019 was largely driven by those aged 20–34 years old (youth) and, somewhat surprisingly, also by those that are 40–49 years old. The number of new entrants in these age groups fell back slightly in the third quarter, suggesting either that these people found jobs or that their optimism waned in the third quarter, resulting in them becoming discouraged or not economically active again.

According to educational attainment, the increase in the number of new entrants into unemployment was mostly driven by increases in the groups who had less than a secondary education and those who had completed a secondary education, followed by those with a tertiary education. These groups all receded again in the third quarter.

104

South African Reserve Bank Quarterly Bulletin December 2019

Figure 6 Change in new entrants by province Number, thousands 100 80 60 40 20 0 -20 -40 -60 Western Eastern NorthernFree KwaZulu-North Gauteng Mpuma-Limpopo CapeCapeCapeStateNatalWest langa Source: Stats SA The increase in the number of new entrants in the second quarter of 2019 was driven by Gauteng (82 600), the North West province (55 900), Limpopo (32 900) and Mpumalanga (25 200). This suggests that new entrants thought they could find work in these provinces. The subsequent decrease in the number of new entrants in these provinces in the third quarter suggests either that they found work (which is unlikely in the current economic environment) or that they realised that their optimism around the time of the election was misplaced and they became discouraged or not economically active again. The ‘other’ unemployment category The category ‘other’ under unemployment only consists of people who have been unemployed for five years or longer. In the second quarter of 2019, large increases occurred in almost all the age groups, especially for those 35–44 years old. In the third quarter of 2019, there was also a large increase in the number of unemployed in this category for those 45–49 years old. Figure 7 ‘Other’ unemployment by age group and eduction level Age group Number, thousands Highest eduction level Number, thousands 800 350 700 300 600 250 500 200 400 150 300 100 200 50 100 0 0 2019 Q1 2019 Q2 2019 Q3 Source: Stats SA 105 Quarterly Bulletin December 2019 15–19 Years 20–24 Years 25–29 Years 30–34 Years 35–39 Years 40–44 Years 45–49 Years 50–54 Years 55–59 Years 60–64 Years No Schooling Less than primary completed Primary completed Secondary not completed Secondary completed Tertiary Change between 2019 Q1 and Q2 Change between 2019 Q1 and Q3

The increase in the ‘other’ category in the second quarter of 2019 occurred mostly among those with less than a secondary education, a secondary education completed and, to some extent, a tertiary education. In the third quarter, the number of those who were unemployed in these education categories either remained at these high levels or increased further. The increase in the number of ‘other’ unemployed was fairly widespread across the different provinces but most pronounced in Gauteng. Figure 8 ‘Other’ unemployment by province Number, thousands 700 2019 Q1 600 500 400 300 200 100 0 Western Eastern NorthernFree KwaZulu-North CapeCapeCapeStateNatalWest Gauteng Mpuma-Limpopo langa Source: Stats SA Discouraged work seekers The number of discouraged work seekers declined sharply by 248 000 from the first to the second quarter of 2019 – the largest quarterly decrease since the inception of the QLFS in 2008. A large part of this drop in discouraged work seekers can possibly be ascribed to optimism linked to the May 2019 elections. However, in the aftermath of the elections, the number of discouraged work seekers increased by only 44 000 in the third quarter of 2019. Figure 9 Number of discouraged work seekers Number, thousands 3 050 3 000 2 950 2 900 2 850 2 800 2 750 2 700 2 650 2 600 Q1 Q2 2018 Q3 Q1 Q2 2019 Q3 Source: Stats SA 106 Quarterly Bulletin December 2019 2019 Q2 2019 Q3

The decrease in the number of discouraged work seekers in the second quarter of 2019 occurred across most of the age groups, but primarily among the 20–24-year-olds who thought it was an opportune time to start searching for work. In the third quarter, the number of discouraged work seekers either remained unchanged or increased in most of the age groups (except for those aged 15–19 years and 40–49 years). Figure 10 Discouraged work seekers by age group and education level Age group Number, thousands Highest education level Number, thousands 800 1 600 700 1 400 600 1 200 500 1 000 800 400 600 300 200 400 100 200 0 0 2019 Q1 2019 Q2 2019 Q3 Source: Stats SA The decrease in the number of discouraged work seekers in the second quarter of 2019 was most pronounced for those with an uncompleted secondary education, followed by a marginal increase in the third quarter. Figure 11 Discouraged work seekers by province Number, thousands 900 2019 Q1 800 2019 Q2 2019 Q3 700 600 500 400 300 200 100 0 Western Eastern CapeCape NorthernFree KwaZulu-North CapeStateNatalWest Gauteng Mpuma-Limpopo langa Source: Stats SA 107 Quarterly Bulletin December 2019 15–19 Years 20–24 Years 25–29 Years 30–34 Years 35–39 Years 40–44 Years 45–49 Years 50–54 Years 55–59 Years 60–64 Years No Schooling Less than primary completed Primary completed Secondary not completed Secondary completed Tertiary

The second-quarter decline in the number of discouraged work seekers was predominantly in Limpopo, the North West, KwaZulu-Natal and Gauteng, followed by a marginal increase in the same provinces in the third quarter of 2019. In the second quarter of 2019, there was also a decrease in the number of people who had not searched for work previously because they had believed that there were no jobs available in their area. This category subsequently increased again somewhat in the third quarter. This suggests that there was an increase in the number of people actively searching for work in the second quarter of 2019 (who joined the unemployed from the discouraged) who had not searched for a job previously because they had been of the opinion that there were no jobs available in their area. Counterfactual unemployment rate A hypothetical unemployment rate was calculated based on the official definition of unemployment to assess whether the second quarter’s official unemployment rate was a true reflection of unemployment. The counterfactual unemployment rate assumed that the new entrants, re-entrants and ‘other’ categories of unemployment remained unchanged from the first to the second quarter of 2019, while the increase in the number of both job losers and job leavers in the second and third quarters of 2019 was retained. The counterfactual unemployment rate in the second quarter of 2019 would have been 27.9% (compared with the official rate of 29.0%) – at the time still the highest rate since the inception of the QLFS in 2008. The same methodology for the third quarter of 2019 rendered a counterfactual unemployment rate that was the same as the official unemployment rate of 29.1%, as there were further job losses and job leavers, and slightly more people who had become discouraged again. The accuracy of the official unemployment rate is corroborated by the absence of material differences when it is compared with the counterfactual unemployment rate. Figure 12 Official and counterfactual unemployment rate Per cent 30 29 28 27 26 Q1 Q2 Q3 Q4 Q1 Q2 2019 Q3 2018 Sources: Stats SA and SARB 108 Quarterly Bulletin December 2019 Official Counterfactual

Conclusion Recently, South Africa’s official unemployment rate increased significantly from 27.6% in the first quarter of 2019 to an all-time high of 29.0% in the second quarter, and further to 29.1% in the third quarter. This was mostly driven by increases in the number of job losers, new entrants and the ‘other’ category of unemployed people as well as a marked decrease in the number of discouraged work seekers as people started to actively search for work, which increased the number of unemployed. Considering the soundness of the methodology underlying the QLFS and the related micro-data ruling out obvious sampling or methodological changes, and with the counterfactual unemployment rate also confirming the accuracy of the official unemployment rate in the second and third quarter of 2019, other explanations were sought. A partial plausible explanation for the sudden increase in the unemployment rate could be related to people searching for work given the possibility of obtaining temporary IEC jobs, together with election-related expectations of job creation. Nevertheless, the high level of unemployment in South Africa requires urgent economic and labour market policy reforms. 109 Quarterly Bulletin December 2019

References

Anand, R, Kothari, S and Kumar, N. 2016. *'South Africa: labor market dynamics and inequality'. International Monetary Fund Working Paper No. 16/137,* July: International Monetary Fund.

Festus, L, Kasongo, A, Moses, M and Yu, D. 2015. *'The South African labour market, 1995–2013' Working Paper No. 493,* February: Economic Research Southern Africa.

Nonyana, J Z and Njuho, P M. 2018. 'Modelling the length of time spent in unemployment state in South Africa'. *South African Journal of Science 114(11/12), article 4313: 1–7.*

Statistics South Africa. 2019a. *Quarterly Labour Force Survey. Quarter 2: 2019. P0211.* Pretoria: Statistics South Africa.

Statistics South Africa. 2019b. *Quarterly Labour Force Survey. Quarter 3: 2019. P0211.* Pretoria: Statistics South Africa.

110

South African Reserve Bank Quarterly Bulletin December 2019

Notes to tables Money market and related interest rates – Table S–30 The interest rates for South African Reserve Bank (SARB) debentures of 7 days and 3x6-month forward rate agreements are now included in the statistical table KB130 for other money market interest rates on page S–30 and those on SARB debentures of 28 days and 56 days discontinued following a long period of inactivity. 111 Quarterly Bulletin December 2019

Abbreviations

Alsi	All-Share Price Index
BER	Bureau for Economic Research
BPM6	*Balance of Payments and International Investment Position Manual – Sixth Edition (BMP6)*
CBOE	Chicago Board Options Exchange
CIT	corporate income tax
COICOP	classification of individual consumption by purpose
CPD	Corporation for Public Deposits
CPI	consumer price index
EMBI+	Emerging Markets Bond Index Plus
EPWP	Expanded Public Works Programme
FAO	Food and Agriculture Organization
Fed	United States Federal Reserve
FNB	First National Bank
FRA	forward rate agreement
FX	foreign exchange
GDE	gross domestic expenditure
GDP	gross domestic product
GVA	gross value added
IAS	International Accounting Standard
IEA	integrated economic accounts
IEC	Electoral Commission of South Africa
IFRS	International Financial Reporting Standard
IIP	international investment position
IMF	International Monetary Fund
IPP	Independent Power Producer
Jibar	Johannesburg Interbank Average Rate
JSE	JSE Limited
MBSA	Master Builders South Africa
Moody's	Moody's Investor Services
MPC	Monetary Policy Committee
MTBPS	*Medium Term Budget Policy Statement*
NEER	nominal effective exchange rate
PGMs	platinum group metals
PIC	Public Investment Corporation
PIT	personal income tax
QES	*Quarterly Employment Statistics*
QLFS	*Quarterly Labour Force Survey*

112 South African Reserve Bank Quarterly Bulletin December 2019

REER	real effective exchange rate
ROW	rest of the world
S&P	Standard & Poor's
Sabor	South African Benchmark Overnight Rate
SACU	South African Customs Union
SAGIS	South African Grain Information Service
SNA	System of National Accounts
SOC	state-owned company
Stats SA	Statistics South Africa
TB	Treasury bill
UK	United Kingdom
US	United States
VAT	value-added tax
VIX	Volatility Index
WEO	*World Economic Outlook*

Quarterly Bulletin December 2019 South African Reserve Bank 113